Exhibit 99.2

DISCLOSURES REGARDING Stagwell Inc. and Midas OpCo Holdings LLC

This disclosure contains forward-looking statements. Statements in this disclosure that are not historical facts, including statements about our beliefs and expectations, recent business and economic trends, potential acquisitions, and estimates of amounts for redeemable noncontrolling interests and deferred acquisition consideration constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in this disclosure. See the Annual Report on Form 10-K for the year ended December 31, 2020, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Stagwell Subject Entities” in this disclosure. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events, if any.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Such risk factors include, but are not limited to, the following:

•	risks associated with international, national and regional unfavorable economic conditions that could affect the Company or its clients, including as a result of COVID-19;

•	the effects of the outbreak of COVID-19, including the measures to reduce its spread, and the impact on the economy and demand for our services, which may precipitate or exacerbate other risks and uncertainties;

•	an inability to realize expected benefits of the Transactions or the occurrence of difficulties in connection with the Transaction;

•	adverse tax consequences in connection with the Transactions for the Company, its operations and its shareholders, that may differ from our expectations, including that future changes in tax law, potential increases to corporate tax rates in the United States and disagreements with the tax authorities on our determination of value and computations of tax attributes may result in increased tax costs;

•	the occurrence of material Canadian federal income tax (including material “emigration tax”) as a result of the Transactions;

•	the impact of uncertainty associated with the Transactions on the Company’s businesses;

•	direct or indirect costs associated with the Transactions, which could be greater than expected;

•	risks associated with severe effects of international, national and regional economic conditions;

•	the Company’s ability to attract new clients and retain existing clients;

•	the spending patterns and financial success of the Company’s clients;

•	reduction in client spending and changes in client advertising, marketing and corporate communications requirements;

•	financial failure of the Company’s clients;

•	the Company’s ability to retain and attract key employees;

•	the Company’s ability to achieve the full amount of its stated cost saving initiatives;

•	the Company’s implementation of strategic initiatives;

•	the Company’s ability to remain in compliance with its debt agreements and its ability to finance its contingent payment obligations when due and payable, including but not limited to those relating to redeemable noncontrolling interests and deferred acquisition consideration;

•	the Company’s compliance with laws, regulations and enforcement activities that affect our industry;

•	the successful completion and integration of acquisitions which complement and expand the Company’s business capabilities;

•	the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures;

•	the Company’s ability to protect, enforce and defend our intellectual property rights; and

•	foreign currency fluctuations.

Overview

This offering is being conducted in connection with and following the combination of the businesses of MDC Partners Inc. (“MDC”) and the operating businesses and subsidiaries (the “Stagwell Subject Entities”) of Stagwell Media LP (“Stagwell Media”). Pursuant to the Transactions (as defined herein) Stagwell Media contributed (i) the Stagwell Subject Entities to the Issuer in exchange for certain equity interests of the Issuer and (ii) $1,800 in cash to Stagwell Inc. in exchange for Class C common shares of Stagwell Inc. As part of the Transactions, MDC redomiciled as a Delaware corporation and merged (the “Merger”) with and into MDC Merger Sub 1 LLC (“Merger Sub”). In connection with the Merger, the separate corporate existence of Merger Sub ceased and the Issuer continued as the surviving company and a wholly-owned subsidiary of MDC Stagwell Holdings Inc. (the public company successor to MDC following the Merger). Upon the contribution of the Stagwell Subject Entities to the Issuer, MDC Stagwell Holdings Inc. was renamed Stagwell Inc.

References in this disclosure to “the Issuer,” “we,” “our,” and “us” and refer to Midas OpCo Holdings LLC and its consolidated subsidiaries, except as otherwise indicated or the context otherwise requires. References to “the Company” are to the post-Transactions combined company, Stagwell Inc., and its consolidated subsidiaries and references to “Stagwell Inc.” refer to Stagwell Inc., a Delaware corporation and the Issuer’s parent company only and not any of its subsidiaries. We are the result of a recent series of transactions that combined the business of MDC with the Stagwell Subject Entities. References in this offering circular to “Partner Firms” generally refer to the Company’s subsidiary agencies. It is currently anticipated that, prior to the issuance of the Notes, the name of the Issuer will be changed.

On December 21, 2020, MDC and Stagwell Media entered into a definitive transaction agreement (as amended on June 4, 2021 and July 8, 2021, the “Transaction Agreement”) providing for the combination of MDC with the Stagwell Subject Entities through a series of steps and transactions as described in the Transaction Agreement and further in the section entitled “–The Transactions” of this offering circular. The Transactions (as defined below) were consummated on August 2, 2021.

The combination of MDC with the Stagwell Subject Entities is intended to build a holding Company positioned to transform marketing. The Company aims to deliver scaled creative performance for some of the world’s most ambitious brands, connecting creativity with leading-edge technology to harmonize the art and science of marketing. Led by entrepreneurs, the Company’s more than 12,000 specialists in over 30 countries strive to drive effectiveness and improve business results for their clients.

Over the last 15 years, marketing was characterized by television and brand advertising targeted to many through scale and reach. Since that time, a significant majority of overall growth in the industry has come from the expansion of digital marketing with the creation and growth of digital/social media platforms including: Facebook, Google, Twitter, Snapchat, LinkedIn and TikTok. Furthermore, the ability of consumers to purchase products through online channels (e-commerce) either on digital platforms like Amazon or on retailers’ own websites has allowed marketers to create their own relationships with customers.

With 21st century technical and digital know-how across Stagwell Inc. (the “Company”), we believe we are positioned to take advantage of the continued disruption sweeping the marketing universe. The goal in the current market is for marketers, based on the ability to leverage various types of customer data, to target the right ads and content to the right people at the right time. With the creative assets at MDC and the digital expertise at Stagwell, we believe the Company is positioned to play a strong role in disrupting the legacy holding company model based on this new digital paradigm when the competition is still very much reliant on the marketing model of the past.

On a combined basis, the Company would have had Adjusted EBITDA of $408 million for the twelve months ended June 30, 2021 assuming $30 million of targeted synergies. Adjusted EBITDA is not a pro forma measure in accordance with Article 11 of Regulation S-X. Stagwell Adjusted EBITDA is calculated using a different methodology than the methodology used to calculate Adjusted EBITDA in the S-4 registration statement.

Our Industry

Competition

In the competitive, highly-fragmented marketing and communications industry, both MDC and the Stagwell Subject Entities compete for business and talent with the operating subsidiaries of large global holding companies such as Omnicom Group Inc., Interpublic Group of Companies, Inc., WPP plc, Publicis Groupe SA, Dentsu Inc. and Havas SA, numerous independent agencies that operate in multiple markets, as well as consultancies like Accenture and Deloitte, tech platforms, media companies and other services firms that have begun to offer marketing-related services. Following the Transactions, the Company is in a position to address some of the competitive factors through its increased digital media platform as well as shifting the geographic focus.

The Company’s agencies must compete to maintain existing client relationships and to obtain new clients and assignments. A key to the Company’s agencies’ ability to do this effectively is providing clients with disruptive marketing ideas and strategies that are focused on increasing clients’ revenues and profits. Existing and potential clients include multinational corporations and national companies with mid-sized to large sized marketing budgets. The Company also benefits from cooperation among its entrepreneurial agencies through referrals and the sharing of both services and expertise, which enables the Company to serve clients’ varied marketing needs around the world by crafting custom integrated solutions.

The Company’s ability to compete for new clients is affected in some instances by clients’ policies of not permitting agencies to represent competitive accounts in the same market. In most cases, however, the Company’s consistent maintenance of separate, independent operating agencies has enabled the Company to represent competing clients across its network.

Industry Trends

There are several recent economic and industry trends that affect or may be expected to affect the Company’s results of operations, most notably the business and consumer behavior changes driven by the COVID-19 pandemic. Historically, television advertising has been the primary service provided by the marketing communications industry. However, as clients aim to establish one-to-one relationships with customers, and more accurately measure the effectiveness of their marketing expenditures, specialized and digital communications services, as well as data and analytics services, are consuming a growing portion of marketing dollars. Over the last year, digital transformation has been meaningfully accelerated, with businesses across all categories relying on the strength of their e-commerce and digital experiences. The Company believes these accelerated changes in the way consumers interact with media and brands are increasing the demand for a broader range of non-advertising marketing communications services (such as user experience design, digital products, artificial intelligence, augmented reality, product innovation, direct marketing, sales promotion, interactive, mobile, strategic communications, research and public relations), which the Company expects could have a positive impact on its results of operations. There has been significant growth in marketing communications and public relations with the heightened importance of reputation and growth in Environmental, Social and Governance (“ESG”) and special situations work. Research has been growing at increased rates during 2021 to date as compared to 2020 as theatrical entertainment and in-person movie watching—key drivers of the Company’s Research-Technology segment—begin to rebound from the COVID-19 pandemic.

In addition, the rise of technology and data solutions have rendered scale less crucial than it once was in areas such as media buying, as smaller firms can reach further through digital platforms, creating significant opportunities for agile and modern players. In the past, creative advertising was separated from media but given the growth of digital platforms, global marketers now demand breakthrough and integrated creative ideas with the media that delivers them. Digital e-commerce, fundraising, influencer and performance marketing are poised for growth as customers are continuously looking towards online platforms. Combined with the fragmentation of the media landscape, these factors provide new opportunities for mid-sized communications companies like those in the Company’s network. In addition, marketers now require even greater speed-to-market to drive financial returns on their marketing and media investment, causing them to turn to nimble, entrepreneurial and collaborative firms like the Company’s agencies.

During 2020, advertisers significantly decreased spend through traditional channels, which contracted 15.7%. However, overall ad spending only declined by 1.2% as digital ad spending grew 12.7% versus 2019. Digital ad spending is expected to increase by 20.4% in 2021 compared to $455.3 billion in 2020, according to the eMarketer report from June 6, 2021, due to several factors, including economic recovery from the COVID-19 pandemic, stronger-than-ever organic drivers, such as consumer shifts toward social media and digital video, digital marketing, and international sports events. Total media and ad spending is expected to reach $747.6 billion, reflecting a 15.1% growth rate in 2021 from 2020 according to the June 6, 2021 eMarketer report. Digital ad spending’s percentage of total media ad spending is expected to increase to nearly 68% by 2025 according to the June 6, 2021 eMarketer report.

Rapidly evolving consumer preferences toward modern digital media have produced a significant shift away from legacy media channels, which we believe hinders large agency holding companies that are slower to adapt to more dynamic marketing trends. Adults interact with media each day, particularly digital media; U.S. consumers have increased the amount of time they spend with media each day by approximately one hour to an average of 13 hours and 21 minutes per day from 2019 to 2020 according to the June 6, 2021 eMarketer report. Digital media specifically saw significant gains and this trend is expected to accelerate as increasing consumer expectations for personalized content will continue to shift marketing budgets towards digital media channels that are able to create seamless, customized brand experiences across all consumer touchpoints. Consumers are expected to spend more time with digital media on devices like smartphones versus traditional televisions or laptops as was customary in the past. Digital formats for both video and audio will continue to play a significant role as podcasts and video services maintain the popularity gains seen throughout 2020.

Combined Company’s Competitive Strengths

We believe the Company will benefit significantly from the following competitive strengths:

Enhanced Market Position and Improved Global Scale

The combination of MDC and the Stagwell Subject Entities creates a technology-enabled marketing services organization that represents a top ten advertising holding company based on revenue, that brings together talent and technology. The Company will offer a significantly expanded suite of high-growth digital services with new revenue streams from expanded digital and technology products based on digital transformation projects, and proprietary data, insights and analysis. The Company benefits from multiple channels of organic growth with a target of (i) 10%–15% annual digital marketing growth and complementary capabilities and (ii) over 9% total annual revenue growth including new products and acquisitions.

Much of the growth and focus for the Company will be driven by the digital services channel as it is the fastest growing channel of the marketing and advertising sector. As a combined entity, the Company will have four times more revenue from Digital Services than the MDC Legacy Business in 2019, as the Digital Services segment will represent 38% of the Company pro forma for the Transactions versus 9% of the MDC Legacy Business in 2019. The Digital Services segment was contributed to the Company primarily from the Stagwell Subject Entities and includes brands that support the delivery of content, commerce, service and sales using online channels. These brands create websites, back-end systems and other digital environments allowing consumers to engage with brands using search engine optimization, search engine marketing, influencer and affiliate marketing, email marketing, customer relationship management and programmatic advertising. Brands represented by the Digital Services segment include Code and Theory, Forward PMX Group, MMI Agency, Stagwell Technologies, Multiview, Targeted Victory, Instrument, YML, GALE and Kenna.

Pro forma for the Transactions, the Company will have nearly 40% of its revenue from high growth digital services, making it well suited to ride the wave of digital transformation:

In addition to a concentration in the fastest growing areas of marketing, the Company will boast global scale that will allow it to compete for the largest marketing contracts available. Including affiliates, at the time of the Transactions, the Company has a presence in 80 cities across 32 countries with over 10,700 employees.

Affiliates allow the Company to embed local talent into global and local engagements – this allows the Company to think globally and act locally at the same time. The affiliate program identifies agencies, tech companies and marketing services firms to bring talent and new capabilities into the already diverse network. Not only does this strategic approach allow the Company to work with agility around the world, we believe it is a better way to get top talent engaged no matter the market. Where both the MDC Legacy Business and the Stagwell Subject Entities already maintained a presence (e.g., New York City, Los Angeles, Paris and London), the Affiliate program creates a stronger local player in those markets, providing for additional potential to obtain market share in these markets.

Innovative Services for Some of the Most Recognizable Brands

The Company now includes renowned brands including:

•	Creative agencies such as 72 and Sunny, Anomaly, CPB, Doner and Forsman & Bodenfors;

•	Cutting edge digital transformation firms including Code and Theory, YML and Instrument;

•	Media, technology and data powerhouses Assembly, Forward PMX and GALE;

•	Public relations leaders Allison+Partners, SKDK and Hunter; and

•	Market research firms The Harris Poll and NRG.

Together, the Company offers the kind of scale and greater performance marketing that we believe today's clients are seeking, the strong combination of award-winning talent and creativity as well as the data and technology platform that can get the right advertisement to the right person at the right time.

The combined Company offers a way for brands to shift how they think about marketing, and what marketing can achieve:

Featured capabilities for the company include creativity, brand strategy, market research, media, technology, public affairs, crisis management, public relations, production, influencer, multicultural, experiential, ecommerce, CRM, digital advocacy, consumer insights and performance marketing. In combination, this produces a compelling set of accomplishments for brands to hire:

One sign of the Company’s strongest market positions is the large, high quality portfolio of clients across diverse end markets. The Company serves approximately 4,000 clients across diverse industries, including some of the world’s most notable blue chip global brands, as well as thousands of small and medium-sized business (“SMB”) clients.

The Company’s distinct agency structure allows it to work with clients within the same business sector through independent agencies, tailoring custom marketing companies to meet their needs, as well as maintain a diversified client base by sector. This further complements the Company’s diversified customer base, in which the combined Company does not have a single client representing more than 5% of its consolidated revenue. Currently, many of the Company’s largest clients are served by multiple brands or agencies in its portfolio across multiple advertising and marketing disciplines, thereby providing a further layer of diversity and reduced financial risk.

Strong Margin Profile and Robust Free Cash Flow Generation

The Company’s business model has attractive cash flow characteristics that enable us to fund our growing business. Specifically, the Company has strong Adjusted EBITDA margins with near-term opportunities for expansion, and the Company’s business operates with a high percentage of variable costs and low levels of capital investment given that its operations are primarily a people-based service business. The Company is targeting a consolidated leverage ratio of approximately 3.0x in the near-to-medium term after giving full effect for run-rate synergies. The Company is continuously focused on optimizing its operations to maximize cash generation as it views cash generation to be the best metric by which to generate value for its stakeholders.

Experienced Management Team with Proven Track Record

The Company is led by a proven team of seasoned executives who have a long-term track record of success in the advertising industry. Mark Penn assumed the position of Chairman and CEO of MDC in 2019, roles he maintains today for the Company. Mr. Penn brings a reputation as a portfolio builder and previously served as EVP & Chief Strategy Officer at Microsoft, running Microsoft’s $2 billion advertising budget and working on the corporation’s most difficult challenges like the revitalization of Bing.

Prior to Microsoft, Penn served as CEO of Burson-Marsteller from 2006–2012, running the global PR and public affairs firm with an 80+ market footprint and tripling profits over his tenure. Penn has served numerous corporate and political clients in his career including Hillary Clinton and Tony Blair. In addition to Mark Penn, the leadership team includes President Jay Leveton (previously a partner in Stagwell), CFO Frank Lanuto (previously CFO of MDC) and COO Ryan Greene (previously CFO of the Stagwell Group). The leadership combination from both legacy businesses will not only maintain continuity going forward but also position the Company for combined growth given these leaders’ intimate knowledge of the businesses.

The Company’s management team has successfully demonstrated an ability to efficiently operate, manage and grow a profitable portfolio of diverse advertising businesses through periods of dramatic changes in consumer behavior and technological advancement, and through economic cycles. The team has a successful track record of investing, acquisition execution, and integration as well as recruiting and retaining key talent that drive the Company’s operating businesses. In turn, the Company’s agencies are run by some of the most successful and recognized entrepreneurs in the industry.

Our Strategy

The key elements of the Company’s strategy include:

Growth Strategy

The Company has a plan to grow from approximately $2.1 billion to $3 billion in revenue that is targeted by 2025, including potential acquisitions, growth of approximately $325 million, potential combined organic revenue growth of approximately $500 million and potential new products and digital revenue streams of approximately $50 million. Pro forma for the Transactions, the Company is targeting 5% of annual organic sales growth. The Company aims to transform the marketing services industry from the way it partners with clients to the business solutions that it provides. The Company has a goal to focus on companies operating in the high-growth digital service areas. The Company aims to grow its blue-chip client base as it offers services to top corporations in all verticals.

The company has four key growth drivers.

First, Digital Transformation. The Company is already concentrated (nearly 40%) in high growth areas of digital marketing. Continuing to invest in key digital companies like Code and Theory, Instrument and YML will provide substantial growth to the portfolio. In addition, continued M&A in digital transformation and digital media buying will bolster existing assets. Key areas the Company is targeting for internal investment and acquisition include:

•	Digital Transformations:

o	Platform / Application Development

o	E-Commerce

o	Cloud Integration

o	Customer Experience

•	Digital Media Buying:

o	Established : Search Engine Marketing / Search Engine Optimization / Display

o	Emerging: Social / Amazon / Walmart / OTT / First Party Data / Owned Media Management

In addition to driving topline growth, the Company will expand its global development offering. The Company currently is home to approximately 1,000 engineers globally with different specialties and operating in different time zones. By continuing to expand its developer base and move some development operations to a shared team, the Company will improve efficiency, deliver best-in-class development across platforms and be able to work more consistently across time zones.

Second, Scaled Creative Performance. With the Company managing $4.4 billion of media spend, the Company will be able to eliminate the artificial silo between brand marketing and performance media. The recently-announced Stagwell Media Network includes leading multichannel agencies Assembly, Forward PMX, MMI Agency, Media Kitchen, and Grason, creative consultancy GALE, B2B specialist Multiview, and transcreation agency Locaria. The network will offer marketers a more dynamic partner for global B2B and B2C solutions spanning data, technology, media and creativity aimed at accelerating business growth for brands worldwide.

One of the key ways the Company’s media offering will succeed is through its media-agnostic approach. The Company’s media firms are digital-first, meaning they are not beholden to legacy television and offline contracts that require inventory to be used regardless of what is best for the client. This means being able to provide solutions leveraging digital technologies and media in addition to traditional media advertising, and as the rise of new media adds to the complexity of the advertising landscape, the Company believes its media-agnostic approach becomes even more advantageous.

Third, Rolling Out New SaaS Digital Marketing Products. The Company will not just sell digital marketing services – it will develop its own Products from cookie-less data platforms for advanced audience targeting and activation to innovative applications of text messaging for consumer engagement. The Company is creating new, recurring, high-value revenue streams based on its client base, industry expertise, and engineering heft. These new revenue streams are expected to drive $75 million of incremental, primarily recurring revenue over time.

Below is an overview of the Company’s proprietary tech-enabled Products:

Fourth, Competing for and Winning Large, Global Marketing Contracts. While the top four marketing holding companies have historically had a stranglehold on these opportunities, with this combination the Company can create global teams with the potential to win contracts worth tens of millions of dollars. The Company’s expanded global scale via Affiliates bolsters this growth. In stark contrast to the outdated model pursued by many of the Company’s competitors whereby they are left with overbuilt and inefficient brick-and-mortar offices across the globe, the Company’s Affiliates program efficiently drives market share growth with both existing clients and helps win new business.

The Company already has a record of jointly won pitches, with Doner and Code and Theory, including unseating a decades-long incumbent at a Fortune 100 company as well as recent media buys for hundreds of millions of dollars generated by some of the Stagwell Subject Entities.

In addition to competing for new global marketing contracts, the global team is a key contributor to growing existing accounts, which improves client retention.

Realize Cost Synergies and Drive Efficiencies

The Company expects to drive significant long-term operating efficiencies from the Transactions with an expected $30 million in annualized gross cost synergies. The Company expects that synergies will be quickly implemented, with 90% of expected run-rate synergies expected to be achieved within 24 months ahead of 100% realization by the end of 36 months. The Company expects that synergies will come from a variety of areas, with approximately 32% of synergies coming from the elimination of redundancies in the media segment, followed by 16% in shared services, 12% in research, and 10% from content production being recaptured internally

Management estimates the cost to achieve synergies will be approximately $24 million, or 80% of the annual run rate synergies. A majority of the spend will fund personnel restructuring charges as well as system implementation costs, which will include global accounting, human resource management, and other centralized back-office systems. These costs will be incurred during the 36-month implementation period.

Risk Factors

Risks Related to the Company

The Stagwell Subject Entities are subject to similar business risks as MDC.

The Stagwell Subject Entities concentrate their business activities in services that are similar or adjacent to MDC’s and therefore are affected by many of the same economic conditions and similar risk that MDC faces in its business operations. The Company is subject to the same risks that MDC and the Stagwell Subject Entities previously faced and in some cases those risks may be increased by the operations of the Company.

The Company competes for clients in highly competitive industries.

The Company operates in a highly competitive environment in an industry characterized by numerous advertising and marketing agencies of varying sizes, with no single advertising and marketing agency or group of agencies having a dominant position in the marketplace. Even following the Transactions, the Company is smaller than several of its larger industry competitors. Competitive factors include creative reputation, management, personal relationships, quality and reliability of service and expertise in particular niche areas of the marketplace. In addition, because an agency’s principal asset is its people, barriers to entry are minimal, and relatively small agencies are, on occasion, able to take all or some portion of a client’s business from a larger competitor.

While many of the Company’s client relationships are long-standing through MDC or the Stagwell Subject Entities, companies put their advertising and marketing services businesses up for competitive review from time to time, including at times when clients enter into strategic transactions or experience senior management changes. To the extent that the Company fails to maintain existing clients or attract new clients or if we fail to meet marketing performance target or other client expectations, the Company’s business, financial condition, operating results, and cash flows may be affected in a materially adverse manner.

The Company’s business could be adversely affected if it loses key clients.

The Company’s strategy has been to acquire ownership stakes in diverse marketing communications businesses to minimize the effects that might arise from the loss of any one client. The loss of one or more clients could materially affect the results of the individual agencies and the Company as a whole.

A significant reduction in spending on our services by our largest clients, or the loss of several of our largest clients, could have a material adverse effect on our business, results of operations and financial position.

The Company’s ability to generate new business from new and existing clients may be limited.

To increase its revenues, the Company needs to obtain additional clients or generate demand for additional services from existing clients. The Company’s ability to generate initial demand for its services from new clients and additional demand from existing clients is subject to such clients’ and potential clients’ requirements, pre-existing vendor relationships, financial conditions, strategic plans and internal resources, as well as the quality of the Company’s employees, services and reputation and the breadth of its services. To the extent the Company cannot generate new business from new and existing clients due to these limitations, the Company’s ability to grow its business and to increase its revenues will be limited.

The Company’s business and results of operations have been adversely affected and could in the future be materially adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic is adversely impacting, and is expected to continue to adversely impact, our business and results of operations.

As part of efforts to contain the spread of COVID-19, governmental authorities have imposed various restrictions, such as travel bans, stay-at-home orders and quarantines, social distancing measures and temporary business closures. COVID-19 and the actions taken by governments, businesses and individuals in response to the pandemic have resulted in, and are expected to continue to result in, a substantial curtailment of business activities, weakened economic conditions, and significant economic uncertainty.

Many clients have responded to weak economic and financial conditions by reducing their marketing budgets, thereby decreasing the market and demand for our services. This is adversely impacting and is expected to continue to adversely impact our business and results of operations. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Stagwell Subject Entities” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the MDC 2020 Annual Report, the MDC 2021 Q1 Report and the MDC 2021 Q2 Report.

We are also facing increased operational challenges as we take measures to support and protect employee health and safety, including limiting employee travel, closing offices, and implementing work-from-home policies for employees. In particular, our remote work arrangements, coupled with stay-at-home orders and quarantines, pose new challenges for our employees and our IT systems and extended periods of remote work arrangements could strain our business continuity plans and introduce operational risk, including but not limited to cybersecurity and IT systems management risks.

The effects of the COVID-19 pandemic may also limit the resources afforded to or delay the implementation of our strategic initiatives and make it more difficult to develop and market innovative services. If our strategic initiatives are delayed or otherwise modified, such initiatives may not achieve some or all of the expected benefits, which could adversely impact our competitive position, business, results of operations and financial condition. The impact of the COVID-19 pandemic has also exacerbated and may continue to exacerbate other risks discussed herein, any of which could have a material effect on us. This situation is changing rapidly and additional impacts may arise that we are not aware of currently.

The Company’s business could be adversely affected if it loses or fails to attract or retain key executives or employees and if it cannot successfully integrate the businesses of MDC and the Stagwell Subject Entities.

Employees, including creative, research and data acquisition, analytics and data science, media, technology development, content development, account and practice group specialists, and their skills and relationships with clients, are among the Company’s most important assets. An important aspect of the Company’s competitiveness is its ability to retain key employee and management personnel. Compensation for these key employees is an essential factor in attracting and retaining them, and the Company may not offer a level of compensation sufficient to attract and retain these key employees. If the Company fails to hire and retain a sufficient number of these key employees, it may not be able to compete effectively. Management succession at our agencies is very important to the ongoing results of the Company because, as in any service business, the success of a particular agency is dependent upon the leadership of key executives and management.

In addition, the combination of the independent businesses of MDC and the Stagwell Subject Entities in connection with the Transactions is complex, costly and time-consuming and may divert significant management attention and resources and disrupt the Company’s business. The risks and difficulties of integration include, among others, the diversion of management attention to integration matters, increased difficulty retaining existing clients and obtaining new customers and the added strain on our executives of managing the expanded operations of a significantly larger company. If key executives were to leave our agencies, the relationships that the Company has with its clients could be adversely affected.

The Company is exposed to the risk of client defaults.

Certain of the Company’s agencies and brands often incur expenses on behalf of their clients for productions and in order to secure a variety of media time and space, in exchange for which they receive a fee. The difference between the gross production costs and media purchases and the revenue earned by us can be significant. While the Company takes precautions against default on payment for these services (such as credit analysis, advance billing of clients, and in some cases acting as an agent for a disclosed principal) and has historically had a very low incidence of default, the Company is still exposed to the risk of significant uncollectible receivables from our clients. The risk of a material loss could significantly increase in periods of severe economic downturn. Such a loss could have a material adverse effect on our results of operations, cash flows and financial position.

The business of the Company will be highly dependent on the services of Mark Penn, our Chief Executive Officer.

The Company will depend on the continued services and performance of our key personnel, including its Chairman and CEO, Mark Penn. Although we have entered into an employment agreement with Mr. Penn, the agreement has no specific duration and constitutes at-will employment. The loss of key personnel, including Mr. Penn, could disrupt our operations and have an adverse effect on our business.

The Company is subject to regulations and litigation risk that could restrict our activities or negatively impact our revenues.

Advertising and marketing communications businesses are subject to government regulation, both domestic and foreign. There has been an increasing trend in the United States for advertisers to resort to litigation and self-regulatory bodies to challenge comparative advertising on the grounds that the advertising is false and deceptive. Moreover, there has recently been an expansion of specific rules, prohibitions, media restrictions, labeling disclosures, and warning requirements with respect to advertising for certain products. Proposals have been made to ban the advertising of specific products and to impose taxes on or deny deductions for advertising which, if successful, may have an adverse effect on advertising expenditures and consequently, on the Company’s revenues.

Certain of the Company’s agencies and brands produce software and e-commerce tools for their clients, and these product offerings have become increasingly subject to litigation based on allegations of patent infringement or other violations of intellectual property rights. As we expand these product offerings, the possibility of an intellectual property claim against the Company grows. Any such claim, with or without merit, could result in costly litigation and distract management from day-to-day operations. We cannot be certain that we would be successful in defending against any such claims. If we are not successful in defending such claims, we could be required to rebrand, redesign or stop offering these products or services, pay monetary damages, enter into royalty or licensing arrangements, or satisfy indemnification obligations that we have with some of our clients, any of which could have an adverse effect on our business, reputation, financial conditions and may cause our operating margins to decline.

In addition, laws and regulations related to consumer privacy, use of personal information and digital tracking technologies have been proposed or enacted in the United States and certain international markets (including the European Union’s General Data Protection Regulation, or “GDPR,” the proposed updated European Union “ePrivacy Regulation” and the California Consumer Privacy Act, or “CCPA”). Further in the United States, both Congress and state legislatures, along with federal regulatory authorities, have continued to increase their attention on advertising and the collection and use of data, including personal data. At the federal level, while to date there has not been any successful efforts in enacting data privacy legislation, if successfully introduced, it would create additional regulatory and compliance obligations, legal risk exposure, and could significantly impact our business activities. At the state level, in California the California Privacy Rights Act, or “CPRA” was voted into law by ballot measure in November 2020, which will take effect on January 1, 2023. The CPRA significantly modifies the CCPA, including by imposing additional data privacy and protection obligations on covered companies and expanding consumer rights with respect to certain sensitive personal data. It will also create a new California data protection agency specifically tasked to enforce the law, which will likely result in increased regulatory scrutiny of covered businesses in the areas of data protection and security. Also, Virginia has adopted a new state data protection act referred to as the Virginia Consumer Data Protection Act, which is set to take effect on January 1, 2023. Further, Colorado has adopted a new state data protection act titled the Colorado Privacy Act, which is set to take effect on July 1, 2023. Similar laws have been proposed in other states, and if passed, the Company could still be subject to such laws regardless of whether the Company has operations or a physical presence in the applicable state. We face increasing costs of compliance in an uncertain regulatory environment and any failure or perceived failure to comply with these legal requirements could result in regulatory penalties or other legal ability. Also, any such laws may also have potentially conflicting requirements that would make compliance challenging, as well as potentially resulting in further uncertainty and requiring the Company to incur additional costs and expenses in an effort to comply. Furthermore, these laws and regulations may impact the efficacy and profitability of certain digital marketing and analytics services we provide to clients, making it difficult to achieve our clients’ goals. These and other related factors could affect our business and reduce demand for certain of our services, which could have a material adverse effect on our results of operations and financial position.

Compliance with data privacy laws requires ongoing investment in systems, policies and personnel and will continue to impact our business in the future by increasing legal, operational and compliance costs. While we have taken steps to comply with data privacy laws, we cannot guarantee that our efforts will meet the evolving standards imposed by governmental and regulatory agencies, including data protection authorities. In the event that we are found or suspected to have violated data privacy laws, we may be subject to additional potential private consumer, business partner or securities litigation, regulatory inquiries, governmental investigations and proceedings and we may incur damage to our reputation. Any such developments may subject us to material fines and other monetary penalties and damages, divert management’s time and attention, and lead to enhanced regulatory oversight, all of which could have a material adverse effect on our business and results of operations.

Some of the Company’s Partner Firms rely upon signatory service companies to employ union performers in commercials.

Some of the Company’s creative agencies that have not entered into the SAG-AFTRA Commercials Contract, an industry contract form for commercial advertising, have traditionally used signatory service companies, which are parties to the SAG-AFTRA Commercials Contract, to employ SAG-AFTRA union performers appearing in television, new media, and other commercials produced by those agencies. SAG-AFTRA has recently persuaded the principal signatory service companies to change the way such signatory service companies do business. These changes will make it more cumbersome and expensive for advertising agencies which have not entered into the SAG-AFTRA Commercials Contract to produce advertisements using SAG-AFTRA members, and in some cases may preclude the use of SAG-AFTRA members in a production. If a Partner Firm is unable to produce a commercial using a union performer, it may reduce the amount of business conducted by such Partner Firm. Accordingly, if SAG-AFTRA’s recent restrictions on signatory service companies are not modified, it could have a material adverse effect on our business, results of operations and financial position.

Our business operations could suffer if we fail to adequately protect and enforce our intellectual property and other proprietary rights.

We rely on trademark, patent, copyright, trade secret and other intellectual property laws, as well as contractual provisions such as confidentiality clauses, to establish and protect our intellectual property and other proprietary rights, including in our brands (and the trademark rights thereto) and our proprietary technologies. These laws are subject to change at any time and certain agreements may not be fully enforceable, which could restrict our ability to protect our intellectual property rights. Such means may also afford only limited protection of our intellectual property and may not: (i) prevent others from independently developing products or services similar to, or duplicative of, ours; (ii) prevent our competitors from gaining access to our proprietary information and technologies; or (iii) permit us to gain or maintain a competitive advantage. We cannot be sure that the actions we have taken to establish and protect our trademarks and other intellectual property rights will adequately protect us, and if our existing intellectual property rights are rendered invalid or unenforceable, or narrowed in scope, the intellectual property protections afforded our brands, products and services would be impaired. Such impairment could impede our ability to market our products and services, negatively affect our competitive position, and harm our business and operating results.

Our success depends in large part on the strength of our brands. We rely on trademark protection to protect our brands, and we have registered or applied to register many of these trademarks. While we have registered our material trademarks in many of our significant markets, we have not registered all of our marks in all of the jurisdictions in which we currently conduct or intend to conduct business. Further, if we seek to register these trademarks, we cannot be sure that our attempts will be successful, and any applications for trademark registration could be challenged or opposed by third parties. In the event that our trademarks are successfully challenged and we lose the rights to use those trademarks, we could be forced to rebrand our services, requiring us to devote resources to advertising and marketing new brands.

We also rely on patents to protect our products, services and designs. We have applied for, and expect to continue to apply for, additional patent protection for proprietary aspects of existing and proposed processes, services and products. Our patent applications may not result in issued patents, and any patents issued as a result of our patent applications may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. While a presumption of validity exists with respect to U.S. patents issued to us, our issued patents may nonetheless be challenged, invalidated, circumvented or rendered unenforceable, including through patent office ex parte reexamination, inter partes review or post-grant proceedings. If we fail to obtain issuance of patents, or our patent claims or other intellectual property rights are rendered invalid or unenforceable, or narrowed in scope, the patent protections afforded our products, processes and services could be impaired. Such impairment could harm our ability to market our products and services, negatively affect our competitive position and harm our business and operating results, including by requiring us to re-design our affected products or services. Moreover, our issued patents and patent applications may cover only certain aspects of our processes, services and products, and competitors and other third parties may be able to circumvent or design around our patents. Competitors may develop and obtain patent protection for more effective designs, methods, processes or other technologies. There can be no assurance that third parties will not create new products, processes or other technologies that achieve similar or better results without infringing upon patents we own. If these developments were to occur, it could have an adverse effect on our sales or market position.

Additionally, we seek to maintain the confidentiality of certain trade secrets and other proprietary information to preserve our position in the market. We employ various methods to protect such intellectual property, such as entering into confidentiality agreements with certain third parties and our employees, and controlling access to, and distribution of, our proprietary information. However, our efforts may not be effective in controlling access to our proprietary information, and we may not have adequate remedies for the misappropriation of such information. Furthermore, even if we successfully maintain the confidentiality of our trade secrets and other proprietary information, competitors may independently develop products or technologies that are substantially equivalent or superior to our own.

As we expand our service offerings and the geographic scope of our sales and marketing, we may face additional intellectual property challenges. Certain foreign countries do not protect intellectual property rights as fully as they are protected in the United States and, accordingly, intellectual property protection may be limited or unavailable in some foreign countries where we choose to do business. It may therefore be more difficult for us to successfully challenge the use of our intellectual property rights by other parties in these countries, which could diminish the value of our brands, products or services and cause our competitive position and growth to suffer. Filing, prosecuting and defending our intellectual property in all countries throughout the world may be prohibitively expensive. The lack of adequate legal protections of intellectual property or failure of legal remedies for related actions in jurisdictions outside of the United States could have an adverse effect on our business, results of operations, and financial condition.

Even if we successfully maintain our intellectual property rights, we may be unable to enforce those rights against third parties. While we generally seek to protect and enforce our intellectual property rights, including through litigation if necessary, monitoring for unauthorized use, infringement, misappropriation or other violations of our intellectual property rights can be expensive and time-consuming, and we are unlikely to be able to detect all instances of such violations. Furthermore, if we do litigate, litigation, regardless of merit, is inherently uncertain and our success cannot be assured. Any litigation could be lengthy and result in substantial costs and diversion of our resources and could have a material adverse effect on our business and results of operations, regardless of its outcome. If we are unsuccessful in enforcing our intellectual property rights, third parties may be able to offer competitive services and products at lower prices, and we may not be able to effectively compete against these companies. In addition, if any third party copies or imitates our products in a manner that affects customer or consumer perception of the quality of our products, our reputation and sales could suffer whether or not these violate our intellectual property rights.

Additionally, we have licensed, and may license in the future, patents, trademarks, trade secrets and other intellectual property rights from third parties, and the licenses we receive to such intellectual property rights may not provide exclusive or unrestricted rights in all fields of use and in all territories in which we may wish to develop or commercialize our products in the future and may restrict our rights to offer certain products in certain markets or impose other obligations on us in exchange for our rights to the licensed intellectual property. If we violate the terms of any of our license agreements, such as by failing to make specified royalty payments or failing to comply with quality control standards, a licensor may have the right to terminate our license. Even if we comply with all the terms of a license agreement, we cannot guarantee that we will be able to renew an agreement when it expires even if we desire to do so. The failure to maintain or renew our material license agreements could result in a loss of revenue and negatively impact our results of operations. We also grant licenses to third parties which allow third parties the right to use certain of our intellectual property in a restricted capacity. While we attempt to ensure that our intellectual property rights are protected when entering into business relationships, third parties may take actions that could materially and adversely affect our rights in or the value of our intellectual property.

We and our third party service providers rely extensively on information technology systems, and face cybersecurity incidents and cybersecurity threats, which can result in significant liability and reputational harm, incur increasing liabilities and costs, all of which may affect our financial performance and adversely affect our business.

We and our third party service providers, such as our cloud service providers that store, transmit and process data, rely on information technologies and infrastructure, which we use to manage our business, including digital storage of client marketing and advertising information and developing new business opportunities. Increased cybersecurity threats and attacks, such as security breaches, are becoming more sophisticated, pose a risk to our systems and networks. In addition, undiscovered vulnerabilities in the Company’s products or services could expose it to hackers or other unscrupulous third parties who develop and deploy viruses and other malicious software programs that could attack our products, services and business. Also, given the unpredictability of the timing, nature and scope of such cybersecurity threats and attacks, the Company may be unable to anticipate attempted security breaches and, in turn, implement adequate preventative measures. Security breaches, improper use of our systems and other types of unauthorized access to our systems, data, and information by employees and others may pose a risk that data may be exposed to unauthorized persons or to the public. We have access to sensitive data, personal data, and information that is subject to various data privacy laws and regulations, which have obligations that are triggered in the event of a breach. Our systems and processes to protect against, detect, prevent, respond to and mitigate cybersecurity incidents and our organizational training for employees to develop an understanding of cybersecurity risks and threats may be unable to prevent material security breaches, theft, modification or loss of data, employee malfeasance and additional known and unknown threats. Any breakdown or breach in our systems or data-protection policies, or those of our third-party service providers, could adversely affect our reputation or business. Furthermore, mitigating the risk of future cybersecurity threats or attacks could result in additional operating and capital costs in systems technology, personnel, monitoring and other investments.

The Company is consolidating its real estate footprint and may incur significant costs in doing so.

In 2020, MDC consolidated the real estate occupancy of its advertising and marketing agencies in New York City, in order to lower its leasing costs and improve collaboration among our agencies. In consolidation, many of MDC’s legacy properties will be or have been subleased or abandoned. In 2020, MDC incurred a charge of $22.7 million associated with the impairment of right-of-use lease assets and related leasehold improvements and the acceleration of variable lease expenses relating to these and similar actions. In addition, the Company is exploring opportunities for real estate consolidation in other markets. The Company may not be able to sublease the vacated office spaces on expected terms or at all. If we fail to sublet on expected terms the vacated leased offices, there could be a material adverse effect on our cash flows, financial condition and results of operations.

Future economic and financial conditions could adversely impact our financial condition and results.

Advertising, marketing and communications expenditures are sensitive to global, national and regional macroeconomic conditions, as well as specific budgeting levels and buying patterns. Adverse developments including heightened economic uncertainty could reduce the demand for our services, which could have a material adverse effect on our revenue, results of operations, cash flows and financial position.

As a marketing services company, our revenues are highly susceptible to declines as a result of unfavorable economic conditions.

Global economic conditions affect the advertising and marketing services industry more severely than other industries. In the past, some clients have responded to weakening economic conditions with reductions to their marketing budgets, which include discretionary components that are easier to reduce in the short term than other operating expenses. This pattern may recur in the future. Decreases in our revenue would negatively affect our financial results, including a reduction of our estimates of free cash flow from operations.

If our clients experience financial distress, their weakened financial position could negatively affect our own financial position and results.

We have a diverse client base, and at any given time, one or more of our clients may experience financial difficulty, file for bankruptcy protection or go out of business. Unfavorable economic and financial conditions in the global economy could increase client financial difficulties resulting in reduced demand for our services, reduced revenues, delayed payments by clients, and increased write offs of accounts receivable.

Conditions in the credit markets could adversely impact our results of operations and financial position.

Turmoil in the credit markets or a contraction in the availability of credit would make it more difficult for businesses to meet their capital requirements and could lead clients to change their financial relationship with their vendors, including us. If that were to occur, it could materially adversely impact our results of operations and financial position.

The Company’s results of operations are subject to currency fluctuation risks.

Although the Company’s financial results are reported in U.S. dollars, a portion of its revenues and operating costs are denominated in currencies other than the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and other currencies, particularly the Canadian dollar, may affect the Company’s financial results and competitive position.

Goodwill, intangible assets and right-of-use assets may become impaired.

MDC and the Stagwell Subject Entities have both recorded a significant amount of goodwill and intangible assets in their consolidated financial statements in accordance with GAAP resulting from their acquisition activities, which principally represent the specialized know-how of the workforce at the agencies they have acquired. They both test, at least annually, the carrying value of goodwill for impairment, as discussed in Note 2 of the Notes to each of MDC’s and the Stagwell Subject Entities’ consolidated financial statements included or incorporated by reference herein. The estimates and assumptions about future results of operations and cash flows made in connection with the impairment testing could differ from future actual results of operations and cash flows. Going forward, if the Company concludes that any intangible asset and goodwill values are impaired, any resulting non-cash impairment charge could have a material adverse effect on our results of operations and financial position. See Note 8 of the Notes to MDC’s Consolidated Financial Statements for details on goodwill and intangible asset impairment recorded by MDC in the twelve months ended December 31, 2020. No impairment was recorded during the six months ended June 30, 2021 and the twelve months ended December 31, 2020 for the Stagwell Subject Entities.

In addition, MDC and the Stagwell Subject Entities recorded a significant amount of right-of-use assets in its consolidated financial statements in accordance with GAAP as a result of the adoption of Accounting Standards Codification, Leases (“ASC 842”). Upon a triggering event, we test the right-of-use assets for impairment. If a right-of-use asset is impaired, the charge could have a material adverse effect on our results of operations and financial position.

If the Company fails to maintain an effective system of internal control over financial reporting, the Company may not be able to accurately report its financial results or prevent fraud. As a result, investors could lose confidence in the Company’s financial and other public reporting, which would harm its business.

Effective internal control over financial reporting is necessary for the Company to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. In connection with the preparation of Stagwell Marketing Group’s consolidated financial statements as of December 31, 2020, 2019 and 2018 and for the years then ended, Stagwell Marketing Group identified material weaknesses in its internal controls over financial reporting including not designing or maintaining an effective control environment that meets Stagwell Marketing Group’s accounting and reporting requirements. Specifically, Stagwell Marketing Group did not maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training commensurate with its accounting and reporting requirements. This material weakness contributed to the following additional material weaknesses:

•	Stagwell Marketing Group did not establish effective controls in response to the risks of material misstatement, including designing and maintaining formal accounting policies, procedures, and controls over journal entries, significant accounts and disclosures, in order to achieve complete and accurate financial accounting, reporting and disclosures;

•	Stagwell Marketing Group did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements. Specifically, Stagwell Marketing Group did not design and maintain: (i) program change management controls for the financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) appropriate user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs and data to appropriate Stagwell Marketing Group personnel; (iii) computer operations controls to ensure critical data interfaces between systems are appropriately identified and monitored, and data backups are authorized and restorations monitored; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements; and

•	Stagwell Marketing Group has not established a sufficient risk assessment process to identify risks of material misstatement due to fraud and/or error and implement controls against such risks.

These material weaknesses have not been rectified as of the date of this offering circular. Any failure of the Company to remediate such material weaknesses, to implement required new or improved controls, or difficulties encountered in their implementation, could cause the Company to fail to meet its reporting obligations. In addition, any testing by the Company, as and when required, conducted in connection with Section 404 of the Sarbanes-Oxley Act, or Section 404, or any subsequent testing by the Company’s independent registered public accounting firm, as and when required, may reveal deficiencies in the Company’s internal control over financial reporting that are deemed to be significant deficiencies or material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in the Company’s reported financial information.

Under the Company Certificate of Incorporation, non-employee directors will generally have no obligation to offer the Company corporate opportunities.

Directors of the Company who are not also employees of the Company will not have any duty to refrain from (i) engaging directly or indirectly in the same or similar business activities or lines of business that the Company does, (ii) doing business with any potential or actual customer or supplier of the Company, or (iii) employing or otherwise engaging any officer or employee of the Company. In the event that any such director acquires knowledge of a potential transaction or matter which may be a corporate opportunity for him or herself or another person and the Company, the Company will not have any expectancy in the corporate opportunity, and no director will have any duty to communicate or offer the corporate opportunity to us and may pursue or acquire such corporate opportunity for him or herself or direct such opportunity to another person.

The Issuer may be subject to adverse tax consequences such as those related to changes in tax laws or tax rates or their interpretations, and the related application of judgment in determining our global provision for income taxes, deferred tax assets or liabilities or other tax liabilities given the ultimate tax determination is uncertain.

The Issuer is subject to tax in multiple tax jurisdictions. Significant judgment is required in determining our global provision for income taxes, deferred tax assets or liabilities and in evaluating our tax positions on a worldwide basis. While we believe our tax positions are consistent with the tax laws in the jurisdictions in which we conduct our business, it is possible that jurisdictional tax authorities may take a contrary view, which may have a significant impact on our global provision for income taxes. Additionally, as a pass-through entity for U.S. tax purposes, we are required to make periodic distributions to the Company to enable the Company to pay its taxes allocable to its investment in the Issuer, and we are required to make pro rata distributions to the other holders of our Common Units, and if the Company’s effective tax rate were to increase, our obligations to make tax distributions to the Company and the other holders of our Common Units will correspondingly increase.

Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. The U.S. recently enacted significant tax reform, and certain provisions of the new law may adversely affect us. In addition, governmental tax authorities are increasingly scrutinizing the tax positions of companies. Many countries in the European Union, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, are actively considering changes to existing tax laws that, if enacted, could increase our tax obligations in countries where we do business. If U.S. or other foreign tax authorities change applicable tax laws, our overall taxes could increase, as well as our obligations to make tax distributions to the Company and the other holders of our Common Units, and our business, financial condition or results of operations may be adversely impacted.

Seasonal fluctuations in marketing, research, communications and advertising activity could have a negative impact on our revenue, cash flow and operating results.

Our revenue, cash flow, operating results and other key operating and performance metrics may vary from quarter to quarter due to the seasonal nature of our clients’ spending on the services we provide. For example, clients tend to devote more of their advertising budgets to the fourth calendar quarter to coincide with consumer holiday spending. Political advertising and related activity could also cause our revenue to increase during election cycles, which is most pronounced in even years, and decrease during other periods. If our growth rate declines or seasonal spending becomes more pronounced, seasonality could have a more significant impact on our revenue, cash flow and operating results from period to period.

If our available liquidity is insufficient, our financial condition could be adversely affected and we may be unable to fund contingent deferred acquisition liabilities, and any put options if exercised.

The Company maintains the Combined Credit Agreement, together with cash flow from operations, to fund its working capital needs and to fund the exercise of put option obligations and contingent deferred acquisition payments. If credit were unavailable or insufficient under the Combined Credit Agreement, our liquidity could be adversely affected and our ability to fund our working capital needs and any contingent obligations with respect to put options or contingent deferred acquisition payments could be adversely affected. The Stagwell Subject Entities made acquisitions for which they have deferred payment of a portion of the purchase price, with the deferred acquisition consideration generally payable based on achievement of certain thresholds of future earnings of the acquired company. In addition, a noncontrolling shareholder in an acquired business often has the right to require the relevant Stagwell Subject Entity to purchase all or part of its interest, either at specified dates or upon the termination of such shareholder’s employment with the subsidiary or death (put rights). Payments to be made by the Company in respect of deferred acquisition consideration and noncontrolling shareholder put rights may be significantly higher than the amounts estimated by the Stagwell Subject Entities and Company because the actual obligation adjusts based on the performance of the acquired businesses over time. If available liquidity is insufficient, Stagwell may be unable to fund contingent deferred acquisition payments.

The Company may not realize the benefits it expects from past acquisitions or acquisitions or other strategic transactions we may make in the future.

The Company’s business strategy includes ongoing efforts to engage in acquisitions of ownership interests in entities in the marketing communications services industry and other strategic transactions.

The success of acquisitions or strategic investments depends on the effective integration of newly acquired businesses into the Company’s current operations. Such integration is subject to risks and uncertainties, including realization of anticipated synergies and cost savings, the ability to retain and attract executives and clients, the diversion of management’s attention from other business concerns, and undisclosed or potential legal liabilities of the acquired company. The Company’s failure to address these risks or other problems encountered in connection with our past or future acquisitions and other strategic transactions could cause the Company to fail to realize their anticipated benefits, incur unanticipated liabilities and harm the Company’s business generally. The Company’s acquisitions and other strategic transactions could also result in dilutive issuances of the Company’s equity securities, the incurrence of debt, contingent liabilities, or amortization expenses, or impairment of goodwill and/or purchased long-lived assets, and restructuring charges, any of which could harm its financial condition or operating results. Furthermore, the anticipated benefits or value of the Company’s acquisitions and other strategic transactions may not materialize.

Capitalization

The following table sets forth the capitalization as of June 30, 2021 of the combined company on a pro forma basis and on an as adjusted basis giving effect to the offering and the application of proceeds as described under “Use of Proceeds.” You should read this table in conjunction with the MDC 2020 Annual Report, the MDC 2021 Q2 Report, “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Stagwell Subject Entities” and the Stagwell Marketing Group LLC and Subsidiaries financial statements and the related notes contained elsewhere in this offering circular.

	As of June 30, 2021
	Pro Forma	As adjusted
	(Dollars in Thousands)
Cash and cash equivalents	111,223

Total Debt:
Revolver, net(1)(2)	$297,921
Existing Notes	846,470
Term Loan	86,324
Notes offered hereby	—
Total Debt:	1,230,715
Convertible preference shares:	162,558
Common shares and other paid-in capital	187,205
Accumulated deficit	(42,329)
Accumulated other comprehensive (loss) income	712
Shareholders’ Capital (Deficit)	308,146
Noncontrolling interests	592,494
Total Shareholders’ Capital (Deficit)	900,640
Total Capitalization	$2,131,355

(1) Excludes the unsecured Line of Credit. There were no amounts outstanding pursuant to the Line of Credit as of the date of this offering circular.

(2) Excludes the Combined Credit Agreement dated August 2, 2021.

Unaudited Pro Forma Condensed Combined Financial Information

Introduction

On December 21, 2020, MDC and Stagwell entered into the Transaction Agreement contemplating, among other things, the Transactions. The Stagwell Subject Entities comprise Stagwell Marketing and its direct and indirect subsidiaries. In this section, the Stagwell Subject Entities are referred to as “Stagwell”.

In respect of the Transactions, the acquired assets and assumed liabilities, together with acquired processes and employees, represent a business as defined in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined financial information assumes that the Transactions are accounted for as a reverse acquisition using the acquisition method of accounting, pursuant to FASB Topic 805-10, Business Combinations, with MDC treated as the legal acquirer and Stagwell treated as the accounting acquirer. In identifying Stagwell as the acquiring entity for accounting purposes, MDC and Stagwell took into account a number of factors as of the date of this offering circular, including the relative voting rights and the intended corporate governance structure of Stagwell Inc. Stagwell is considered the accounting acquirer since it will control the board of directors of Stagwell Inc. and will have an indirect ownership interest in Stagwell Inc.’s only operating subsidiary through its approximately 69% ownership of the common units in the Issuer (as may be adjusted in connection with the Stagwell Restructuring). However, no single factor was the sole determinant in the overall conclusion that Stagwell is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion. Under the acquisition method of accounting, the assets and liabilities of MDC, as the accounting acquiree, will be recorded at their respective fair value as of the date the Transactions were completed.

The following unaudited pro forma condensed combined financial information gives effect to the Transactions. The unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Transactions had occurred on June 30, 2021. The unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020 and six months ended June 30, 2021 are presented as if the Transactions had occurred on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Stagwell and MDC, and the assumptions and adjustments set forth in the accompanying explanatory notes. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting where Stagwell is considered the acquirer of MDC for accounting purposes. See “Note 2 — Basis of Pro Forma Presentation” below.

The unaudited pro forma condensed combined financial information for the Transactions has been developed from Stagwell’s and MDC’s historical financial statements. MDC’s audited financial statements are contained in the MDC 2020 Annual Report, the MDC 2021 Q1 Report and the MDC 2021 Q2 Report, which are incorporated by reference into this offering circular. The acquisition of MDC will be accounted for as a business combination and reflected the application of acquisition accounting in accordance with ASC 805. The pro forma adjustments are based on preliminary estimates of the fair value of the assets acquired and liabilities assumed and information available as of the date of this offering circular. Certain valuations and assessments, including valuations of property, plant and equipment, contingent consideration, other intangible assets as well as the assessment of the tax positions and tax rates of the combined business, are in process and will not be completed until subsequent to the close of the Transactions. The estimated fair values assigned in this unaudited pro forma condensed combined financial information are preliminary and represent the current best estimate of fair value and are subject to revision.

On August 2, 2021, an aggregate of 179,970,051 Stagwell Inc. Class C Common Shares were issued to the Issuer in exchange for the Stagwell MDC Stagwell Holdings Inc. Contribution. The Stagwell Inc. Class C Common Shares do not participate in the earnings of Stagwell Inc. Additionally, an aggregate of 179,970,051 Issuer Common Units were issued to the Issuer in exchange for the Stagwell OpCo Contribution.

The fair value of the purchase consideration, or the purchase price, in the unaudited pro forma condensed combined financial information is estimated to be approximately $409.4 million. The purchase consideration consists of approximately 83 million shares of Class A and B common stock and common stock equivalents based on a per share price of $5.00.

Accounting Treatment for the Transactions and Related Pro Forma Adjustments

As previously noted, the Transactions are being accounted for as a reverse acquisition using the acquisition method of accounting, pursuant to ASC 805, with MDC treated as the legal acquirer and Stagwell Media treated as the accounting acquirer. ASC 805 requires the allocation of the purchase price consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the total purchase price to acquire MDC has been allocated to the assets acquired and assumed liabilities of MDC based upon preliminary estimated fair values at the date of acquisition, as if the acquisition had occurred on June 30, 2021. The fair value of the acquired assets and assumed liabilities as of the date of acquisition are based on preliminary estimates assisted, in part, by a third-party valuation expert. The estimates are subject to change upon the finalization of appraisals and other valuation analyses, which are expected to be completed no later than one year from the date of acquisition. Although the completion of the valuation activities may result in asset and liability fair values that are different from the preliminary estimates included herein, it is not expected that those differences would alter the understanding of the impact of this transaction on the consolidated financial position and results of operations of Stagwell Media or Stagwell Inc.

In connection with the Transactions, Stagwell Inc., Stagwell Media and MDC entered into the Tax Receivable Agreement, pursuant to which Stagwell Inc. agreed to pay Stagwell Media 85% of the cash savings, if any, with respect to U.S. federal, state, and local income tax or franchise tax that Stagwell Inc. actually realizes as a result of (a) any increases in tax basis attributable to redemptions or exchanges by Stagwell Media of Issuer Common Units for Stagwell Inc. Class A Common Shares or cash (an “Exchange”) and (b) tax benefits related to imputed interest deemed to be paid by Stagwell Inc. as a result of the Tax Receivable Agreement. Stagwell Inc. expects to benefit from the remaining 15% of cash savings, if any, that are realized. Due to the uncertainty in the amount and timing of future Exchanges, the unaudited pro forma consolidated financial information assumes that no Exchanges have occurred and therefore no increases in tax basis in Stagwell Inc.’s assets or other tax benefits that may be realized thereunder have been assumed in the unaudited pro forma consolidated financial information. However, if all of the Issuer Common Units subject to the Tax Receivable Agreement were so redeemed or exchanged, Stagwell Inc. would recognize a deferred tax asset of approximately $82 million and a liability of approximately $70 million, payable over the 15-year period from the assumed date of such Exchanges, assuming (i) all Exchanges occurred on the same day at $5.00 per share; (ii) a constant corporate tax rate of 28%; (iii) Stagwell Inc. will have sufficient taxable income to fully utilize the tax benefits in the year the related tax deduction arises; and (iv) no material changes in tax law. The actual amount of deferred tax assets and related liabilities that Stagwell Inc. will recognize will differ based on, among other things, the timing of the Paired Interest Exchanges, the price of Stagwell Inc. Class A Common Shares at the time of the exchange, and the tax rates then in effect.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2021

(In thousands)

Assets	Stagwell Marketing Group LLC Historical	MDC Partners Inc. Historical		Transaction Adjustment		Pro Forma Combined
Current assets:
Cash and cash equivalents	$73,450		$108,280	$(70,507)	(5a)	$111,223
Accounts receivable, less allowance for doubtful accounts	196,821		426,841	—		623,662
Expenditures billable to clients	15,909		16,793	—		32,702
Other current assets	37,701		31,312	—		69,013
Total current assets	323,881		583,226	(70,507)		836,600
Fixed assets, at cost, less accumulated depreciation	37,842		81,191	-		119,003
Right of use assets – operating leases	53,997		198,556	85,697	(5b)	338,250
Goodwill	352,469		671,542	469,662	(5c)	1,493,673
Other intangible assets, net	171,130		29,405	752,395	(5d)	952,930
Deferred tax assets	-		-	-	(5e)	-
Other assets	4,443	(4a)	23,258	-		27,701
Total assets	943,762		1,587,178	1,237,247		3,768,187
Liabilities, Redeemable Non-Controlling Interests and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	108,734		158,136	-		266,870
Accruals and other current liabilities	88,117	(4b)	250,070	56,043	(5f)	394,230
Advance billings	70,049		211,248	-		281,297
Current portion of lease liabilities — operating leases	19,280		41,400	1,673	(5b)	62,353
Current portion of deferred acquisition consideration	8,767		59,612	-		68,379
Total current liabilities	294,947		720,466	57,716		1,073,129
Long-term debt	184,319		935,072	110,827	(5g)	1,230,218
Long-term portion of deferred acquisition consideration	7,516		8,056	(1,168)	(5h)	14,404
Long-term lease liabilities – operating leases	49,435		231,811	9,369	(5b)	290,615
Other liabilities	23,577	(4c)	74,826	38,194	(5i)	136,597
Total liabilities	559,794		1,970,231	214,938		2,744,963
Redeemable Noncontrolling Interests	2,626		24,639	95,319	(5j)	122,584
Commitments, contingencies and guarantees
Shareholders’ deficit:
Convertible preference shares	—		152,746	9,812	(5k)	162,558
Common shares and other paid-in capital	345,777	(4d)	97,783	(256,355)	(5k)	187,205
Accumulated equity (deficit)	3,906		(698,635)	652,400	(5l)	(42,329)
Accumulated other comprehensive (loss) income	712	(4d)	39	(39)	(5l)	712
Shareholders’ Capital (Deficit)	350,395		(448,067)	405,818		308,146
Noncontrolling interests	30,947		40,375	521,172	(5k)	592,494
Total Shareholders’ Capital (Deficit)	381,342		(407,692)	926,990		900,640
Total Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity (Deficit)	$943,762		$1,587,178	$1,237,247		$3,768,187

See the accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2021

(In thousands, except share and per share amounts)

	Stagwell Marketing Group LLC Historical	MDC Partners Inc. Historical	Transaction adjustments		Pro Forma Combined
Revenue
Services	$390,802	$653,190	$—		$1,043,992
Operating expenses:
Cost of services sold	234,073	411,332	—	(6a)	645,405
Office and general expenses	104,952	164,492	7,763	(6b)	277,207
Depreciation and amortization	21,331	16,181	32,024	(6c)	69,536
Impairment and other losses	—	875	—		875
	360,356	592,880	39,787		993,023
Operating income	30,446	60,310	(39,787)		50,969
Other income (expenses)
Interest expense and finance charges, net	(3,286)	(38,577)	(2,157)	(6d)	(44,020)
Foreign exchange gain (loss)	—	3,982	(5,285)	(6e)	(1,303)
Other, net	122	1,456	—		1,578
	(3,164)	(33,139)	(7,443)		(43,746)
Income before income taxes and equity in earnings of non-consolidated affiliates	27,282	27,171	(47,230)		7,223
Income tax expense	4,021	2,689	(3,776)	(6f)	2,934
Income before equity in earnings of non-consolidated affiliates	23,261	24,482	(43,453)		4,290
Equity in earnings (losses) of non-consolidated affiliates	1	(644)	—		(643)
Net income	23,262	23,838	(43,453)		3,647
Net income attributable to the noncontrolling interest	(1,552)	(12,722)	15,374	(6g)	1,100
Net income (loss) attributable to Company	21,710	11,116	(28,079)		4,747
Accretion on and net income allocated to convertible preference shares	—	(8,540)	—		(8,540)
Net income (loss) attributable to Company common shareholders	$21,710	$2,576	$(28,079)		$(3,793)
Earnings per share:
Net income per share:
Basic		0.03			(0.05)	(6h)
Diluted		0.03			(0.05)	(6h)
Weighted average number of common shares outstanding:
Basic		74,240,447	—	(6i)	74,240,447
Diluted		77,001,526	—	(6i)	77,001,526

See the accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2020

(In thousands, except share and per share amounts)

Stagwell Marketing Group LLC Historical	MDC Partners Inc. Historical	Transaction adjustments	Pro Forma Combined
Revenue
Services	$888,032	$1,199,011	$—	$2,087,043
Cost of services sold	571,588	769,899	60,266	(6a)	1,401,753
Office and general expenses	191,679	341,565	33,562	(6b)	566,806
Depreciation and amortization	41,025	36,905	61,233	(6c)	139,163
Impairment and other losses	—	96,399	—	96,399
804,292	1,244,768	155,060	2,204,120
Operating income	83,740	(45,757)	(155,060)	(117,077)
Interest expense and finance charges, net	(6,223)	(62,163)	(18,109)	(6d)	(86,495)
Foreign exchange gain (loss)	—	(982)	(3,421)	(6e)	(4,403)
Other, net	(177)	20,500	—	20,323
(6,400)	(42,645)	(21,530)	(70,575)
Income before income taxes and equity in earnings of non-consolidated affiliates	77,340	(88,402)	(176,590)	(187,652)
Income tax expense	5,937	116,555	(69,427)	(6f)	53,065
Income before equity in earnings of non-consolidated affiliates	71,403	(204,957)	(107,164)	(240,718)
Equity in earnings (losses) of non-consolidated affiliates	58	(2,240)	—	(2,182)
Net income	71,461	(207,197)	(107,164)	(242,900)
Net income attributable to the noncontrolling interest	(15,105)	(21,774)	218,112	(6g)	181,233
Net income (loss) attributable to Company	56,356	(228,971)	110,949	(61,666)
Accretion on and net income allocated to convertible preference shares	—	(14,179)	—	(14,179)
Net income (loss) attributable to Company common shareholders	$56,356	$(243,150)	$110,949	$(75,845)
Earnings per share:
Net income per share:
Basic	(3.34)	(1.04)	(6h)
Diluted	(3.34)	(1.04)	(6h)
Weighted average number of common shares outstanding:
Basic	72,862,178	—	(6i)	72,862,178
Diluted	72,862,178	—	(6i)	72,862,178

See the accompanying notes to the unaudited pro forma condensed combined financial statements

1. Description of the Transaction

As part of the MDC Reorganization, (i) the Issuer converted into a limited liability company that holds MDC’s operating assets. Following the MDC Reorganization, (i) and to which Stagwell Media contributed to the Issuer the equity interests of the Stagwell Subject Entities in exchange for 179,970,051 common membership interests of the Issuer, and (ii) Stagwell Media contributed to Stagwell Inc. an aggregate amount of cash equal to $1,800 in exchange for Stagwell Inc. Class C Common Shares. Stagwell Media was deemed to be the accounting acquirer under ASC 805 and thus MDC’s net assets are measured at their fair value.

The purchase price allocation has been derived from estimates of the fair value of the tangible and intangible assets and liabilities of MDC, using established valuation techniques. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially affect Stagwell Inc.’s results of operations. The total purchase price has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed, based upon valuation procedures performed to date. As of the date of this offering circular, the valuation studies performed to determine the fair value of the assets acquired and liabilities assumed and the related allocations of purchase price are preliminary. The final determination of the fair values of the identifiable tangible and intangible assets acquired and liabilities assumed may differ from the amounts reflected in the pro forma purchase price allocation, and any differences may be material. The purchase price allocation will be finalized as soon as practicable within the measurement period, but in no event later than one year following the acquisition date.

2. Basis of Pro Forma Presentation

Basis of Preparation of the Pro Forma Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments, as well as other adjustments deemed to be directly related to the Transactions, irrespective of whether or not such adjustment is deemed to be recurring.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transactions. The unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Transactions had occurred on June 30, 2021. The unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2021 and year ended December 31, 2020 are presented as if the Transactions had occurred on January 1, 2020. This pro forma information is provided for informational purposes only and is based on available information and reasonable assumptions. The pro forma information does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Stagwell Inc. would have been if the Transactions had occurred on the dates indicated, nor is it necessarily indicative of the future consolidated results of operations or consolidated financial position of Stagwell Inc. The actual financial position and results of operations of Stagwell Inc. will likely differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified, and changes in operating results following the dates of the Transactions and the pro forma financial information.

Accounting for the Transaction

The accompanying unaudited pro forma condensed combined financial statements give effect to the Transactions. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Stagwell Media and MDC, as well as the assumptions and adjustments set forth in these notes. Adjustments reflected in the unaudited pro forma condensed combined financial statements include the balance sheet and statement operations impacts of the application of acquisition method of accounting in accordance with ASC 805. Adjustments also reflect the impact that discrete transactions directly related to the Transactions have had or will have on the results of operations and financial condition of Stagwell Inc.

ASC 805 requires the allocation of purchase consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures,” (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.

The determination of the fair value of the identifiable assets acquired and liabilities assumed upon consummation of the Transactions, as well as the allocation of the estimated consideration to these identifiable assets and liabilities, is preliminary as of the date that the unaudited pro forma condensed combined financial information has been prepared. Accordingly, the fair values of the identifiable assets acquired and liabilities assumed may be revised as additional information becomes available and is evaluated. Since the unaudited pro forma condensed combined financial information has been prepared based upon preliminary estimates of consideration and the fair values of the identifiable assets acquired and liabilities assumed from MDC, the actual amounts eventually recorded in connection with acquisition accounting, including the identifiable intangibles and goodwill, could differ materially from the information presented. However, Stagwell Media’s management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions, including the application of the acquisition method of accounting, based on information available at the time. Management further believes that the pro forma adjustments give appropriate effect to the assumptions that have been made and those assumptions have been properly applied.

3. Calculation of purchase Price and Preliminary Allocation of Estimated Fair Value of Assets Acquired and Liabilities Assumed

The total preliminary acquisition purchase price has been calculated as follows:

Fair value of equity consideration	$409,383
Fair value of consideration transferred	$409,383

The equity portion of the purchase price is based on an MDC share price of $5.00. The value of the purchase price consideration will change based on fluctuations in the market price of the MDC Canada Common Shares. The equity portion of the purchase price will vary based on the market price of the MDC Canada Common Shares upon consummation of the acquisition. MDC believes that a 10% fluctuation in the market price of the MDC Canada Common Shares is reasonably possible based on historical volatility, and the potential estimated effect on purchase price would be:

	Company’s Share price	Purchase price (equity portion)
As presented	$5.00	$409,383
10% increase	$5.50	$450,000
10% decrease	$4.50	$368,000

The purchase price is allocated to the underlying assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The purchase price was allocated as follows:

Fair value of consideration transferred		$409,383
Cash and cash equivalents acquired	$108,280
Net identifiable tangible assets acquired	579,395
Right of use assets acquired	284,253
Net identifiable intangible assets acquired	781,800
Estimated Fair value of total assets acquired (net of Goodwill)	$1,753,728
Accrued expenses and other current liabilities	675,497
Operating lease liability – current and non-current	284,253
Debt	960,072
Deferred acquisition consideration	66,500
Other long-term liabilities	164,999
Redeemable non-controlling interests	30,960
Series 4&6 preferred shares	162,558
Non-controlling interests	140,710
Estimated Fair value of total liabilities assumed	$2,485,549
Estimated Fair value of net assets acquired		$(731,821)
Goodwill		$1,141,204

4. Condensing of Stagwell’s Historical Balance Sheet information impacting the pro forma Balance sheet of Stagwell Inc.

Stagwell Balance Sheet Reclassification Adjustments:

Certain balances within Stagwell’s historical balance sheet were combined to align with presentation of MDC. The following is a summary of the condensing adjustments included in the unaudited pro forma condensed combined balance sheet (in thousands):

(a)	Combines investments of $1,865 and other noncurrent assets of $2,578 historically recorded separately on Stagwell’s balance sheet.

(b)	Combines $497 of current maturities of long-term debt with $87,620 of accruals and other liabilities historically recorded separately on Stagwell’s balance sheet.

(c)	Combines the historical deferred tax liability balance of $16,232 and other noncurrent liabilities of $7,345 historically reported separately on Stagwell’s balance sheet.

(d)	Separates the historical balance of Stagwell’s accumulated other comprehensive income of $712.

5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The following summarizes and provides explanations for the pro forma adjustments included in the unaudited pro forma condensed combined balance sheet presented as of June 30, 2021:

(a)	The adjustment of $70,507 reflects the proceeds received from the issuance of a $90,000 term loan (net of $4,173 in debt financing fees), more than offset by a $156,334 dividend distribution to Stagwell shareholders immediately prior to the closing of the Transactions. The term loan matures 36 months from the date of its origination on November 13, 2020. Interest on the loan which is paid quarterly accrues at a variable rate starting at 3.25% and adjusted as required under the Term Loan Credit Agreement.

(b)	Adjustments reflect the net effects of remeasuring MDC’s right-of-use assets and lease liabilities in connection with the application of acquisition accounting. The following table summarizes the net impact of the adjustment:

	Historical MDC Balance(i)	Opening Balance Sheet Amount(ii)	Pro forma Purchase Accounting Adjustment
Operating right-of-use asset(iii)	$198,556	$284,253	$85,697
Operating lease liability, current(iii)	$41,400	$43,073	$1,673
Operating lease liability, net of current portion(iii)	$231,811	$241,180	$9,369

(i)	Amounts reported as historical MDC balances.

(ii)	Refer to Note 3 for a preliminary allocation of acquisition accounting, inclusive of the amounts at which MDC’s leases will be recorded to the opening balance sheet.

(iii)	Adjustments to record the right-of-use asset and lease liability balances based upon amounts determined upon the application of acquisition accounting (see note 6b below for additional information).

(c)	Adjustment recorded to reflect the preliminary amount of goodwill resulting from the excess of purchase consideration paid over the fair value of the net assets acquired, as if the acquisition occurred as of June 30, 2021. Refer to Note 3 for details regarding the allocation of purchase consideration and the calculation of Goodwill resulting from the Transactions. The amount of Goodwill ultimately recognized in acquisition price accounting at the acquisition closing date will differ from amount shown in the unaudited pro forma condensed combined financial statements due to changes to certain of MDC’s reported current asset and liability balances and changes in the value of the equity consideration subsequent to the date of the unaudited pro forma condensed combined balance sheet. Goodwill resulting from the acquisition is not amortized and will be assessed for impairment at least annually.

	Historical MDC Balance	Opening Balance Sheet Amount	Pro forma Purchase Accounting Adjustment
Goodwill	$671,542	$1,141,204	$469,662

(d)	Adjustment recorded to reflect acquired identifiable intangible assets, consisting of tradenames and customer relationships, at their fair values in connection with the application of acquisition accounting. Management has performed a preliminary valuation analysis to determine the fair value of each of the identifiable intangible assets using the “income approach.” Application of the income approach requires management to forecast the expected future cash flows attributable to the intangible assets, which are then discounted to their present value.

The following table summarizes the estimated fair values of the identifiable intangible assets acquired upon consummation of the Transactions, the estimated useful lives of the identifiable intangible assets, and the amount by which MDC’s historical intangible asset balance was adjusted on a pro forma basis to reflect the identifiable intangible assets at their fair value:

	Estimated fair value	Estimated useful life in years
Trade Names	$90,600	10
Customer Relationships	691,200	2 – 17(i)
Total Acquired Intangible Assets	$781,800
MDC’s historical intangible asset balances	(29,405)
Pro forma Adjustment	$752,395

Customer relationship useful lives vary based on specific customer data at the reporting unit level. MDC has assigned useful lives to the individual intangible assets based on the underlying cash flows expected from each reporting unit’s customer base.

The preliminary estimates of fair value and estimated useful lives could differ from the amounts ultimately determined upon completion of the valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A change in the valuation of the acquired identifiable intangible assets would result in an offsetting change of the same amount to the amount of goodwill recorded in connection with the Transactions.

(e)	No change to historical deferred tax asset balance. See adjustment 5(i) for additional information.

(f)	The adjustment of $56,043 includes:

•	Transaction costs of $11,325 incurred by MDC

•	Tax liability of $44,222 for Canadian Capital Gains tax and Exit tax related to the Redomiciliation

•	Fair value adjustment to reduce noncontrolling interest liabilities of $496

(g)	The adjustment of $110,827 reflects Stagwell’s issuance of a $90,000 term loan net of $4,173 in debt financing fees and an increase of $25,000 in MDC’s debt in connection with the issuance of a subordinated note in settlement of $30,000 of Series 4 preference shares.

(h)	The adjustment of $1,168 is to reflect the preliminary fair value of deferred acquisition consideration associated with MDC’s legacy acquisitions. The Monte Carlo simulation (the “MC Simulation”) method was utilized to calculate the fair value of the deferred acquisition consideration. The basis of a MC Simulation involves assigning multiple values to the base case projected cash flows by applying a volatility factor to the cash flows based on market inputs and company specific transactions to achieve multiple results and then to average the results to obtain an estimate. Multiple scenarios were modeled under the MC Simulation method to estimate the payment(s) in connection with the contractual deferred acquisition consideration formula and discounted at a rate of 5.1% to estimate the fair value of the obligation. The discount rate utilized was derived from the risk-free rate increased by the base credit spread of the Senior Notes plus a premium for the subordinated position of the obligation.

(i)	The adjustment of $38,194 to reflect the deferred tax liability impact of the Transactions. The deferred tax liability impact associated with the Transactions was determined by multiplying the temporary difference associated with Stagwell Inc.’s investment in the Issuer and other tax attributes retained by Stagwell Inc. at the applicable combined statutory rates (including the state statutory rate net of U.S. federal benefit), taking into consideration the changes to the book carrying value of MDC’s applicable assets and liabilities as part of acquisition accounting and the related impact of the Stagwell OpCo Contribution.

(j)	The adjustment of $95,319 represents $88,998 for the fair value of redeemable noncontrolling interest in connection with minority holders’ put option requiring Stagwell to acquire the noncontrolling interest in a subsidiary not previously owned and $6,321 to reflect the preliminary fair value of redeemable noncontrolling interest where the noncontrolling interest holder has the right to sell its interest to the Company at a prescribed contractual formula. The MC Simulation method in combination with Scenario Based Analysis (“SBA”) was utilized to calculate the fair value of the redeemable non-controlling interest liability. The MC Simulation method involves assigning multiple values to the base case projected cash flows by applying a volatility factor to the cash flows based on market inputs and company specific transactions to achieve multiple results and then to average the results to obtain an estimate. The SBA is used to measure the fair value under various exercise periods to select the optimal scenario which yielded the highest fair value. The highest average expected value was discounted at a rate of 5.1% to estimate the final fair value. The discount rate utilized was derived from the risk-free rate increased by the base credit spread of the Senior Notes plus a premium for the subordinated position of the obligation.

(k)	The adjustments to convertible preference shares, common shares and other paid-in capital and Noncontrolling interests is equal to the sum of the following components:

	5(k)i	5(k)ii	5(k)iii	5(k)iv	5(k)v	5(k)vi	Total Adjustments
Convertible preference shares	$9,812	$—	$—	$—	$—	$—	$9,812	5	(k)
Common shares and other paid-in capital	$311,600	$(156,334)	$10,978	$(34,026)	$51,979	$(440,552)	$(256,355)	5	(k)
Noncontrolling interests	$80,620	$—	$—	$—	$—	$440,552	$521,172	5	(k)

5(k) i

•	The adjustment to the Convertible preference shares of $9,812 is to recognize the MDC Canada Preferred Shares at their estimated fair value of $162,558. The fair value of the shares was estimated at their respective liquidation preference values after reflecting the settlement of $30,000 Series 4 preference shares for $25,000 as described in note 5(g) above. The liquidation preference value is equal to the stated initial investment value, increased by the annual accretion rate of 8% compounded quarterly through the valuation date.

•	The adjustment to Common shares and other paid-in capital of $311,600 is to recognize the MDC Common shares at their estimated fair value of $409,383. The fair value of the shares was estimated as the common shares and common share equivalents outstanding utilizing a share price of $5.00.

•	The adjustment of $80,620 represents an increase of $100,335 to noncontrolling interests to recognize noncontrolling interest at their estimated fair value of $140,710, partially offset by the reduction of $19,715 of noncontrolling interest carrying value in connection with Stagwell’s acquisition of noncontrolling interest in certain subsidiaries it did not previously own. The fair value of noncontrolling interests begins with the determination of the fair value of each respective entity that has a minority interest holder. The fair value of each entity was determined using both a discounted cash flow analysis and the guideline public company method. The discount rates utilized for the discounted cash flow analysis of each entity ranged from approximately 11% to 20%. Once the fair value of each entity was determined, the fair value of the noncontrolling interest was determined by multiplying the fair value of the respective entity by the minority interest percent of ownership.

5(k) ii

•	The adjustment of $156,334 is to reflect a dividend distribution to be made to Stagwell Media immediately prior to the closing of the Transactions.

5(k) iii

•	The adjustment of $10,978 is to reflect a capital contribution by Stagwell Media to Stagwell Marketing Group, LLC for the payment of transaction costs on its behalf.

5(k) iv

•	The adjustment of $34,026 represents an increase of $35,257 for stock compensation for awards granted to Stagwell Marketing Group’s employees associated with the Transactions (see note 6a below), more than offset by a decline of $69,283 associated with Stagwell’s acquisition of noncontrolling interest in certain subsidiaries it did not previously own.

5(k) v

•	The adjustment of $51,979 is to reflect the decrease in Stagwell Inc.’s deferred tax liability in connection with the formation of the Issuer as a partnership, recorded at the blended federal and state statutory tax rate of 27.7%.

5(k) vi

•	The adjustment of $440,552 is to reflect a decrease in Common Share and other paid-in capital and an increase in noncontrolling interest to recognize the opening noncontrolling interest balance of Stagwell, as defined in the A&R OpCo LLC Agreement. The adjustment is as follows:

Stagwell’s historical equity	$350,395
Proforma adjustment – 5(k)ii	(156,334)
Proforma adjustment – 5(k)iv	(34,026)
Proforma adjustment – 5(l)	(35,257)
Stagwell’s proforma equity		$124,778
MDC’s historical shareholders’ deficit	$(448,067)
Proforma adjustment – 5(k)i	9,812
Proforma adjustment – 5(k)i	311,600
Proforma adjustment – 5(k)v	51,979
Proforma adjustment – 5(l)	698,635
Proforma adjustment – 5(l)	(39)
MDC’s total equity		623,920
Issuer net assets		$748,698
Tax attributes retained by Stagwell Inc.		48,989
MDC Canada Series 4 Preferred Shares – Cumulative liquidation preference		(102,935)
MDC Canada Series 6 Preferred Shares – Cumulative liquidation preference		(59,623)
		633,129
Stagwell’s estimated ownership percentage of the Issuer Common Units		69.4%
Stagwell – Noncontrolling interest		$440,552

The net tax attributes of $48,989 retained by Stagwell Inc. consist of deferred tax assets relating to U.S. corporate tax losses and tax credits retained by Stagwell Inc. of $40,780 and deferred tax liabilities attributable to Stagwell Inc.’s investment in the Issuer of $89,769. The liquidation preference of the MDC Canada Series 4 Shares and MDC Canada Series 6 Shares accrete at 8.0% per annum, compounded quarterly.

(l)	The adjustment of $652,400 is to remove MDC’s historical shareholders’ deficit of $698,635 and historical accumulated comprehensive income of $(39) in connection with acquisition accounting and a reduction of $35,257 to reflect compensation expense associated with stock awards granted to Stagwell Marketing Group’s employees and $10,978 to reflect the expense associated with Stagwell’s transaction costs.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The following analysis summarizes and provides explanations for the pro forma adjustments included in the unaudited pro forma condensed combined statements of operations presented for six months ended June 30, 2021 and twelve months ended December 31, 2020.

(a)	The adjustment of $60,266 for the twelve months ended December 31, 2020 is to recognize non-recurring compensation expense for new and/or modified awards to brand employees of Stagwell that were issued at the closing of the Transactions. There is no adjustment for the six months ended June 30, 2021.

The awards previously issued were a combination of equity awards subject to ASC 718 and profit sharing/ performance bonus awards subject to ASC 710. In both cases the awards were not considered probable of vesting and no prior compensation expense was recognized.

A total of approximately 12 million FAF units were issued, which are exchangeable for Class A shares of Stagwell Inc. Approximately 7 million units vested immediately upon the closing of the Transactions and approximately 5 million will vest over a six-month service period.

The compensation expense is calculated as the number of units multiplied by Stagwell Inc.’s Class A Common share price of $5.00, which is considered the grant date fair value of all the awards and in accordance with the accounting treatment for modified and/or new awards under ASC 718 and ASC 710.

(b)	The adjustment of $7,763 for the six months ended June 30, 2021 is related to an increase in rent expense to $41,788 from $34,025 as reported in MDC’s historical statement of operations. The adjustment of $33,562 for the twelve months ended December 31, 2020 is a result of the recognition of non-recurring transaction costs of $11,325 for MDC and $10,978 for Stagwell as well as an increase in rent expense of $11,259 to $82,516 from $71,257 as reported in MDC’s historical statement of operations. The increase in rent expense results from the remeasurement of MDC’s leases as the accounting acquiree, as required by ASC 842, Leases. The lease liabilities are measured at the present value of the remaining lease payments reflecting the current discount rate, as if the lease were a new lease at the acquisition date. The remaining lease payments are those expected over the balance of the lease term with the commencement date being the acquisition date. The right-of-use assets were measured at the same amount as the lease liability and was not adjusted to reflect any favorable or unfavorable current market terms as compared to the existing contractual lease agreements as such amount was immaterial. The weighted average remaining lease term of the leases is approximately 7 years. The weighted average discount rate used in connection with the remeasurement of the lease liabilities was 8.4%, which was derived based on the incremental borrowing rate applicable to the lessee. The incremental borrowing rate is determined by adjusting the lessee’s unsecured borrowing rate associated with the term of the lease for full collateralization as well as the impact of certain economic environments, if necessary.

(c)	The adjustments of $32,024 and $61,233 for the six months ended June 30, 2021 and twelve months ended December 31, 2020 reflect the net effect impact on depreciation and amortization in connection with acquisition accounting. The adjustment results from removing the intangible asset amortization expense recorded in MDC’s historical statement of operations of $4,222 and $11,260 for the six months ended June 30, 2021 and twelve months ended December 31, 2020 and recording the new amortization expense of $36,246 and $72,493 for the six months ended June 30, 2021 and twelve months ended December 31, 2020 for the tradenames and customer relationship intangible assets.

Pro forma amortization expense has been recorded based upon the following preliminary fair values and estimated useful lives assigned to the tradenames and acquired customer relationship intangible assets:

	Estimated Fair Value	Estimated Useful Life (Years)	Amortization Expense June 30, 2020	Amortization Expense December 31, 2020
Trade names and Trademarks	$90,600	10	$4,530	$9,060
Customer Relationships	691,200	2-17	31,716	63,433
	$781,800		$36,246	$72,493

(d)	The adjustments of $2,157 and $18,109 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively, consist of incremental interest expense of $2,157 for Stagwell in the six months and $13,794 for MDC and $4,315 for Stagwell for the year. The interest expense for MDC is in connection with the Consent Solicitation Consideration and a 100 basis point increase in the interest rate of the Senior Notes. The interest expense for Stagwell is related to the Term Loan Credit Agreement (see note 5(a) for additional information). The Consent Solicitation Consideration of $17,405 is amortized on a straight-line basis through May 2024, the maturity date of the Senior Notes. The $90 million term loan matures on November 13, 2023, with certain exceptions if the Transactions are not consummated and bears interest at a variable interest rate starting at 3.25% and adjusted as required under the Term Loan Credit Agreement.

(e)	The adjustments of $5,285 and $3,421 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively reflect the reversal of a foreign exchange gain in connection with MDC’s domestication to the United States from Canada. The adjustment gives effect to the change in functional currency of MDC from the Canadian Dollar to the U.S. Dollar.

(f)	The adjustments of $3,776 and $69,427 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively, reflect the tax impact of acquisition accounting and other proforma adjustments and is the sum of the following components:

	6(f)i	6(f)ii	6(f)iii	6(f)iv	Total
Income Tax Expense – June 30, 2021	$(10,941)	$(593)	$6,757	$1,001	$(3,776)
Income Tax Expense – December 31, 2020	$(150,991)	$(13,273)	$53,902	$40,935	$(69,425)

6(f) i

•	The adjustments of $10,941 and $150,991 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively, represent the tax impact of acquisition accounting adjustments recorded at the blended federal and state statutory tax rate of 27.5% and 27.7% as follows:

o	a tax benefit of $0 and $130,911 for the reversal of the valuation allowance for deferred tax assets that are expected to be realizable for Stagwell Inc.

o	a tax benefit of $8,807 and $16,962 for the additional book amortization expense from recording of MDC intangible assets at fair value

o	a tax benefit of $2,134 and $3,118 for the additional rent expense from remeasurement of MDC leases.

6(f) ii

•	The adjustments of $593 and $13,273 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively, consist of the tax benefits for the following Transaction related expenses recorded at the blended federal and state statutory tax rate of 27.5% and 27.7% as follows:

o	a tax benefit of $0 and $6,927 for stock-based compensation awards vesting to Stagwell employees post-merger (see note 6(a) for additional information regarding the stock compensation charge)

o	a tax benefit of $593 and $5,017 for additional interest expense related to consent fees of $0 and $5,094, additional 1% interest coupon paid to holders of MDC’s Senior Notes of $870 million, and additional interest expense related to Stagwell’s Term Loan Credit Agreement of $2,157 and $4,315 (see note 6(d) for additional information regarding the additional interest expense)

o	a tax benefit of $0 and $3,137 for transaction related professional fees

o	a tax expense of $0 and $1,808 for the change in net income attributable to noncontrolling interest of $6,527.

6(f) iii

•	The adjustments of $6,757 and $53,902 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively, represent additional tax expense resulting from the allocation of profits and losses in proportion to the Stagwell/MDC ownership interests in the Issuer as follows:

o	the reversal of an income tax expense of $7,930 and income tax benefit $47,798 calculated as 69.4% (Stagwell’s ownership interest in the Issuer) of $41,572 profit and $248,771 loss consisting of the total profit and losses of MDC’s historical financial results plus proforma adjustments for the passthrough entities attributable to common units multiplied by the blended statutory tax rate of 27.5% and 27.7%.

o	income tax expense of $1,173 and $6,105 for the six months ended June 30, 2021 and twelve months ended December 31, 2020 calculated as 30.6% (MDC’s ownership interest in the Issuer) of $13,926 and $71,943 of profits in Stagwell’s historical passthrough entities multiplied by the blended statutory tax rate of 27.5% and 27.7%.

6(f) iv

•	The adjustment of $1,001 for the six months ended June 30, 2021 represents the tax impact of the change in tax expense attributable to combining the Stagwell historic, MDC historic, and proforma adjustments at the blended statutory tax rate of 27.5% to determine the combined annual effective income tax rate and its impact on the determination of the tax expense for the period

•	The adjustment of $40,935 for the twelve months ended December 31, 2020 represents the net tax impact of MDC’s Redomiciliation into the U.S. from Canada as follows:
		o	tax expense of $44,222 attributable to Canadian capital gains tax and exit tax

		o	a tax benefit of $947 due to the reversal of foreign exchange gains recorded at the blended federal and state statutory tax rate of 27.7%

	o	a tax benefit of $4,697 due to the elimination of U.S. Base Erosion and Avoidance Tax (“BEAT”) related to intercompany interest payments

o	additional U.S. tax expense of $2,357 for Global Intangible Low-Taxed Income (“GILTI”) related to former Canadian Controlled Foreign Corporations transferred to the U.S. in the Redomiciliation.

(g)	The adjustments of $15,374 for the six months ended June 30, 2021 and $218,112 for the twelve months ended December 31, 2020, respectively, are to recognize the noncontrolling interest of Stagwell calculated as follows:

	June 30, 2021	December 31, 2020
MDC historical net income/(loss)	$11,116	$(228,971)
Stagwell historical net income/(loss)	21,710	56,356
Combined historical net income/(loss)	32,826	(172,615)
Proforma adjustments	(43,453)	(107,164)
Issuer net income/(loss) – Proforma	(10,627)	(297,779)
Adjustments (see below):
Preferred Shares – Accretion	(8,540)	(14,179)
Reversal of tax benefit of Issuer Passthrough loss allocated to Stagwell Inc.	(2,327)	(11,078)
Issuer net income/loss attributable to common units – Proforma	(21,495)	(305,036)
Stagwell ownership %	69.4%	69.4%
Noncontrolling Interest – Stagwell	$(14,910)	$(211,585)
Proforma adjustment – purchase of noncontrolling interest	(465)	(6,527)
Proforma adjustment – 6(g)	$(15,374)	$(218,112)

Preferred Shares – Accretion
Series 4 Preferred Units – Accretion	$5,896	$9,789
Series 6 Preferred Units – Accretion	2,644	4,390
Total	$8,540	$14,179

Reversal of tax benefit of Issuer passthrough loss allocated to Stagwell Inc.
Issuer – pre-tax loss of passthroughs	$8,462	$39,992
Tax rate	27.5%	27.7%
Total	$2,327	$11,078

(h)	Amount reflects pro forma basic and diluted loss per share calculated using Stagwell Inc.’s pro forma loss and pro forma weighted average number of shares outstanding.

(i)	Adjustments reflect pro forma basic and diluted weighted average shares outstanding calculated as follows:

	Basic shares June 30, 2021	Diluted shares June 30, 2021
MDC – as previously reported	74,240,447	77,001,526
Issuance of equity consideration shares(i)	—	—
Stagwell – adjusted for pro forma presentation	74,240,447	77,001,526

	Basic shares December 31, 2020	Diluted shares December 31, 2020
MDC – as previously reported	72,862,178	72,862,178
Issuance of equity consideration shares (i)	—	—
Stagwell - adjusted for pro forma presentation	72,862,178	72,862,178

Shares exchanged for Stagwell net assets upon completion of the Transactions do not participate in the earnings of Stagwell Inc.. As such, basic EPS is not affected for the Stagwell Class C Shares issued in connection with the Stagwell New MDC Contribution. This assumption is consistent with the assumption that the Transactions were consummated as of January 1, 2020 for purposes of preparing the unaudited pro forma combined statements of operations.

Management’s Discussion and Analysis of the Financial Condition and Results of the Stagwell Subject Entities

The following discussion and analysis are based on and should be read in conjunction with the Stagwell Unaudited Condensed Consolidated Financial Statements and the notes related thereto included elsewhere in this offering circular, which have been prepared in accordance GAAP and derived from the financial statements of Stagwell Marketing Group LLC. This Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Stagwell Subject Entities (“MD&A”) contains forward-looking statements and should be read in conjunction with the disclosures and information contained and referenced under the captions “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” in this offering circular.

In this section, the Stagwell Subject Entities are referred to as “Stagwell”, “the Company,” “we,” “our,” or “us”.

Executive Summary

On December 21, 2020, MDC and Stagwell Media announced that they had entered into the Transaction Agreement, providing for the combination of MDC with the Stagwell Subject Entities. The Company formally merged with MDC to form Stagwell Inc. on August 2, 2021.

The Stagwell Subject Entities comprise Stagwell Marketing and its direct and indirect subsidiaries. Stagwell Marketing is a Delaware limited liability company that was formed on March 9, 2017 and is governed by the terms and conditions of a limited liability agreement effective as of the same date. Stagwell Media owns all of the equity interests of Stagwell Marketing through Stagwell Marketing Group Holdings LLC. Stagwell Media is managed by The Stagwell Group LLC, a registered investment adviser. Stagwell Marketing was formed to hold the previously existing interests of Stagwell Media in its portfolio of marketing services companies and the contribution by Stagwell Media to Stagwell Marketing of all of those interests on March 9, 2017 was accounted for by Stagwell Media at historical cost as a transaction under common control.

Stagwell is an independent, full service, technology-driven marketing consultancy working at the crossroads of the art and science of creativity. We excel at offering clients simplicity and speed of execution. As of July 31, 2021, the Stagwell Subject Entities have over 3,960 employees operating in more than 20 countries around the world. For more information about the Stagwell business, see the Stagwell Unaudited Condensed Consolidated Financial Statements included elsewhere in this offering circular and the section entitled “Summary—Legacy Stagwell Subject Entities.”

Stagwell conducts its business through its operating companies (referred to as “Brands”), each of which is included in one of six reportable segments, which include the following: (i) Digital Transformation and Performance Marketing (“Digital — Marketing”), (ii) Digital Content (“Digital — Content”), (iii) Research for Technology and Entertainment (“Research — Technology”), (iv) Research for Corporate (“Research — Corporate”), (v) Communications, Public Affairs and Advocacy (“Communications, Public Affairs and Advocacy”), and (vi) All Other Brands (“All Other”). The All Other reportable segment reports the operating results of Brands not included in our other segments and that generally have dissimilar economic characteristics. As a result, the All Other reportable segment may report different margin profiles than other segments, due to the following: (i) this segment includes Stagwell’s emerging Software-as-a-Service (“SaaS”) products that are receiving significant paid marketing support out of the operating expense of the business for customer acquisition and (ii) this segment includes Stagwell’s pharmaceutical marketing line of business which can be more short-term-project-based in nature due to the irregular nature of when pharmaceutical product launches occur and when approval is given for them by governmental authorities. In addition, Stagwell reports its corporate office expenses incurred in connection with the strategic resources provided to the operating companies, as well as certain other centrally managed expenses that are not fully allocated to the operating segments as Corporate. Corporate provides client and business development support to the operating segments as well as certain strategic resources, including accounting, administrative, financial, real estate, human resource and legal functions. The following discussion focuses on the operating performance of the Company for the three and six months ended June 30, 2021 and June 30, 2020 and the financial condition of the Company as of June 30, 2021. This analysis should be read in conjunction with the Stagwell Unaudited Condensed Consolidated Financial Statements included elsewhere in this offering circular and Note 18 of the Notes to the Stagwell Consolidated Financial Statements for the years ended December 31, 2020, 2019 and 2018 included elsewhere in this offering circular for a description of each of our reportable segments.

Recent Developments

Beginning in December 2019, an outbreak of coronavirus (“COVID-19”) emerged in China and has spread to other parts of the world, including locations where the Company conducts business. On March 11, 2020, the World Health Organization announced COVID-19 had been declared a pandemic, and on March 13, 2020 the U.S. President announced a National Emergency relating to the disease. The spread of COVID-19 has caused significant volatility in the United States and international markets and, in many industries, including some in which our clients operate, business activity has virtually shut down entirely. The COVID-19 pandemic has negatively impacted the Company’s results of operations, statement of financial position and cash flows due to its impact on certain of our Brands, particularly those that serve the travel and entertainment industries. The travel vertical in our Digital Content segment, has experienced ongoing challenges throughout the first half of 2021 as marketers continue to cancel orders or defer media placements at airplanes and in hotels. Further, multiple airline partners have reduced or eliminated their publications, and airport concessionaires have closed due to lack of passenger traffic. Our Research—Technology segment, which specializes in entertainment testing and forecasting, remained negatively impacted during the first half of 2021 as theatrical releases and productions remained below pre-pandemic levels. Alternatively, growth in market research related to streaming services and technology products has accelerated. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Stagwell Subject Entities—Reportable Segments Results of Operations.”

We have taken actions in response to the pandemic’s impact to our businesses, including working closely with our clients to address their evolving service requirements and transitioning to a remote work environment, rationalizing our compensation and general and administrative expenses, and monitoring liquidity. The impact of the pandemic and the corresponding actions we have taken are reflected in our judgments, assumptions and estimates in the preparation of the financial statements. The full extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including additional actions taken to contain COVID-19 or treat its impact, among others. Our business and financial results could be materially and adversely impacted.

Financing

On August 2, 2021, we increased the commitments under our existing credit agreement with a syndicate of banks led by JPMorgan Chase Bank, N.A (the “Expanded JPM Syndicated Facility”) by $175 million from $325 million to $500 million in the context of entry into the Combined Credit Agreement. On March 18, 2020, commitments under our existing credit agreement with a syndicate of banks led by JPMorgan Chase Bank, N.A (the “New JPM Syndicated Facility”) were increased by $60 million from $265 million to $325 million. On November 13, 2020, we amended certain terms of our New JPM Syndicated Facility in contemplation of the Proposed Transactions and entered into a term loan agreement (the “JPM Credit Agreement”) that provided us with a Delayed Draw Term Loan A in an aggregate principal amount of $90.0 million. Each of the foregoing New JPM Syndicated Facility and JPM Credit Agreement are now replaced or refinanced by the Combined Credit Agreement, which increases the commitments under the New JPM Syndicated Facility. For additional information about the terms of our debt obligations see “—Liquidity and Capital Resources — Total Debt.”

Significant Factors Affecting our Business and Results of Operations

The most significant factors affecting our business and results of operations include national, regional, and local economic conditions, our clients’ profitability, mergers and acquisitions of our clients, changes in top management of our clients and our ability to retain and attract key employees. New business wins and client losses occur due to a variety of factors. The two most significant factors are (i) our clients’ desire to change marketing communication firms, and (ii) the digital and data-driven products that our Brands offer. A client may choose to change marketing communication firms for several reasons, such as a change in leadership where new management wants to retain an agency that it may have previously worked with. In addition, if the client is merged or acquired by another company, the marketing communication firm is often changed. Clients also change firms as a result of the firm’s failure to meet marketing performance targets or other expectations in client service delivery.

Seasonality

Historically, we typically generate the highest quarterly revenue during the fourth quarter in each year with a significant increase during the even years. The highest volumes of retail related consumer marketing increase with the back-to-school season through the end of the holiday season. The even years benefit from the U.S. election cycles.

Non-GAAP Measures:

Stagwell reports its financial results in accordance with GAAP. Additionally, we have included certain non-GAAP financial measures that we use to operate the business. We believe these measures provide useful supplemental information to both management and readers of this offering circular when evaluating our financial performance and financial condition. These measures do not have a standardized meaning prescribed by GAAP and should not be construed as an alternative to other titled measures determined in accordance with GAAP.

The key metrics that we use to evaluate our financial performance are (1) organic revenue and inorganic revenue (as defined below), and (2) Adjusted EBITDA.

We use two non-GAAP measures — organic revenue and inorganic revenue (as defined below) when evaluating growth or decline in our revenues. These measures permit us to isolate the changes in revenue of our existing businesses from period to period, which are defined as the businesses that were owned for the entirety of both periods being compared.

“Net revenue” is GAAP revenue adjusted to exclude certain third-party direct costs when the Company acts as principal for the services rendered in the client arrangement.

“Inorganic revenue” consists of (i) for acquisitions during the current year, the revenue effect from such acquisitions as if the acquisition had been owned during the equivalent period in the prior year and (ii) for acquisitions during the previous year, the revenue effect from such acquisitions as if they had been owned during that entire year (or same period as the current reportable period), taking into account their respective pre-acquisition revenue for the applicable periods.

“Organic revenue” is calculated by subtracting both the foreign exchange and acquisition (disposition) components from total revenue. “Organic revenue growth” and “organic revenue decline” refers to the positive or negative changes in revenue that were not attributable to the effects of foreign exchange or acquired run rate revenue from acquisitions. The organic revenue growth (decline) component reflects the constant currency impact of (a) the change in revenue of the Company’s Brands that have been held throughout each of the comparable periods presented, and (b) inorganic revenue.

We use the term “existing brands” or “existing businesses” to mean businesses that were owned for the entirety of both years being compared. We use the term “acquired brands” or “acquired businesses” to refer to businesses that were acquired during the periods being compared.

We exclude the effect of acquisitions and dispositions when evaluating period-to-period organic revenue because the nature, size, timing and number of acquisitions and divestitures can vary dramatically from period-to-period, obscuring underlying business trends and making comparisons of long-term performance difficult. We exclude the effect of currency translation from organic revenue because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends.

We believe comparing organic revenue from period to period illustrates the underlying financial performance of our businesses including the impact of management’s oversight and decisions, the impact of our investments and resource allocation decisions on our business, and is indicative of the market conditions our businesses operate in.

We completed acquisitions during the periods reported for certain segments, for which we describe inorganic revenue below, as well as the corresponding organic revenue growth (decline). In 2020, these segments were Digital – Marketing, Digital – Content, and Communications, Public Affairs and Advocacy.

“Adjusted EBITDA” is defined as net income adjusted for (a) interest expense, (b) provision for income taxes, (c) depreciation and amortization expense, (d) other income (expenses), (e) equity in earnings (losses) of unconsolidated affiliates, (f) deferred acquisition consideration adjustments, and (g) other items, net. Other items, net includes items such as acquisition-related expenses, other non-recurring items and other restructuring costs.

We believe Adjusted EBITDA is a useful measure for investors to evaluate the performance of our business. Adjusted EBITDA should be viewed as supplemental to, and not as an alternative for net income calculated in accordance with GAAP or operating income calculated in accordance with GAAP.

This section includes a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, as presented in the tables below.

THREE MONTHS ENDED JUNE 30, 2021 COMPARED TO THREE MONTHS ENDED JUNE 30, 2020

The following table presents a summary of our consolidated financial results for the three months ended June 30, 2021 and 2020.

(Amounts reported in thousands)	Three Months Ended June 30,				Change
	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	$209,560		$162,330		$47,230	29.1%
Operating expenses:
Cost of services sold	122,074	58.3%	103,296	63.6%	18,778	18.2%
Office and general expenses	52,674	25.1%	41,243	25.4%	11,431	27.7%
Depreciation and amortization	10,381	5.0%	10,108	6.2%	273	2.7%
Total operating expenses	185,129	88.3%	154,647	95.3%	30,482	19.7%
Operating Income	24,431	11.7%	7,683	4.7%	16,748	218.0%
Other expenses, net
Interest expense, net	(1,935)	(0.9)%	(1,976)	(1.2)%	41	2.1%
Other expense, net	(486)	(0.2)%	(691)	(0.4)%	205	29.7%
Income before taxes and equity in losses of unconsolidated affiliates	22,010	10.5%	5,016	3.1%	16,994	338.8%
Provision for income taxes	(3,348)	(1.6)%	(134)	(0.1)%	(3,214)	(2,398.5)%
Equity in losses of unconsolidated affiliate	(3)	0.0%	(37)	0.0%	34	91.9%
Net Income	18,659	8.9%	4,845	3.0%	13,814	285.1%
Less: Net income attributable to noncontrolling interest	1,470	0.7%	1,671	1.0%	(201)	(12.0)%
Less: Net loss attributable to redeemable noncontrolling interests	(156)	(0.1)%	(1,097)	(0.7)%	941	85.8%
Net Income attributable to Member	$17,345	8.3%	$4,271	2.6%	$13,074	306.1%

Revenue	209,560	100.0%	162,330	100.0%	47,230	29.1%
Third-party service costs	(27,716)	(13.2)%	(31,974)	(19.7)%	4,258	13.3%
Net Revenue*	$181,844	86.8%	$130,356	80.3%	$51,488	39.5%

Net Income	$18,659	8.9%	$4,845	3.0%	$13,814	285.1%
Interest expense, net	1,935	0.9%	1,976	1.2%	(41)	(2.1)%
Provision for income taxes	3,348	1.6%	134	0.1%	3,214	2398.5%
Depreciation and amortization	10,381	5.0%	10,108	6.2%	273	2.7%
EBITDA	34,323	16.4%	17,063	10.5%	17,260	101.2%
Management Adjustments
Other expense, net	833	0.4%	688	0.4%	145	21.1%
Equity in losses of unconsolidated affiliate	3	0.0%	37	0.0%	(34)	(91.9)%
Acquisition-related expenses	1,297	0.6%	440	0.3%	857	194.8%
Deferred acquisition consideration expenses	2,098	1.0%	1,144	0.7%	954	83.4%
Other non-recurring items	164	0.1%	-	0.0%	164	n/m
Other restructuring costs	-	0.0%	846	0.5%	(846)	-100.0%
Adjusted EBITDA*	$38,718	18.5%	$20,218	12.5%	$18,500	91.5%
*Refer to the definition of non-GAAP measures for calculations of Net Revenue and Adjusted EBITDA.

Consolidated Results of Operations

Revenue

Revenue for the three months ended June 30, 2021 was $209.5 million compared to $162.3 million for the three months ended June 30, 2020. The increase of $47.2 million, or 29.1%, included organic revenue growth of $38.7 million, or 23.8%, inorganic revenue of $7.5 million, and a foreign exchange impact of $1.0 million. The organic revenue increase was primarily attributable to double-digit organic growth across all non-political segments totaling $42.6 million. This was offset by a decrease in our Communications, Public Affairs and Advocacy segment, which reported a decline of $3.8 million. Inorganic revenue included $7.5 million from acquisitions that expanded our digital transformation and digital platform management offerings.

Our revenue includes third-party direct costs, which are expenses incurred with third-party vendors when we act as the principal when performing services for our clients. Third-party direct costs for the three months ended June 30, 2021 were $27.7 million compared to $32.0 million for the three months ended June 30, 2020. The decrease of $4.3 million, or 13.3%, was principally due to reduced spend on certain media and production purchases, and fees paid to third-party vendors for services rendered in the comparative prior period.

The components of the changes in revenue by reportable segment for the three months ended June 30, 2021 compared to the three months ended June 30, 2020 were as follows:

	Three Months ended June 30,
Segment	2021	Foreign Currency	Organic	Inorganic	2020
(Amounts reported in thousands)
Digital – Marketing	$76,324	$269	$17,583	$7,477	$50,995
Digital – Content	33,278	772	8,855	-	23,651
Research - Technology	21,933	-	10,026	-	11,907
Research – Corporate	17,770	-	4,923	-	12,847
Communications, Public Affairs and Advocacy	48,580	-	(3,843)	-	52,423
All Other	11,675	-	1,168	-	10,507
Total	$209,560	$1,041	$38,712	$7,477	$162,330

Operating Expenses

Operating expenses for the three months ended June 30, 2021 were $185.1 million compared to $154.6 million for the three months ended June 30, 2020. The increase of $30.5 million, or 19.7%, was related to additional operating expenses incurred by our existing brands in support of the revenue growth noted above plus additional costs connected to acquired brands. The total increase included increases in third-party direct costs and labor costs totaling $18.8 million as well as increases in office and general expenses of $11.4 million primarily due to additional employee headcount and professional fees to support our growth.

Operating Income

Operating income for the three months ended June 30, 2021 was $24.4 million compared to $7.7 million for the three months ended June 30, 2020. The increase of $16.7 million, or 218.0%, was primarily due to operating income increases from our existing brands of $14.6 million as a result of the increase in revenue described above and $2.1 million from acquired businesses.

Interest Expense, Net

Interest expense, net, remained relatively consistent at $1.9 million for the three months ended June 30, 2021 compared to $2.0 million for the three months ended June 30, 2020.

Other Expense, net

Other expense, net, for the three months ended June 30, 2021 was $0.5 million compared to $0.7 million for the three months ended June 30, 2020. The expense reduction of $0.2 million, or 29.7%, was primarily due to a decreased negative impact from the foreign currency exchange of debt denominated in British Pound Sterling.

Provision for Income Taxes

Income tax expense for the three months ended June 30, 2021 was $3.4 million, which resulted in an effective tax rate of 15.2% on income before taxes and equity in losses of unconsolidated affiliates of $22.0 million. Comparatively, income tax expense for the three months ended June 30, 2020 was $0.1 million, which resulted in an effective tax rate of 2.7% on income before taxes and equity in losses of unconsolidated affiliates of $5.0 million. The increase in the provision for income taxes is primarily due to an increase in taxable income at certain brands that are classified as regarded entities, which includes controlled foreign corporations as well as certain domestic corporations.

Equity in Losses of Unconsolidated Affiliates

Equity in Losses of unconsolidated affiliates was immaterial for the three months ended June 30, 2021 and 2020.

Net Income Attributable to Noncontrolling Interest

Net Income Attributable to Noncontrolling Interest for the three months ended June 30, 2021 was $1.5 million compared to $1.7 million for the three months ended June 30, 2020. See Note 12 of the Notes to the Stagwell Unaudited Condensed Consolidated Financial Statements included elsewhere in this offering circular for details of our noncontrolling interest.

Net Loss Attributable to Redeemable Noncontrolling Interest

Net Loss Attributable to Redeemable Noncontrolling Interest for the three months ended June 30, 2021 was $0.2 million compared to $1.1 million for the three months ended June 30, 2020. The increase of $0.9 million, or 85.8%, was principally due to the improved operating results of certain brands that were directly impacted by COVID-19 in the prior period.

Net Income Attributable to Stagwell Media

Net Income Attributable to Stagwell Media for the three months ended June 30, 2021 was $17.3 million, compared to $4.3 million for the three months ended June 30, 2020. The increase of $13.0 million, or 306.1%, was principally due to the increases in our revenue, which is discussed above, that resulted in an operating income increase of $16.7 million partially offset by an increase to the provision for income tax totaling $3.2 million and an increase to income attributable to redeemable noncontrolling interests totaling $0.9 million.

REPORTABLE SEGMENTS RESULTS OF OPERATIONS

The following discussion provides additional detailed disclosures for each of our reportable segments.

Digital — Marketing: Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020

The Digital-Marketing reportable segment includes Brands that support the delivery of content, commerce, service, and sales using digital channels. These Brands create websites, back-end systems and other digital environments allowing consumers to engage with Brands using search engine optimization, bots, search engine marketing, influencer & affiliate marketing, email marketing, customer relationship management and programmatic advertising. Brands include Code and Theory, Forward PMX Group, MMI Agency and Stagwell Technologies.

Digital marketing’s operating results, including revenue, operating income, net income and Adjusted EBITDA for the three months ended June 30, 2021 compared to the three months ended June 30, 2020 were as follows:

	Three Months Ended June 30,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	76,324		50,995		25,329	49.7%
Operating Income	10,715	14.0%	5,028	9.9%	5,687	113.1%
Net Income	7,976	10.5%	4,420	8.7%	3,556	80.5%
Adjusted EBITDA	16,663	21.8%	8,540	16.7%	8,123	95.1%

Digital-Marketing’s revenue for the three months ended June 30, 2021 was $76.3 million compared to $51.0 million for the three months ended June 30, 2020. The increase of $25.3 million, or 49.7%, was primarily due to revenue growth reported by our digital transformation and performance marketing brands totaling $12.6 million. Acquired businesses that expanded our digital transformation offering reported $7.4 million of inorganic growth and $5.3 million of organic growth. The segment’s total revenue increase also includes a positive foreign exchange effect on revenue of $0.3 million.

Digital-Marketing’s operating income for the three months ended June 30, 2021 was $10.7 million compared to $5.0 million for the three months ended June 30, 2020. The increase of $5.7 million, or 113.1%, was primarily due to the revenue increases of $25.3 million noted above, that were partially offset by an increase in operating expenses totaling $19.6 million. This included additional operating expenses related to acquired businesses totaling $10.6 million, which included fair value adjustments to deferred acquisition consideration, compensation, real estate and other general and administrative costs. Additionally, operating expenses at our existing brands increased $9.0 million due to increased third-party direct costs and labor costs to support the revenue growth noted above.

Digital-Marketing’s Adjusted EBITDA for the three months ended June 30, 2021 was $16.7 million compared to $8.5 million for the three months ended June 30, 2020. The increase of $8.1 million, or 95.1%, is primarily due to the $5.7 million increase in operating income noted above, plus deferred acquisition consideration charges of $2.0 million and $0.4 million of additional depreciation and amortization recognized in the three months ended June 30, 2021 as compared to the three months ended June 30,2020.

Digital — Content: Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020

The Digital-Content reportable segment includes Brands that create online and offline content supported by ad sales to help clients target niche B2B audiences and general consumers. Brands include MultiView, Ink and Observatory.

Digital-Content’s operating results, including revenue, operating loss, net loss, and Adjusted EBITDA (Loss) for the three months ended June 30, 2021 compared to the three months ended June 30, 2020 were as follows:

	Three Months Ended June 30,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	33,278		23,651		9,627	40.7%
Operating Loss	(2,082)	-6.3%	(5,715)	-24.2%	3,633	63.6%
Net Loss	(2,440)	-7.3%	(4,890)	-20.7%	2,450	50.1%
Adjusted EBITDA (Loss)	1,337	4.0%	(2,237)	-9.5%	3,574	159.8%

Digital-Content’s revenue for the three months ended June 30, 2021 was $33.3 million compared to $23.7 million for the three months ended June 30, 2020. The increase of $9.6 million, or 40.7%, includes a $7.0 million revenue increase from our existing travel marketing business, due to the easing of global travel restrictions put in place in response to COVID-19 that adversely impacted the comparative reporting period in 2020 as well as a $2.6 million revenue increase from our other offerings within the segment. The segment’s total revenue increase also includes a positive foreign exchange effect on revenue of $0.7 million.

Digital-Content’s operating loss for the three months ended June 30, 2021 was $2.1 million compared to an operating loss of $5.7 million for the three months ended June 30, 2020. The $3.6 million, or 63.6%, improvement was primarily due to the revenue increases of $9.6 million noted above, partially offset by an increase in operating expenses of $6.0 million to support the revenue growth.

Digital-Content’s Adjusted EBITDA for the three months ended June 30, 2021 was income of $1.3 million compared to a loss of $2.2 million for the three months ended June 30, 2020. The increase of $3.5 million, or 159.8%, is primarily due to the improved revenue and operating loss noted above.

Research — Technology: Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020

The Research — Technology reportable segment consists of a single Brand, National Research Group, which conducts qualitative and quantitative research among consumers on behalf of theatrical, television, streaming content creators, gaming companies and technology companies to attract and engage consumers.

Research — Technology’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the three months ended June 30, 2021 compared to the three months ended June 30, 2020 were as follows:

	Three Months Ended June 30,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	21,933		11,907		10,026	84.2%
Operating Income	5,380	24.5%	1,840	15.5%	3,540	192.4%
Net Income	4,212	19.2%	1,290	10.8%	2,922	226.5%
Adjusted EBITDA	6,010	27.4%	2,342	19.7%	3,668	156.6%

Research — Technology’s revenue for the three months ended June 30, 2021 was $21.9 million compared to $11.9 million for the three months ended June 30, 2020. The increase of $10.0 million, or 84.2%, was primarily due to the easing of COVID-19 restrictions on travel, reopening of movie theatres around the world and the return of media production, combined with continued growth in the streaming, gaming and technology verticals.

Research — Technology’s operating income for the three months ended June 30, 2021 was $5.4 million compared to $1.8 million for the three months ended June 30, 2020. The increase of $3.5 million, or 192.4%, was primarily due to the revenue increase of $10.0 million noted above, partially offset by an increase of $6.5 million in operating expenses due to increased employee headcount and data acquisition costs.

Research — Technology’s Adjusted EBITDA for the three months ended June 30, 2021 was $6.0 million compared to $2.3 million for the three months ended June 30, 2020. The increase of $3.7 million, or 156.6%, was primarily due to the increase in revenue and the $3.5 million improvement of operating income noted above.

Research — Corporate: Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020

The Research — Corporate reportable segment includes Brands that conduct qualitative and quantitative research among consumers and B2B audiences to help companies understand their purchase intent habits and trends to aid in marketing decisions and product development, views of brand and corporate reputation and the use of research for public release. Brands include Harris Insights and Analytics and HarrisX.

Research — Corporate’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the three months ended June 30, 2021 compared to the three months ended June 30, 2020 were as follows:

	Three Months Ended June 30,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	17,770		12,847		4,923	38.3%
Operating Income	2,721	15.3%	774	6.0%	1,947	251.6%
Net Income	2,535	14.3%	628	4.9%	1,907	303.7%
Adjusted EBITDA	3,372	19.0%	1,883	14.7%	1,489	79.1%

Research — Corporate’s revenue for the three months ended June 30, 2021 was $17.7 million compared to $12.8 million for the three months ended June 30, 2020. The increase of $4.9 million, or 38.3%, was primarily due to growth in the enterprise technology research and corporate custom research.

Research — Corporate’s operating income for the three months ended June 30, 2021 was $2.7 million compared to $0.8 million for the three months ended June 30, 2020. The increase of $1.9 million was primarily due to the revenue increase of $4.9 million noted above, partially offset by an increase in operating expenses totaling $3.0 million related to our enterprise technology research offering and increased data acquisition costs.

Research — Corporate’s Adjusted EBITDA for the three months ended June 30, 2021 was $3.4 million compared to $1.9 million for the three months ended June 30, 2020. The increase of $1.5 million, or 79.1%, was principally due to the operating income increase of $1.9 million noted above, partially offset by the reduction of certain restructuring costs of $0.6 million that occurred during the three months ended June 30, 2020.

Communications, Public Affairs and Advocacy: Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020

The Communications, Public Affairs and Advocacy reportable segment includes Brands that provide strategic communications through media relations, social media and in-person engagements, as well as utilizing digital channels to mobilize and raise funds from supporters and constituents to support political candidates and issue organizations in the public arena. Brands include SKDK, Targeted Victory and Wye Communications.

Communications, Public Affairs and Advocacy’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the three months ended June 30, 2021 compared to the three months ended June 30, 2020 were as follows:

	Three Months Ended June 30,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	48,580		52,423		(3,843)	-7.3%
Operating Income	8,450	17.4%	6,328	12.1%	2,122	33.5%
Net Income	8,683	17.9%	6,054	11.5%	2,629	43.4%
Adjusted EBITDA	10,047	20.7%	9,023	17.2%	1,024	11.3%

Communications, Public Affairs and Advocacy’s revenue for the three months ended June 30, 2021 was $48.6 million compared to $52.4 million for the three months ended June 30, 2020. The decrease of $3.8 million, or 7.3%, was primarily due to our businesses reporting more revenue during the U.S. 2020 election cycle as they supported a number of issue advocacy programs, fundraising activities and campaign strategy.

Communications, Public Affairs and Advocacy’s operating income for the three months ended June 30, 2021 was $8.5 million compared to $6.3 million for the three months ended June 30, 2020, an increase of $2.1 million, or 33.5%. The increase in operating income was driven by a $6.0 million decline in operating expenses, which included a $6.8 million reduction of third-party direct costs, partially offset by a $1.0 million increase in office and general expenses due to increased employee headcount and employee compensation.

Communications, Public Affairs and Advocacy’s Adjusted EBITDA for the three months ended June 30, 2021 was $10.0 million compared to $9.0 million for the three months ended June 30, 2020. The increase of $1.0 million, or 11.3%, is primarily due to the operating income increase of $2.1 million noted above, partially offset by a $1.1 million decline in deferred acquisition consideration adjustments.

All Other: Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020

The All Other reportable segment includes Brands that create, produce, and promote advertising through traditional and digital channels, and provide public relations, healthcare, online reputation and digital privacy solutions for individuals and businesses. Brands include Scout, Reputation Defender and CUE.

All Other’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the three months ended June 30, 2021 compared to the three months ended June 30, 2020 were as follows:

	Three Months Ended June 30,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	$11,675		$10,507		$1,168	11.1%
Operating Income	1,215	10.4%	661	6.3%	554	83.8%
Net Income	1,202	10.3%	663	6.3%	539	81.3%
Adjusted EBITDA	1,668	14.3%	1,420	13.5%	248	17.5%

All Other’s revenue for the three months ended June 30, 2021 was $11.7 million compared to $10.5 million for the three months ended June 30, 2020. The increase of $1.2 million, or 11.1%, was primarily due to an increase in our online reputation management offering increasing by $1.1 million.

All Other’s operating income for the three months ended June 30, 2021 was $1.2 million compared to $0.7 million for the three months ended June 30, 2020. The increase of $0.5 million was primarily due to the revenue increase of $1.2 million noted above and partially offset by an increase in operating expenses of $0.6 million to support the revenue growth.

All Other’s Adjusted EBITDA for the three months ended June 30, 2021 was $1.7 million compared to $1.4 million for the three months ended June 30, 2020. The increase of $0.3 million is primarily due to the operating income increase noted above, and changes in deferred acquisition consideration adjustments totaling $0.1 million.

Corporate: Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020

The Corporate reportable segment includes expenses incurred by our corporate function. These costs primarily consist of office and general expenses, salaries and employee-related expenses that are not fully allocated to the operating segments. These costs include salaries, long-term incentives, bonuses and other miscellaneous benefits for corporate office employees, corporate office expenses, professional fees related to financial statement audits and legal, information technology and other consulting services that are engaged through our corporate office, and depreciation incurred on our corporate office. The Corporate segment’s operating loss was $2.0 million for the three months ended June 30, 2021 compared to $1.2 million for the three months ended June 30, 2020, due to a $0.8 million increase in compensation costs.

SIX MONTHS ENDED JUNE 30, 2021 COMPARED TO SIX MONTHS ENDED JUNE 30, 2020

The following table presents a summary of our consolidated financial results for the six months ended June 30, 2021 and 2020.

(Amounts reported in thousands)	Six Months Ended June 30,				Change
	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	$390,802		$346,873		$43,929	12.7%
Operating expenses:
Cost of services sold	234,073	59.9%	224,054	64.6%	10,019	4.5%
Office and general expenses	104,952	26.6%	84,515	24.4%	20,437	24.2%
Depreciation and amortization	21,331	5.5%	19,864	5.7%	1,467	7.4%
Total operating expenses	360,356	92.2%	328,433	94.7%	31,923	9.7%
Operating Income	30,446	7.8%	18,440	5.3%	12,006	65.1%
Other expenses, net
Interest expense, net	(3,286)	(0.8)%	(2,887)	(0.8)%	(399)	(13.8)%
Other income, net	122	0.0%	2,336	0.7%	(2,214)	(94.8)%
Income before taxes and equity in (losses) earnings of unconsolidated affiliates	27,282	7.0%	17,889	5.2%	9,393	52.5%
Provision for income taxes	(4,021)	(1.0)%	(593)	(0.2)%	(3,428)	(578.1)%
Equity in earnings of unconsolidated affiliate	1	0.0%	42	0.0%	(41)	(97.6)%
Net Income	23,262	6.0%	17,338	5.0%	5,924	34.2%
Less: Net income attributable to noncontrolling interest	2,623	0.7%	2,809	0.8%	(186)	-6.6%
Less: Net income attributable to redeemable noncontrolling interests	(1,071)	(0.3)%	(1,789)	(0.5)%	718	40.1%
Net Income attributable to Member	$21,710	5.6%	$16,318	4.7%	$5,392	33.0%

Revenue	390,802		346,873		43,929	12.7%
Third-party service costs	(50,884)	-13.0%	(65,681)	(18.9)%	14,797	22.5%
Net Revenue*	$339,918	87.0%	$281,192	81.1%	$58,726	20.9%

Net Income	$23,262	6.0%	$17,338	5.0%	$5,924	34.2%
Interest expense, net	3,286	0.8%	2,887	0.8%	399	13.8%
Provision for income taxes	4,021	1.0%	593	0.2%	3,428	578.1%
Depreciation and amortization	21,331	5.5%	19,864	5.7%	1,467	7.4%
EBITDA	51,900	13.3%	40,682	11.7%	11,218	27.6%
Management Adjustments
Other (expense) income, net	224	0.1%	(2,336)	(0.7)%	2,560	109.6%
Equity in earnings of unconsolidated affiliate	(1)	0.0%	(42)	0.0%	41	97.6%
Acquisition-related expenses	3,942	1.0%	1,135	0.3%	2,807	247.3%
Deferred acquisition consideration expenses	6,034	1.5%	1,121	0.3%	4,913	438.3%
Other non-recurring items	461	0.1%	-	0.0%	461	n/m
Other restructuring costs	-	0.0%	1,289	0.4%	(1,289)	(100.0)%
Adjusted EBITDA*	$62,560	16.0%	$41,849	12.1%	$20,711	49.5%

*Refer to the definition of non-GAAP measures for calculations of Net Revenue and Adjusted EBITDA.

Consolidated Results of Operations

Revenue

Revenue for the six months ended June 30, 2021 was $390.8 million compared to $346.9 million for the six months ended June 30, 2020. The increase of $43.9 million, or 12.7%, included organic revenue growth of $25.9 million, or 7.5%, inorganic revenue of $17.1 million, and a foreign exchange impact of $0.9 million. The organic revenue growth was primarily attributable to a $26.2 million increase in organic revenues from our Digital – Marketing segment. This was partially offset by an organic revenue decline of $18.6 million from our Communications, Public Affairs and Advocacy and Digital – Content segments. All remaining segments reported organic revenue growth of $18.4 million. Inorganic revenue totaled $17.1 million and included $15.0 million from investments that expanded our digital transformation offerings and $2.2 million from investments that expanded our strategic corporate communications offering.

Our revenue includes third-party direct costs, which are expenses incurred with third-party vendors when we act as the principal when performing services for our clients. Third-party direct costs for the six months ended June 30, 2021 were $50.9 million compared to $65.7 million for the six months ended June 30, 2020. The decrease of $14.8 million, or 22.5%, was principally due to reduced spend on certain media and production purchases, and fees paid to third-party vendors for services rendered in the comparative prior period, most of which were related to the 2020 US election cycle.

The components of the changes in revenue by reportable segment for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 were as follows:

	Six Months Ended June 30,
Segment	2021	Foreign Currency	Organic	Inorganic	2020
(Amounts reported in thousands)
Digital - Marketing	$142,955	$291	$26,168	$14,953	$101,543
Digital - Content	61,293	603	(3,662)	-	64,352
Research - Technology	37,272	-	9,055	-	28,217
Research - Corporate	34,345	-	9,184	-	25,161
Communications, Public Affairs and Advocacy	91,880	-	(14,965)	2,183	104,662
All Other	23,057	-	119	-	22,938
Total	$390,802	$894	$25,899	$17,136	$346,873

Operating Expenses

Operating expenses for the six months ended June 30, 2021 were $360.4 million compared to $328.4 million for the six months ended June 30, 2020. The increase of $31.9 million, or 9.7%, was related to an $11.3 million increase of operating expenses incurred by our existing brands in support of the revenue growth noted above plus $20.6 million of costs connected to acquired brands. As a result, our operating expenses increased $20.4 million to office and general expenses, which related to increased employee headcount from acquisitions and revenue growth, $10.0 million to third-party direct costs and labor costs, and $1.5 million to depreciation and amortization.

Operating Income

Operating income for the six months ended June 30, 2021 was $30.4 million compared to $18.4 million for the six months ended June 30, 2020. The increase of $12.0 million, or 65.1%, was primarily due the revenue increases noted above which were driven by performance in our Digital – Marketing, Research – Technology and Research – Corporate segments, that were partially offset by the corresponding increases to operating expenses.

Interest Expense, Net

Interest expense, net, for the six months ended June 30, 2021 was $3.3 million compared to $2.9 million for the six months ended June 30, 2020. The increase of $0.4 million, or 13.8%, was primarily due to an 0.85% increase in the weighted average interest rate of our New JPM Syndicated Facility.

Other Income, net

Other income, net, for the six months ended June 30, 2021 was $0.1 million compared to $2.3 million for the six months ended June 30, 2020. The decrease of $2.2 million, or 94.8%, was primarily due to a decline in foreign currency translation gains on debt denominated in British Pound Sterling.

Provision for Income Taxes

Income tax expense for the six months ended June 30, 2021 was $4.0 million, which resulted in an effective tax rate of 14.7% on income before taxes and equity in earnings of unconsolidated affiliates of $27.3 million. Comparatively, income tax expense for the six months ended June 30, 2020 was $0.6 million, which resulted in an effective tax rate of 3.3% on income before taxes and equity in earnings of unconsolidated affiliates of $17.9 million. The increase in the provision for income taxes is primarily due to an increase in taxable income at certain brands that are classified as regarded entities, which includes controlled foreign corporations as well as domestic corporations.

Equity in Earnings of Unconsolidated Affiliates

Equity in earnings of unconsolidated affiliates was immaterial for the six months ended June 30, 2021 and 2020.

Net Income Attributable to Noncontrolling Interest

Net Income Attributable to Noncontrolling Interest for the six months ended June 30, 2021 was $2.6 million compared to $2.8 million for the six months ended June 30, 2020. See Note 12 of the Notes to the Stagwell Unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 2021 included elsewhere in this offering circular for details of our noncontrolling interest.

Net Loss Attributable to Redeemable Noncontrolling Interest

Net Loss Attributable to Redeemable Noncontrolling Interest for the six months ended June 30, 2021 was $1.1 million compared to $1.8 million for the six months ended June 30, 2020. The decrease of $0.7 million, or 40.1%, was principally due to an increase in the operating results of certain Brands that were directly impacted by COVID-19.

Net Income Attributable to Stagwell Media

Net Income Attributable to Stagwell Media for the six months ended June 30, 2021 was $21.7 million, compared to $16.3 million for the six months ended June 30, 2020. The increase of $5.4 million, or 33.0%, was principally due to the increases in our revenue, which is discussed above, that resulted in an operating income increase of $12.0 million. This was partially offset by a decrease to other income, net of $2.2 million, and an increase to provision for income taxes of $3.4 million, which are all described above.

REPORTABLE SEGMENTS RESULTS OF OPERATIONS

The following discussion provides additional detailed disclosures for each of our reportable segments.

Digital — Marketing: Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

The Digital-Marketing reportable segment includes Brands that support the delivery of content, commerce, service, and sales using digital channels. These Brands create websites, back-end systems and other digital environments allowing consumers to engage with Brands using search engine optimization, bots, search engine marketing, influencer & affiliate marketing, email marketing, customer relationship management and programmatic advertising. Brands include Code and Theory, Forward PMX Group, MMI Agency and Stagwell Technologies.

Digital-Marketing’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 were as follows:

	Six Months Ended June 30,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	142,955		101,543		41,412	40.8%
Operating Income	14,433	10.1%	7,444	7.3%	6,989	93.9%
Net Income	10,759	7.5%	5,918	5.8%	4,841	81.8%
Adjusted EBITDA	28,047	19.6%	14,511	14.3%	13,536	93.3%

Digital-Marketing’s revenue for the six months ended June 30, 2021 was $142.9 million compared to $101.5 million for the six months ended June 30, 2020. The increase of $41.4 million, or 40.8%, was primarily due to revenue from our digital transformation, performance marketing and influencer marketing brands totaling $18.3 million. Acquired businesses that expanded our digital transformation offering reported $15.0 million of inorganic growth and $8.1 million of organic growth. Additionally, this segment reported a positive foreign exchange effect on revenue of $0.3 million.

Digital-Marketing’s operating income for the six months ended June 30, 2021 was $14.4 million compared to $7.4 million for the six months ended June 30, 2020. The increase of $7.0 million, or 93.9%, was primarily due to the revenue increases of $41.4 million noted above, that were partially offset by an increase in operating expenses of $34.4 million. The total increase in operating expenses included an additional $19.0 million related to acquired businesses, comprised of fair value adjustments to deferred acquisition consideration, employee compensation, real estate and other general and administrative costs. Additionally, our existing brands reported a $15.4 million increase in operating expenses, which includes $8.2 million of increased third-party direct costs and labor costs to support the revenue growth, a $0.3 million increase in deprecation and amortization as well as $6.9 million of increased office and general expenses due to increased employee headcount and employee compensation.

Digital-Marketing’s Adjusted EBITDA for the six months ended June 30, 2021 was $28.0 million compared to $14.5 million for the six months ended June 30, 2020. The increase of $13.5 million, or 93.3%, is primarily due to the increase to operating income of $7.0 million noted above plus $5.6 million of deferred acquisition consideration adjustments recognized in 2021 that did not occur during the prior period.

Digital — Content: Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

The Digital-Content reportable segment includes Brands that create online and offline content supported by ad sales to help clients target niche B2B audiences and general consumers. Brands include MultiView, Ink and Observatory.

Digital-Content’s operating results, including revenue, operating loss, net loss, and Adjusted EBITDA loss for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 were as follows:

	Six Months Ended June 30,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	61,293		64,352		(3,059)	(4.8)%
Operating Loss	(7,263)	(11.8)%	(8,568)	(13.3)%	1,305	(15.2)%
Net Loss	(7,521)	(12.3)%	(7,440)	(11.6)%	(81)	1.1%
Adjusted EBITDA Loss	(460)	(0.8)%	(1,249)	(1.9)%	789	(63.2)%

Digital-Content’s revenue for the six months ended June 30, 2021 was $61.3 million compared to $64.3 million for the six months ended June 30, 2020. The decrease of $3.0 million, or 4.8%, was primarily due to revenue declines from our existing travel marketing business totaling $4.3 million, which was directly impacted by global travel restrictions put in place after the comparative period reporting date in response to COVID-19, and $2.9 million from our creative production business. This decline was offset by additional revenue from our B2B marketing offering totaling $4.2 million. Additionally, this segment reported a positive foreign exchange effect on revenue of $0.6 million.

Digital-Content’s operating loss for the six months ended June 30, 2021 was $7.3 million compared to an operating loss of $8.6 million for the six months ended June 30, 2020. The decrease of $1.3 million, or 15.2%, was primarily due to a decrease in operating expenses totaling $4.3 million, partially offset by the revenue declines of $3.0 million noted above. The decrease in operating expenses was primarily related to cost reduction initiatives at our travel marketing business as we aimed at lowering compensation expenses and revenue share payments with our travel partners in response to revenue declines noted above.

Digital-Content’s Adjusted EBITDA loss for the six months ended June 30, 2021 was $0.5 million compared $1.2 million for the six months ended June 30, 2020. The decrease of $0.7 million, or 63.2%, is primarily due to the lower operating loss noted above that were partially offset by the net impact of changes to acquisition-related expenses and other restructuring costs totaling $1.3 million that were recorded in the prior period and not reported in the current period.

Research — Technology: Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

The Research — Technology reportable segment consists of a single Brand, National Research Group, which conducts qualitative and quantitative research among consumers on behalf of theatrical, television, streaming content creators, gaming companies and technology companies to attract and engage consumers.

Research — Technology’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 were as follows:

	Six Months Ended June 30,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	37,272		28,217		9,055	32.1%
Operating Income	8,421	22.6%	5,141	18.2%	3,280	63.8%
Net Income	6,656	17.9%	3,719	13.2%	2,937	79.0%
Adjusted EBITDA	9,683	26.0%	6,130	21.7%	3,553	58.0%

Research — Technology’s revenue for the six months ended June 30, 2021 was $37.3 million compared to $28.2 million for the six months ended June 30, 2020. The increase of $9.0 million, or 32.1%, was primarily due to the easing of COVID-19 restrictions on travel, reopening of movie theatres around the world and the return of media production, combined with continued growth in the streaming, gaming and technology verticals.

Research — Technology’s operating income for the six months ended June 30, 2021 was $8.4 million compared to $5.1 million for the six months ended June 30, 2020. The increase of $3.3 million, or 63.8%, was primarily due to the revenue increase of $9.0 million noted above, partially offset by increased operating expenses of $5.7 million primarily due to increased labor and data acquisition costs to support the revenue growth.

Research — Technology’s Adjusted EBITDA for the six months ended June 30, 2021 was $9.7 million compared to $6.1 million for the six months ended June 30, 2020. The increase of $3.6 million, or 58.0%, was principally due to increase in operating income noted above.

Research — Corporate: Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

The Research — Corporate reportable segment includes Brands that conduct qualitative and quantitative research among consumers and B2B audiences to help companies understand their purchase intent habits and trends to aid in marketing decisions and product development, views of brand and corporate reputation and the use of research for public release. Brands include Harris Insights and Analytics and HarrisX. Research — Corporate’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 were as follows:

	Six Months Ended June 30,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	34,345		25,161		9,184	36.5%
Operating Income	4,769	13.9%	1,384	5.5%	3,385	244.6%
Net Income	4,466	13.0%	1,205	4.8%	3,261	270.6%
Adjusted EBITDA	5,961	17.4%	3,063	12.2%	2,898	94.6%

Research — Corporate’s revenue for the six months ended June 30, 2021 was $34.3 million compared to $25.2 million for the six months ended June 30, 2020. The increase of $9.2 million, or 36.5%, was primarily due to growth in enterprise technology and custom corporate research.

Research — Corporate’s operating income for the six months ended June 30, 2021 was $4.8 million compared to $1.4 million for the six months ended June 30, 2020. The increase of $3.4 million was primarily due to the revenue increase of $9.2 million noted above, partially offset by an increase in operating expenses totaling $5.8 million related to our enterprise technology research offering and increased data acquisition costs.

Research — Corporate’s Adjusted EBITDA for the six months ended June 30, 2021 was $6.0 million compared to $3.1 million for the six months ended June 30, 2020. The increase of $2.9 million, or 94.6%, was principally due to the operating income increase of $3.4 million noted above, partially offset by a decrease in certain restructuring costs of $0.6 million reported in the prior period that were not reported in the current period.

Communications, Public Affairs and Advocacy: Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

The Communications, Public Affairs and Advocacy reportable segment includes Brands that provide strategic communications through media relations, social media and in-person engagements, as well as utilizing digital channels to mobilize and raise funds from supporters and constituents to support political candidates and issue organizations in the public arena. Brands include SKDK, Targeted Victory and Wye Communications.

Communications, Public Affairs and Advocacy’s operating results, including revenue, operating income, net income, and Adjusted EBITDA for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 were as follows:

	Six Months Ended June 30,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	91,880		104,662		(12,782)	(12.2)%
Operating Income	14,876	16.2%	15,239	14.6%	(363)	(2.4)%
Net Income	15,082	16.4%	14,844	14.2%	238	1.6%
Adjusted EBITDA	18,056	19.7%	19,118	18.3%	(1,062)	(5.6)%

Communications, Public Affairs and Advocacy’s revenue for the six months ended June 30, 2021 was $91.9 million compared to $104.7 million for the six months ended June 30, 2020. The decrease of $12.8 million, or 12.2%, included an organic revenue decline of $15.6 million, primarily due to our existing businesses reporting more revenue during the U.S. 2020 election cycle as they supported issue advocacy programs, fundraising activities and campaign strategy. The decrease in revenue was partially offset by $2.8 million increase of revenue from our acquired businesses.

Communications, Public Affairs and Advocacy’s operating income for the six months ended June 30, 2021 was $14.9 million compared to $15.2 million for the six months ended June 30, 2020. The decrease of $0.4 million, or 2.4%, was primarily due to the revenue declines of $12.8 million noted above, partially offset by a decrease in operating expenses of $12.4 million. The decrease in operating expenses was driven by a $15.1 million decrease in third-party direct costs and labor costs, partially offset by a $0.2 million increase in depreciation and amortization and a $2.5 million increase in office and general expenses due to an increase in employee headcount.

Communications, Public Affairs and Advocacy’s Adjusted EBITDA for the six months ended June 30, 2021 was $18.0 million compared to $19.1 million for the six months ended June 30, 2020. The decrease of $1.1 million, or 5.6%, is primarily due to the change to operating income noted above plus changes in deferred acquisition consideration adjustments totaling $1.1 million.

All Other: Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

The All Other reportable segment includes Brands that create, produce, and promote advertising through traditional and digital channels, and provide public relations, healthcare, online reputation and digital privacy solutions for individuals and businesses. Brands include Scout, Reputation Defender and CUE.

All Other’s operating results, including revenue, operating income (loss), net income (loss), and Adjusted EBITDA for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 were as follows:

	Six Months Ended June 30,				Change
(Amounts reported in thousands)	2021	% of Revenue	2020	% of Revenue	$	%
Revenue	23,057		22,938		119	0.5%
Operating Income (Loss)	673	2.9%	(280)	(1.2)%	953	(340.4)%
Net Income (Loss)	638	2.8%	(340)	(1.5)%	978	(287.6)%
Adjusted EBITDA	2,244	9.7%	1,236	5.4%	1,008	81.6%

All Other’s revenue for the six months ended June 30, 2021 was $23.0 million compared to $22.9 million for the six months ended June 30, 2020. The increase of $0.1 million, or 0.5%, was consistent with prior period revenue.

All Other’s operating income for the six months ended June 30, 2021 was $0.7 million compared to a $0.3 million operating loss for the six months ended June 30, 2020. The increase of $1.0 million was primarily due to certain marketing and third-party vendors cost reductions.

All Other’s Adjusted EBITDA for the six months ended June 30, 2021 was $2.2 million compared to $1.2 million for the six months ended June 30, 2020. The increase of $1.0 million is primarily due to the operating income increase noted above.

Corporate: Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

Corporate includes expenses incurred by our corporate function. These costs primarily consist of office and general expenses, salaries and employee-related expenses that are not fully allocated to the operating segments. These costs include salaries, long-term incentives, bonuses and other miscellaneous benefits for corporate office employees, corporate office expenses, professional fees related to financial statement audits and legal, information technology and other consulting services that are engaged through our corporate office, and depreciation incurred on our corporate office. The Corporate operating loss was $5.5 million and $1.9 million for the six months ended June 30, 2021 and 2020, respectively.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table presents a summary of our consolidated financial results for the years ended December 31, 2020 and 2019.

	Year Ended December 31,				Change
(Amounts reported in thousands)	2020	% of Revenue	2019	% of Revenue	$	%
Revenue	$888,032		$628,666		$259,366	41.3%
Operating expenses:
Cost of services sold	571,588	64.7%	376,280	59.9%	195,308	51.9%
Office and general expenses	191,679	21.4%	175,962	28.0%	15,717	8.9%
Depreciation and amortization	41,025	4.6%	35,729	5.7%	5,296	14.8%
Total operating expenses	804,292	90.7%	587,971	93.5%	216,321	36.8%
Operating income	83,740	9.3%	40,695	6.5%	43,045	105.8%
Other expenses, net
Interest expense, net	(6,223)	(0.7)%	(8,659)	(1.4)%	2,436	(28.1)%
Other expense, net	(177)	0.0%	(1,144)	(0.2)%	967	(84.5)%
Income before taxes and equity in earnings (losses) of unconsolidated affiliates	77,340	8.6%	30,892	4.9%	46,448	150.4%
Provision for income taxes	(5,937)	(0.7)%	(10,004)	(1.6)%	4,067	(40.7)%
Equity in earnings (losses) of unconsolidated affiliates	58	0.0%	(158)	0.0%	216	(136.7)%
Net income	71,461	8.0%	20,730	3.3%	50,731	244.7%
Less: Net income attributable to noncontrolling interest	18,231	2.0%	2,326	0.4%	15,905	683.8%
Less: Net (loss) income attributable to redeemable noncontrolling interest	(3,126)	(0.3)%	1,263	0.2%	(4,389)	(347.5)%
Net Income attributable to Stagwell Media	$56,356	6.3%	$17,141	2.7%	$39,215	228.8%
Net income	$71,461	8.0%	$20,730	3.3%	$50,731	244.7%
Interest expense, net	6,223	0.7%	8,659	1.4%	(2,436)	(28.1)%
Provision for income taxes	5,937	0.7%	10,004	1.6%	(4,067)	(40.7)%
Depreciation and amortization	41,025	4.6%	35,729	5.7%	5,296	14.8%
Other expense, net	177	0.0%	1,144	0.2%	(967)	(84.5)%
Equity in earnings (losses) of unconsolidated affiliates	(58)	0.0%	158	0.0%	(216)	(136.7)%
Acquisition-related expenses	10,988	1.2%	6,453	1.0%	4,535	70.3%
Deferred acquisition consideration expenses	4,497	0.5%	15,652	2.5%	(11,155)	(71.3)%
Other non-recurring items	—	0.0%	(241)	0.0%	241	(100.0)%
Other restructuring costs	2,918	0.3%	555	0.1%	2,363	425.9%
Stagwell Adjusted EBITDA	$143,168	16.0%	$98,843	15.7%	$44,325	44.8%

Consolidated Results of Operations

Revenue

Revenue for the year ended December 31, 2020 was $888.0 million compared to $628.7 million for the year ended December 31, 2019. The increase of $259.4 million, or 41.3%, included organic revenue growth of $182.7 million, or 29.1%, Stagwell Inorganic Revenue growth of $76.1 million, and a foreign exchange gain of $0.6 million. Organic revenue growth was primarily attributable to a $258.7 million increase in Stagwell Organic Revenues from our Communications, Public Affairs and Advocacy segment. This was offset by declines in our Digital —

Marketing segment of $20.1 million, or 9.6%, and Digital — Content segment of $66.0 million, or 41.9%. All remaining segments reported organic revenue growth of $10.1 million, or 6.7%. Stagwell Inorganic Revenue included $33.2 million from an acquisition that expanded our B2B programmatic advertising offering, $28.7 million from acquisitions that expanded our digital transformation and platform management systems offerings, and $14.3 million from an acquisition that expanded our strategic corporate communications offering.

Our revenue includes third-party direct costs, which are expenses incurred with third-party vendors when we act as the principal when performing services for our clients. Third-party direct costs for the year ended December 31, 2020 were $254.8 million compared to $65.8 million for the year ended December 31, 2019. The increase of $189.0 million, or 287.2%, was principally due to certain media and production purchases, and fees paid to third-party vendors for services rendered. The components of the changes in revenue by reportable segment for the year ended December 31, 2020 compared to the year ended December 31, 2019 were as follows:

Segment	Year Ended December 31,
(Amounts reported in thousands)	2020	Foreign Currency	Organic	Inorganic	2019
Digital – Marketing	$217,091	$104	$(20,060)	$28,704	$208,343
Digital – Content	125,152	475	(66,036)	33,167	157,546
Research – Technology	55,487	—	(2,866)	—	58,353
Research – Corporate	54,062	—	2,094	—	51,968
Communications, Public Affairs and Advocacy	385,319	—	258,679	14,252	112,388
All Other	50,921	—	10,853	—	40,068
Total	$888,032	$579	$182,664	$76,123	$628,666

Operating Expenses

Operating expenses for the year ended December 31, 2020 were $804.3 million compared to $588.0 million for the year ended December 31, 2019. The increase of $216.3 million, or 36.8%, was related to $154.3 million of additional costs in our existing businesses and $62.0 million of operational costs from acquired businesses.

Our existing brands reported an increase in operating expenses of $154.3 million, or 26.2%, which were mainly driven by operating expenses increases totaling $197.0 million that supported revenue growth at our Communications, Public Affairs and Advocacy and our All Other segments. These increases were partially offset by several cost reduction initiatives at our Digital — Content and Digital — Marketing segments that were adversely impact by COVID-19 totaling $59.4 million. All remaining segments and Corporate reported an increase in operating expenses of $16.8 million, or 2.9%.

Operating Income

Operating income for the year ended December 31, 2020 was $83.7 million compared to $40.7 million for the year ended December 31, 2019. The increase of $43.0 million, or 105.8%, was primarily due to operating income increases from our existing brands contributing $28.5 million and from acquired businesses during the period contributing $14.5 million.

Interest Expense, Net

Interest expense, net, for the year ended December 31, 2020 was $6.2 million compared to $8.7 million for the year ended December 31, 2019. The decrease of $2.4 million, or 28.1%, was primarily due to a 3.4% reduction in the weighted average interest rate, partially offset by an increase in our average borrowings under the New JPM Syndicated Facility.

Other Expense, net

Other expense, net, for the year ended December 31, 2020 was $0.2 million compared to $1.1 million for the year ended December 31, 2019.

Provision for Income Taxes

Income tax expense for the year ended December 31, 2020 was $5.9 million, which resulted in an effective tax rate of 7.6% on income before taxes and equity in earnings (losses) of unconsolidated affiliates of $77.3 million. Comparatively, income tax expense for the year ended December 31, 2019 was $10.0 million, which resulted in an effective tax rate of 32.4% on income before taxes and equity in earnings (losses) of unconsolidated affiliates of $30.9 million. The decrease in the provision for income taxes is primarily due to a reduction in taxable income at certain Brands that are classified as regarded entities, which includes controlled foreign corporations as well as domestic corporations, and increases in taxable income at certain Brands that are classified as pass through entities for U.S. tax purposes.

Equity in Earnings (Losses) of Unconsolidated Affiliates

Equity in earnings (losses) of unconsolidated affiliates for the year ended December 31, 2020 was earnings of $0.1 million compared to a loss of $0.2 million for the year ended December 31, 2019. The increase of $0.2 million, or 136.7%, was due to an increase in the operating results of the Company’s equity investment.

Net Income Attributable to Noncontrolling Interest

Net Income Attributable to Noncontrolling Interest for the year ended December 31, 2020 was $18.2 million compared to $2.3 million for the year ended December 31, 2019. The increase of $15.9 million, or 683.8%, was principally due to the increase in operating results of the Company’s digital advocacy and fundraising business. See Note 14 of the Notes to the Stagwell Consolidated Financial Statements for the year ended December 31, 2020 included elsewhere in this offering circular for details of our noncontrolling interest.

Net (Loss) Income Attributable to Redeemable Noncontrolling Interest

Net (Loss) Income Attributable to Redeemable Noncontrolling Interest for the year ended December 31, 2020 was a loss of $3.1 million compared to income of $1.3 million for the year ended December 31, 2019. The decrease of $4.4 million, or 347.5%, was principally due to a decrease in the operating results of certain Brands that were directly impacted by COVID-19.

Net Income Attributable to Stagwell Media

Net Income Attributable to Stagwell Media for the year ended December 31, 2020 was $56.4 million, compared to $17.1 million for the year ended December 31, 2019. The increase of $39.2 million, or 228.8%, was principally due to the increases in our revenue and operating expenses, which are discussed above, that resulted in an operating income increase of $43.0 million. The increase is also due to a reduction in interest expense of $2.4 million and provision for income taxes of $4.1 million, offset by net income attributable to noncontrolling interest of $15.9 million, which are all described above.

REPORTABLE SEGMENTS RESULTS OF OPERATIONS

The following discussion provides additional detailed disclosures for each of our reportable segments.

Digital — Marketing: Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The Digital-Marketing reportable segment includes Brands that support the delivery of content, commerce, service, and sales using digital channels. These Brands create websites, back-end systems and other digital environments allowing consumers to engage with Brands using search engine optimization, bots, search engine marketing, influencer & affiliate marketing, email marketing, customer relationship management and programmatic advertising. Brands include Code and Theory, Forward PMX Group, MMI Agency and Stagwell Technologies.

Digital-Marketing’s operating results, including revenue, operating income, net income and Stagwell Adjusted EBITDA for the year ended December 31, 2020 compared to the year ended December 31, 2019 were as follows:

	Year Ended December 31,				Change
(Amounts reported in thousands)	2020	% of Revenue	2019	% of Revenue	$	%
Revenue	$217,091		$208,343		8,748	4.2%
Operating Income	27,810	12.8%	23,977	11.5%	3,833	16.0%
Net Income	21,775	10.0%	16,922	8.1%	4,853	28.7%
Stagwell Adjusted EBITDA	44,866	20.7%	36,511	17.5%	8,355	22.9%

Digital-Marketing’s revenue for the year ended December 31, 2020 was $217.1 million compared to $208.3 million for the year ended December 31, 2019. The increase of $8.7 million, or 4.2%, was primarily due to revenue from acquired businesses of $28.7 million, which included $0.1 million of organic revenue growth. These acquired businesses expanded our content and platform management systems as well as our performance marketing offerings. The increase in revenue was offset by revenue declines of $20.1 million from our existing digital transformation, performance marketing and social media businesses when certain clients paused active programs or realized a delay in expected new business wins. Additionally, this segment reported a foreign exchange gain of $0.1 million.

Digital-Marketing’s operating income for the year ended December 31, 2020 was $27.8 million compared to $24.0 million for the year ended December 31, 2019. The increase of $3.8 million, or 16.0%, was primarily due to the revenue increases of $8.7 million noted above that were partially offset by an increase in operating expenses totaling $4.9 million. This included additional operating expenses related to acquired businesses totaling $23.4 million, which included compensation, real estate and other general and administrative costs. These additions were partially offset by $18.4 million in cost reduction initiatives at our existing brands that were primarily aimed at lowering third-party direct costs and compensation expenses in response to their revenue declines of $20.1 million noted above.

Digital-Marketing’s Stagwell Adjusted EBITDA for the year ended December 31, 2020 was $44.9 million compared to $36.5 million for the year ended December 31, 2019. The increase of $8.4 million, or 22.9%, is primarily due to the increase to operating income of $3.8 million noted above, increases to-deferred acquisition consideration expenses of $1.8 million, depreciation and amortization of $1.6 million, and tax provision of $1.2 million, partially offset by acquisition-related expenses and purchase accounting adjustments totaling $0.2 million.

Digital — Content: Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The Digital-Content reportable segment includes Brands that create online and offline content supported by ad sales to help clients target niche B2B audiences and general consumers. Brands include MultiView, Ink and Observatory.

Digital-Content’s operating results, including revenue, operating (loss) income, net (loss) income, and Stagwell Adjusted EBITDA for the year ended December 31, 2020 compared to the year ended December 31, 2019 were as follows:

	Year Ended December 31,				Change
(Amounts reported in thousands)	2020	% of Revenue	2019	% of Revenue	$	%
Revenue	$125,152		$157,546		(32,394)	(20.6)%
Operating (Loss) Income	(13,989)	(11.2)%	5,543	3.5%	(19,532)	(352.4)%
Net (Loss) Income	(13,995)	(11.2)%	1,395	0.9%	(15,390)	(1103.2)%
Stagwell Adjusted EBITDA	(46)	(0.0)%	22,475	14.3%	(22,521)	(100.2)%

Digital-Content’s revenue for the year ended December 31, 2020 was $125.2 million compared to $157.5 million for the year ended December 31, 2019. The decrease of $32.4 million, or 20.6%, was primarily due to revenue declines from our existing travel marketing business totaling $62.3 million, which was directly impacted by global travel restrictions put in place in response to COVID-19, and $5.0 million from our creative production business. This decline was offset by additional revenue from acquired businesses that expanded our B2B marketing offering totaling $34.4 million, which included $1.3 million of organic revenue growth. Additionally, this segment reported a foreign exchange gain of $0.5 million.

Digital-Content’s operating loss for the year ended December 31, 2020 was $14.0 million compared to operating income of $5.5 million for the year ended December 31, 2019. The decline of $19.5 million, or 352.4%, was primarily due to the revenue declines of $32.4 million noted above, partially offset by a decrease in operating expenses totaling $12.9 million. This included $37.9 million in cost reduction initiatives at our existing brands that were primarily aimed at lowering third-party direct costs, compensation expenses and revenue share payments with our travel partner in response to revenue declines of $61.9 million noted above. These declines were partially offset by operating expenses related to acquired businesses totaling $28.1 million, which included third-party direct costs, compensation, real estate and other general and administrative costs.

Digital-Content’s Stagwell Adjusted EBITDA for the year ended December 31, 2020 was a loss of $0.1 million compared to an income of $22.5 million for the year ended December 31, 2019.

The decrease of $22.5 million, or 100.2%, is primarily due to the decline in operating loss of $19.5 million noted above plus, the net impact of changes to acquisition-related expenses and other restructuring costs totaling $3.5 million.

Research — Technology: Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The Research — Technology reportable segment consists of a single Brand, National Research Group, which conducts qualitative and quantitative research among consumers on behalf of theatrical, television, streaming content creators, gaming companies and technology companies to attract and engage consumers.

Research — Technology’s operating results, including revenue, operating income, net income, and Stagwell Adjusted EBITDA for the year ended December 31, 2020 compared to the year ended December 31, 2019 were as follows:

	Year Ended December 31,				Change
(Amounts reported in thousands)	2020	% of Revenue	2019	% of Revenue	$	%
Revenue	$55,487		$58,353		(2,866)	(4.9)%
Operating (Loss) Income	9,367	16.9%	12,738	21.8%	(3,371)	(26.5)%
Net (Loss) Income	6,513	11.7%	8,765	15.0%	(2,252)	(25.7)%
Stagwell Adjusted EBITDA	11,796	21.3%	14,553	24.9%	(2,757)	(18.9)%

Research — Technology’s revenue for the year ended December 31, 2020 was $55.5 million compared to $58.4 million for the year ended December 31, 2019. The decrease of $2.9 million, or 4.9%, was primarily due to certain clients directly impacted by COVID-19. Due to travel restrictions, movie theatre closings around the world and forced production pauses, clients elected to pause or cancel new and ongoing syndicated and custom research studies for television and theatrical content release totaling $17.2 million. However, most of the decline was recovered by growth in the streaming, gaming and technology verticals totaling $14.0 million.

Research — Technology’s operating income for the year ended December 31, 2020 was $9.4 million compared to $12.7 million for the year ended December 31, 2019. The decrease of $3.4 million, or 26.5%, was primarily due to the revenue declines of $2.9 million noted above and increased custom data acquisition costs of $0.5 million.

Research — Technology’s Stagwell Adjusted EBITDA for the year ended December 31, 2020 was $11.8 million compared to $14.6 million for the year ended December 31, 2019. The decrease of $2.8 million, or 18.9%, was principally due to revenue declines of $2.9 million noted above.

Research — Corporate: Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The Research — Corporate reportable segment includes Brands that conduct qualitative and quantitative research among consumers and B2B audiences to help companies understand their purchase intent habits and trends to aid in marketing decisions and product development, views of brand and corporate reputation and the use of research for public release. Brands include Harris Insights and Analytics and HarrisX.

Research — Corporate’s operating results, including revenue, operating income, net income, and Stagwell Adjusted EBITDA for the year ended December 31, 2020 compared to the year ended December 31, 2019 were as follows:

	Year Ended December 31,				Change
(Amounts reported in thousands)	2020	% of Revenue	2019	% of Revenue	$	%
Revenue	$54,062		$51,968		2,094	4.0%
Operating Income	3,828	7.1%	6,064	11.7%	(2,237)	-36.9%
Net Income	3,340	6.2%	5,214	10.0%	(1,875)	-36.0%
Stagwell Adjusted EBITDA	6,653	12.3%	8,739	16.8%	(2,086)	-23.9%

Research — Corporate’s revenue for the year ended December 31, 2020 was $54.1 million compared to $52.0 million for the year ended December 31, 2019. The increase of $2.1 million, or 4.0%, was primarily due to growth in the enterprise technology research vertical.

Research — Corporate’s operating income for the year ended December 31, 2020 was $3.8 million compared to $6.1 million for the year ended December 31, 2019. The decrease of $2.2 million was primarily due to the revenue increase of $2.1 million noted above that was offset by an increase in operating expenses totaling $4.3 million related to the establishment of our enterprise technology research offering and increased data acquisition costs.

Research — Corporate’s Stagwell Adjusted EBITDA for the year ended December 31, 2020 was $6.7 million compared to $8.7 million for the year ended December 31, 2019. The decrease of $2.1 million, or 23.9%, was principally due to the operating income decline of $2.2 million noted above.

Communications, Public Affairs and Advocacy: Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The Communications, Public Affairs and Advocacy reportable segment includes Brands that provide strategic communications through media relations, social media and in-person engagements, as well as utilizing digital channels to mobilize and raise funds from supporters and constituents to support political candidates and issue organizations in the public arena. Brands include SKDK, Targeted Victory and Wye Communications.

Communications, Public Affairs and Advocacy’s operating results, including revenue, operating income (loss), net income (loss), and Stagwell Adjusted EBITDA for the year ended December 31, 2020 compared to the year ended December 31, 2019 were as follows:

	Year Ended December 31,				Change
(Amounts reported in thousands)	2020	% of Revenue	2019	% of Revenue	$	%
Revenue	$385,319		$112,388		272,931	242.8%
Operating Income (Loss)	70,404	17.9%	(1,395)	(1.2)%	71,799	5146.9%
Net Income (Loss)	69,521	17.7%	(2,518)	(2.2)%	72,039	2861.0%
Stagwell Adjusted EBITDA	78,913	20.0%	18,213	16.2%	60,700	333.3%

Communications, Public Affairs and Advocacy’s revenue for the year ended December 31, 2020 was $385.3 million compared to $112.4 million for the year ended December 31, 2019. The increase of $272.9 million, or 242.8%, which included $178.7 million of third-party direct costs, was primarily due to revenue growth from our existing businesses that worked on a number of issue advocacy programs, fundraising activities and campaign strategy during the U.S. 2020 election cycle. Additionally, revenue from acquired businesses where we expanded our strategic corporate communications was $13.3 million, which included a decline in Stagwell Organic Revenue of $1.0 million.

Communications, Public Affairs and Advocacy’s operating income for the year ended December 31, 2020 was $70.4 million compared to an operating loss of $1.4 million for the year ended December 31, 2019. The increase of $71.8 million, or 5,146.9%, was primarily due to the revenue growth of $272.9 million noted above, partially offset by an increase in operating expenses of $ 201.1 million. The increase in operating expenses is primarily from our existing brands increasing $190.6 million, which included $178.5 million of third-party direct costs, and $27.6 million of additional compensation and other general and administrative expense to support the revenue growth, partially offset by a net decrease in deferred acquisition consideration expenses of $15.5 million. Further, operating expenses related to acquired businesses were $10.6 million, which included compensation, real estate and other general and administrative costs.

Communications, Public Affairs and Advocacy’s Stagwell Adjusted EBITDA for the year ended December 31, 2020 was $78.9 million compared to $18.2 million for the year ended December 31, 2019. The increase of $60.7 million, or 333.3%, is primarily due to the operating income increase of $71.8 million noted above, plus an increase in depreciation and amortization of $1.8 million attributable to both our existing businesses and acquisitions during the period, partially offset by the change to deferred acquisition consideration expenses of $13.2 million.

All Other: Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The All Other reportable segment includes Brands that create, produce, and promote advertising through traditional and digital channels, and provide public relations, healthcare, online reputation and digital privacy solutions for individuals and businesses. Brands include Scout, Reputation Defender and CUE.

All Other’s operating results, including revenue, operating income (loss), net income (loss), and Stagwell Adjusted EBITDA for the year ended December 31, 2020 compared to the year ended December 31, 2019 were as follows:

	Year Ended December 31,				Change
(Amounts reported in thousands)	2020	% of Revenue	2019	% of Revenue	$	%
Revenue	$50,921		$40,068		10,853	27.1%
Operating Income (Loss)	1,383	2.7%	(3,113)	-7.8%	4,496	-144.4%
Net Income (Loss)	1,371	2.7%	(3,413)	-8.5%	4,784	-140.2%
Stagwell Adjusted EBITDA	4,566	9.0%	88	0.2%	4,478	5088.6%

All Other’s revenue for the year ended December 31, 2020 was $50.9 million compared to $40.1 million for the year ended December 31, 2019. The increase of $10.9 million, or 27.1%, was primarily due to our healthcare practice benefiting from multiple drug candidates entering the market and growth in our online reputation and executive privacy digital products, which contributed $8.9 million and $2.0 million, respectively.

All Other’s operating income for the year ended December 31, 2020 was $1.4 million compared to an operating loss of $3.1 million for the year ended December 31, 2019. The increase of $4.5 million was primarily due to the revenue increase of $10.9 million noted above, which was partially offset by increases in compensation as well as other general and administrative costs totaling $3.8 million and third-party direct costs totaling $1.6 million.

All Other’s Stagwell Adjusted EBITDA for the year ended December 31, 2020 was $4.6 million compared to $0.1 million for the year ended December 31, 2019. The increase of $4.5 million is primarily due to the operating income increase noted above.

Corporate: Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Corporate includes expenses incurred by our corporate function. These costs primarily consist of office and general expenses, salaries and employee-related expenses that are not fully allocated to the operating segments. These costs include salaries, long-term incentives, bonuses and other miscellaneous benefits for corporate office employees, corporate office expenses, professional fees related to financial statement audits and legal, information technology and other consulting services that are engaged through our corporate office, and depreciation incurred on our corporate office. The Corporate operating loss was $15.1 million and $3.1 million for the years ended December 31, 2020 and 2019, respectively.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

The following table presents a summary of our consolidated financial results for the years ended December 31, 2019 and 2018.

	Year Ended December 31,				Change
(Amounts Reported in thousands)	2019	% of Revenue	2018	% of Revenue	$	%
Revenue	$628,666		$426,432		$202,234	47.4%
Operating expenses:
Cost of services sold	376,280	59.9%	257,524	60.4%	118,756	46.1%
Office and general expenses	175,962	28.0%	131,171	30.8%	44,791	34.1%
Depreciation and amortization	35,729	5.7%	21,775	5.1%	13,954	64.1%
Total operating expenses	587,971	93.5%	410,470	96.3%	177,501	43.2%
Operating Income	40,695	6.5%	15,962	3.7%	24,733	154.9%
Other expenses, net
Interest expense, net	(8,659)	(1.4)%	(6,406)	(1.5)%	(2,253)	35.2%
Other (expense) income, net	(1,144)	(0.2)%	11,443	2.7%	(12,587)	110.0%
Income before taxes and equity in (losses) earnings of unconsolidated affiliates	30,892	4.9%	20,999	4.9%	9,893	47.1%
Provision for income taxes	(10,004)	-1.6%	(4,494)	(1.1)%	(5,510)	122.6%
Equity in earnings of unconsolidated affiliate	(158)	0.0%	1,919	0.5%	(2,077)	108.2%
Net Income	20,730	3.3%	18,424	4.3%	2,306	12.5%
Less: Net income attributable to noncontrolling interest	2,326	0.4%	2,328	0.5%	(2)	(0.1)%
Less: Net income attributable to redeemable noncontrolling interest	1,263	0.2%	153	0.0%	1,110	725.5%
Net Income attributable to Stagwell Media	$17,141	2.7%	$15,943	3.7%	$1,198	7.5%
Net Income	$20,730	3.3%	$18,424	4.3%	$2,306	12.5%
Interest expense, net	8,659	1.4%	6,406	1.5%	2,253	35.2%
Provision for income taxes	10,004	1.6%	4,494	1.1%	5,510	122.6%
Depreciation and amortization	35,729	5.7%	21,775	5.1%	13,954	64.1%
Other (expense) income, net	1,144	0.2%	(11,443)	(2.7)%	12,587	(110.0)%
Equity in earnings of unconsolidated affiliate	158	0.0%	(1,919)	(0.5)%	2,077	(108.2)%
Acquisition-related expenses	6,453	1.0%	2,901	0.7%	3,552	122.4%
Deferred acquisition consideration expenses	15,652	2.5%	28,327	6.6%	(12,675)	(44.7)%
Other non-recurring items	(241)	0.0%	-	0.0%	(241)	n/m
Other restructuring costs	555	0.1%	1,483	0.3%	(928)	(62.6)%
Stagwell Adjusted EBITDA	$98,843	15.7%	$70,448	16.5%	$28,395	40.3%

Consolidated Results of Operations

Revenue

Stagwell’s revenue for the year ended December 31, 2019 was $628.7 million compared to $426.4 million for the year ended December 31, 2018. The increase of $202.2 million, or 47.4%, included organic growth of $7.4 million or 1.7%, Stagwell Inorganic Revenue of $194.0 million, and a foreign exchange gain of $0.8 million. Organic revenue growth was primarily attributable to Digital – Marketing growing $17.1 million, or 10.1%, and Digital – Content growing $10.2 million, or 29.9%. This was offset by declines in Communications, Public Affairs and Advocacy of $21.9 million, or 27.6%. All remaining segments reported organic revenue growth of $2.1 million, or 1.4%. Stagwell Inorganic Revenue was $194.0 million for the year ended December 31, 2019, which included $60.4 million from an acquisition that expanded our magazine and digital production, targeting and distribution offerings, $52.0 million from an acquisition that expanded our B2B programmatic advertising offering, $54.9 million from acquisitions that expanded our public affairs and corporate communications offerings, $22.4 million from investments that expanded our digital transformation, social media and performance marketing offerings, and $4.4 million from an acquisition that expanded our online reputation and executive privacy offering.

Third-party direct costs for the year ended December 31, 2019 was $65.8 million compared to $30.9 million for the year ended December 31, 2018. The increase of $34.9 million, or 112.9%, was principally due to certain media and production purchases, and fees paid to third-party vendors for services rendered.

The components for the changes in revenue by reportable segment for the year ended December 31, 2019 compared to the year ended December 31, 2018 were as follows:

Reportable Segment	Year Ended December 31,
(US Dollars Reported in Thousands)	2019	Foreign Currency	Organic	Inorganic	2018
Digital – Marketing	$208,343	$64	$17,070	$22,350	$168,859
Digital – Content	157,546	705	10,222	112,398	34,221
Research – Technology	58,353	—	2,166	—	56,187
Research – Corporate	51,968	—	(420)	—	52,388
Communications, Public Affairs and Advocacy	112,388	—	(21,932)	54,923	79,397
All Other	40,068	—	320	4,368	35,380
Total	$628,666	$769	$7,426	$194,039	$426,432

Operating Expenses

Operating expenses for the year ended December 31, 2019 were $588.0 million compared to $410.5 million for the year ended December 31, 2018. The increase of $177.5 million, or 43.2%, was related to $201.2 million of operational costs from acquired businesses, offset by cost reductions at our existing businesses of $23.7 million.

Our existing brands reported a decrease in operating expenses of $23.7 million, or 6.8%, which were mainly driven by operating expenses decreases totaling cost reduction initiatives of $25.7 million at our Communications, Public Affairs and Advocacy segment as well as investments in our Digital — Marketing and Research — Corporate segments, with $3.3 million of cost reductions at Corporate. These decreases were partially offset by additional operating expenses totaling $5.3 million at our Digital-Content,Research – Technology and All Other segments to support revenue growth.

Operating Income

Stagwell’s operating income for the year ended December 31, 2019 was $40.7 million compared to $16.0 million for the year ended December 31, 2018. The increase of $24.7 million, or 154.9%, was principally due to operating income increases from our existing brands contributing $11.1 million and the businesses acquired during the period contributing $13.6 million.

Interest Expense, Net

Stagwell’s interest expense, net, for the year ended December 31, 2019 was $8.7 million compared to $6.4 million for the year ended December 31, 2018. The increase of $2.3 million, or 35.2%, was principally due to an increase in the average outstanding debt balance with proceeds use to partially fund acquisitions completed during the period.

Other (expense) income, net

Stagwell’s other (expense) income, net for the year ended December 31, 2019 was an expense of $1.1 million compared to income of $11.4 million for the year ended December 31, 2018. The decrease of $12.6 million, or 110.0%, was principally due to non-recurring gains that were realized on financial instruments in equity investments where we completed step-up acquisitions in 2018, which were part of our consolidated operating results in 2019.

Provision for Income Tax

Income tax expense for the year ended December 31, 2019 was $10.0 million, which resulted in an effective tax rate of 32.4% on income of $30.9 million. Comparatively, income tax expense for the year ended December 31, 2018 was $4.5 million, which resulted in an effective tax rate of 21.4% on income of $21.0 million. The increase in provision for income taxes was primarily due to an increase in the taxable income of certain Brands that are classified as regarded entities, including acquisitions of taxable entities with positive taxable income, restructuring of one entity with positive taxable income from non-taxable status to taxable, as well as a decrease in taxable income of certain Brands that are classified as pass through entities for US tax purposes.

Equity in (Losses) Earnings of Unconsolidated Affiliate

Stagwell’s equity in (losses) earnings of unconsolidated affiliate represents the income or losses attributable to equity method investments. We recorded $0.2 million of loss for the year ended December 31, 2019 compared to $1.9 million of income for the year ended December 31, 2018. The decrease of $2.1 million, or 108.2%, was due to fewer equity investments since we completed several step-up acquisitions of those investments during 2018, which were part of our consolidated operating results in 2019.

Net Income Attributable to Noncontrolling Interests

Stagwell’s Net Income Attributable to Noncontrolling Interests for the year ended December 31, 2019 was $2.3 million which is consistent for the year ended December 31, 2018. See Note 14 of the Notes to the Stagwell Consolidated Financial Statements for the year ended December 31, 2019 included elsewhere in this offering circular for details of our noncontrolling interest.

Net Income Attributable to Redeemable Noncontrolling Interest

Net Income Attributable to Redeemable Noncontrolling Interest for the year ended December 31, 2019 was $1.3 million compared to $0.2 million for the year ended December 31, 2018. The increase of $1.1 million, or 725.5%, was due to the increase in operating results of the Company’s subsidiaries.

Net Income Attributable to Stagwell Media

Stagwell’s Net Income Attributable to Stagwell Media for the year ended December 31, 2019 was $17.1 million compared to $15.9 million for the year ended December 31, 2018. The increase of $1.2 million, or 7.5%, was principally due to the increases in our revenue and operating expenses, which are discussed above, that resulted in an operating income increase of $24.7 million. This increase was partially offset by increases to several non-operating expenses including interest expense, net of $2.3 million and our provision for income tax of $5.5 million as well as decreases to our other (expense) income, net of $12.5 million, equity in earnings of unconsolidated affiliate of $2.1 million and net income attributable to redeemable noncontrolling interest of $1.1 million, which are also described above.

Reportable Segments Results of Operations

The following discussion provides additional detailed disclosures for each of our reportable segments.

Digital — Marketing: Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Digital — Marketing’s operating results, including revenue, operating income, net income, and Stagwell Adjusted EBITDA for the year ended December 31, 2019 compared to the year ended December 31, 2018 were as follows:

	Year Ended December 31,				Change
(US Dollars Reported in Thousands)	2019	% of Revenue	2018	% of Revenue	$	%
Revenue	$208,343		$168,859		39,484	23.4%
Operating Income	23,977	11.5%	16,545	9.8%	7,432	44.9%
Net Income	16,922	8.1%	17,464	10.3%	(542)	-3.1%
Stagwell Adjusted EBITDA	36,511	17.5%	24,550	14.5%	11,961	48.7%

Digital — Marketing’s revenue for the year ended December 31, 2019 was $208.3 million compared to $168.9 million for the year ended December 31, 2018. The increase of $39.5 million, or 23.4%, was primarily due to additional revenue from acquired businesses where we expanded our digital transformation, social media and performance marketing offerings totaling $39.3 million, which included organic revenue growth of $17.0 million. Organic revenue growth from our existing brands was $0.1 million, or 0.1%. Additionally, this segment reported a foreign exchange gain of $0.1 million, or 0.04%.

Digital-Marketing’s operating income for the year ended December 31, 2019 was $24.0 million compared to $16.6 million for the year ended December 31, 2018. The increase of $7.4 million, or 44.9%, was primarily due to the revenue increases of $39.5 million noted above, which was partially offset by additional costs related to acquisitions of $33.3 million including third party direct costs, compensation expenses, real estate and consulting fees. Operating costs attributable to our existing brands declined $1.2 million.

Digital — Marketing’s Stagwell Adjusted EBITDA for the year ended December 31, 2019 was $36.5 million compared to $24.6 million for the year ended December 31, 2018. The increase of $11.9 million, or 48.7%, is principally due to the increase to operating income of $7.4 million noted above plus the increase to our tax provision and other items totaling $1.6 million.

Digital — Content: Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Digital — Content’s operating results, including revenue, operating income (loss), net income (loss), and Stagwell Adjusted EBITDA for the year ended December 31, 2019 compared to the year ended December 31, 2018 were as follows:

	Year Ended December 31,				Change
(US Dollars Reported in Thousands)	2019	% of Revenue	2018	% of Revenue	$	%
Revenue	$157,546		$34,221		123,325	360.4%
Operating Income(Loss)	5,543	3.5%	(169)	(0.5)%	5,712	(3379.9)%
Net Income (Loss)	1,395	0.9%	(1,285)	(3.8)%	2,680	(208.6)%
Stagwell Adjusted EBITDA	22,475	14.3%	3,623	10.6%	18,852	520.3%

Digital — Content’s revenue for the year ended December 31, 2019 was $157.5 million compared to $34.2 million for the year ended December 31, 2018. The increase of $123.3 million, or 360.4%, was due to additional revenue from acquired businesses where we expanded our travel marketing and B2B offerings totaling $121.6 million, which included $8.5 million of organic revenue growth. Organic revenue growth from our existing brands was $1.7 million, or 5.0%. Additionally, this segment reported a foreign exchange gain of $0.7 million, or 0.2%.

Digital — Content’s operating income for the year ended December 31, 2019 was $5.5 million compared to an operating loss of $0.2 million for the year ended December 31, 2018. The increase of $5.7 million was due to the revenue increases of $123.3 million noted above, which was partially offset by additional costs related to acquisitions of $116.5 million, including third-party direct costs for our digital transformation, social media and performance marketing offerings, compensation expenses, real estate and consulting fees. Operating expenses attributable to our existing brands increased $1.1 million.

Digital — Content’s Stagwell Adjusted EBITDA for the year ended December 31, 2019 was $22.5 million compared to $3.6 million for the year ended December 31, 2018. The increase of $18.9 million, or 520.3%, is due to the increase in operating income of $5.7 million noted above, depreciation and amortization of $7.8 million related to acquisitions completed during the period, and acquisition-related expenses of $5.4 million.

Research — Technology: Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Research — Technology’s operating results, including revenue, operating income, net income, and Stagwell Adjusted EBITDA for the year ended December 31, 2019 compared to the year ended December 31, 2018 were as follows:

	Year Ended December 31,				Change
(US Dollars Reported in Thousands)	2019	% of Revenue	2018	% of Revenue	$	%
Revenue	$58,353		$56,187		2,166	3.9%
Operating Income	12,738	21.8%	12,185	21.7%	553	4.5%
Net Income	8,765	15.0%	7,290	13.0%	1,475	20.2%
Stagwell Adjusted EBITDA	14,553	24.9%	13,950	24.8%	603	4.3%

Research — Technology’s revenue for the year ended December 31, 2019 was $58.4 million compared to $56.2 million for the year ended December 31, 2018. The increase of $2.2 million, or 3.9%, was driven by emerging work with streaming services, gaming platforms, and technology companies.

Research — Technology’s operating income for the year ended December 31, 2019 was $12.7 million compared to $12.2 million for the year ended December 31, 2018. The increase of $0.5 million, or 4.5%, was primarily due to the revenue increase of $2.2 million noted above, which was partially offset by increases to operating expenses of $1.7 million to support the revenue growth.

Research — Technology’s Stagwell Adjusted EBITDA for the year ended December 31, 2019 was $14.6 million compared to $14.0 million for the year ended December 31, 2018. The increase of $0.6 million, or 4.3%, was driven by operating income growth of $0.5 million noted above.

Research — Corporate: Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Research — Corporate’s operating results, including revenue, operating income, net income, and Stagwell Adjusted EBITDA for the year ended December 31, 2019 compared to the year ended December 31, 2018 were as follows:

	Year Ended December 31,				Change
(US Dollars Reported in Thousands)	2019	% of Revenue	2018	% of Revenue	$	%
Revenue	$51,968		$52,388		(420)	(0.8)%
Operating Income	6,064	11.7%	5,136	9.8%	928	18.1%
Net Income	5,214	10.0%	4,175	8.0%	1,039	24.9%
Stagwell Adjusted EBITDA	8,739	16.8%	7,379	14.1%	1,360	18.4%

Research — Corporate’s revenue for the year ended December 31, 2019 was $52.0 million compared to $52.4 million for the year ended December 31, 2018. The decrease of $0.4 million, or 0.8%, was principally due to the net impact of new business wins offsetting client losses or reduced spend for the period.

Research — Corporate’s operating income for the year ended December 31, 2019 was $6.1 million compared to $5.1 million for the year ended December 31, 2018. The increase of $1.0 million, or 18.1%, was primarily due to reductions in operating expenses of $1.4 million partially offset by the revenue decline of $0.4 million noted above.

Research — Corporate’s Stagwell Adjusted EBITDA for the year ended December 31, 2019 was $8.7 million compared to $7.4 million for the year ended December 31, 2018. The increase of $1.3 million, or 18.4%, is due to the increase in operating income noted above, plus other restructuring costs totaling $0.3 million.

Communications, Public Affairs and Advocacy: Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Communications, Public Affairs and Advocacy’s operating results, including revenue, operating loss, net loss, and Stagwell Adjusted EBITDA for the year ended December 31, 2019 compared to the year ended December 31, 2018 were as follows:

	Year Ended December 31,				Change
(US Dollars Reported in Thousands)	2019	% of Revenue	2018	% of Revenue	$	%
Revenue	112,388		79,397		32,991	41.6%
Operating Income (Loss)	(1,395)	(1.2)%	(14,004)	(17.6)%	12,609	(90.0)%
Net Income (Loss)	(2,518)	(2.2)%	(15,250)	(19.2)%	12,732	(83.5)%
Stagwell Adjusted EBITDA	18,213	16.2%	20,540	25.9%	(2,327)	(11.3)%

Communications, Public Affairs and Advocacy’s revenue for the year ended December 31, 2019 was $112.4 million compared to $79.4 million for the year ended December 31, 2018. The increase of $33.0 million, or 41.6%, was primarily due to additional revenue from acquired businesses where we expanded corporate communications, public affairs, and digital fundraising offerings that totaled $46.4 million, which included organic revenue decline of $8.5 million. Existing brands reported organic revenue declines of $13.4 million as these Brands reported more revenue during the U.S. 2018 election cycle.

Communications, Public Affairs and Advocacy’s operating loss for the year ended December 31, 2019 was $1.4 million compared to $14.0 million for the year ended December 31, 2018. The $12.6 million improvement was primarily due to revenue growth of $33.0 million noted above, partially offset by an increase in operating expenses totaling $20.4 million. Acquired businesses operating expenses were $ 43.4 million, which included $29.2 million of third-party direct costs. These costs were partially offset by decreased operating expenses in our existing brands totaling $23.0 million, which included $5.1 million, in third-party direct costs. The remaining $24.1 million consisted of a decrease to deferred acquisition consideration expenses of $16.0 million and $8.1 million in several cost reduction initiatives.

Communications, Public Affairs and Advocacy’s Stagwell Adjusted EBITDA for the year ended December 31, 2019 was $18.2 million compared to $20.5 million for the year ended December 31, 2018. The decrease of $2.3 million, or 11.3%, is due to the improvement in operating loss of $12.6 million noted above, offset by deferred acquisition consideration expenses of $16.0 million.

All Other: Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

All Other’s operating results, including revenue, operating (loss) income, net (loss) income, and Stagwell Adjusted EBITDA for the year ended December 31, 2019 compared to the year ended December 31, 2018 were as follows:

	Year Ended December 31,				Change
(US Dollars Reported in Thousands)	2019	% of Revenue	2018	% of Revenue	$	%
Revenue	40,068		35,380		4,688	13.3%
Operating Income (Loss)	(3,113)	(7.8)%	2,685	7.6%	(5,798)	(215.9)%
Net Income (Loss)	(3,413)	(8.5)%	2,471	7.0%	(5,884)	(5,884)
Stagwell Adjusted EBITDA	88	0.2%	3,827	10.8%	(3,739)	(97.7)%

All Other’s revenue for the year ended December 31, 2019 was $40.1 million compared to $35.4 million for the year ended December 31, 2018. The increase of $4.7 million, or 13.3%, was primarily driven by additional revenue that expanded our online reputation and privacy offerings totaling $7.5 million, which included $3.1 million of organic revenue growth. Organic revenue declines from our existing brands was $2.8 million, which was related to delays in marketing spend for pharmaceutical candidates that did not enter the market.

All Other’s operating loss for the year ended December 31, 2019 was $3.1 million compared to operating income of $2.7 million for the year ended December 31, 2018. The decrease of $5.8 million was due to the increase in operating expenses of $10.5 million primarily relating to advertising and marketing cost and staff cost, partially offset by the revenue increase of $4.7 million noted above.

All Other’s Stagwell Adjusted EBITDA for the year ended December 31, 2019 was $0.1 million compared to $3.8 million for the year ended December 31, 2018. The decrease of $3.7 million, or 97.7%, is due to the decrease in operating income of $5.8 million noted above, and acquisition-related expenses of $2.6 million partially offset by an addback for deferred acquisition consideration expenses of $4.2 million.

Corporate: Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

The Corporate operating loss was $3.1 million and $6.4 million for the year ended December 31, 2019 and December 31, 2018, respectively.

Liquidity and Capital Resources:

Liquidity

The following table provides summary information about the Company’s liquidity position:

	Six Months Ended June 30,
(US Dollars Reported in Thousands)	2021	2020
Cash, cash equivalents and restricted cash	73,450	79,492
Working capital surplus	28,934	23,857
Cash provided by operating activities	39,218	46,813
Cash used in investing activities	(7,288)	(7,908)
Cash (used in) provided by financing activities	(52,710)	(23,653)
Ratio of long-term debt to members equity	0.53	0.72

We expect to maintain sufficient cash and/or available borrowings to fund operations for the next twelve months. Historically, we have been able to maintain and expand our business using cash generated from operating activities and funds available under the revolving credit facility that is part of our New JPM Syndicated Facility.

On November 13, 2020, the Company, JPM as administrative agent, and a group of lenders entered into the JPM Credit Agreement that provided us with a Delayed Draw Term Loan A in an aggregate principal amount of $90.0 million (“DD Term Loan A”). Proceeds of the borrowing under the DD Term Loan A will be used to partially fund a distribution prior to the closing of the transaction with MDC. For additional detail see “—Total Debt” below.

As of June 30, 2021, the borrowing capacity under our revolving credit facility was $325.0 million, with $187.7 million drawn, $7.1 million of undrawn letters of credit and $130.2 million unfunded. We expect that any additional drawings from our revolving credit facility would fund future acquisitions and/or working capital requirements and general corporate purposes, in each case pursuant to the terms.

Obligations extending beyond the next twelve months primarily consist of contingent compensation payments, capital expenditures, scheduled lease obligation payments, and interest payments on borrowings. Based on the current outlook, we believe our current cash balance plus future cash flows from operations and unfunded commitments from our revolving credit facility will be sufficient to meet our anticipated cash needs for the next twelve months. Our ability to make scheduled deferred acquisition payments, principal, and interest payments, to refinance indebtedness or to fund planned capital expenditures will depend on future performance, which is subject to general economic conditions, the competitive environment, and other factors.

Working Capital

As of June 30, 2021, the Company had a working capital surplus of $28.9 million, compared to a surplus of $28.7 million on December 31, 2020. The Company’s working capital is impacted by seasonality in media buying, amounts spent by clients, and timing of amounts received from clients and subsequently paid to suppliers. Media buying is impacted by the timing of certain events, such as major sporting competitions and national holidays, and there can be a quarter-to-quarter lag between the time amounts received from clients for the media buying are subsequently paid to suppliers. The Company intends to maintain sufficient cash or availability of funds under the Combined Credit Agreement at any time to adequately fund working capital should there be a need to do so from time to time.

Cash Flows

Operating Activities

Cash flows provided by operating activities for the six months ended June 30, 2021 was $39.2 million, primarily driven by cash flows from earnings with growth in digital transformation and research offerings, partially offset by changes in working capital due to the seasonality of political campaigns.

Cash flows provided by operating activities for the six months ended June 30, 2020 was $46.8 million, primarily driven by cash flows from earnings, partially offset by changes in working capital.

Investing Activities

During the six months ended June 30, 2021, cash flows used in investing activities was $7.3 million of capital expenditures.

During the six months ended June 30, 2020, cash flows used in investing activities was $7.9 million, which primarily consisted of $5.3 million of capital expenditures, $1.9 million of acquisitions of intangible assets and $0.7 million in business combination payments.

Financing Activities

During the six months ended June 30, 2021, cash flows used in financing activities was $52.7 million, primarily driven by $37.2 million in distribution payments, of which $11.0 million of distributions were to holders of noncontrolling interest, and $15.5 million in net payments of third-party debt.

During the six months ended June 30, 2020, cash flows used in financing activities was $23.7 million, primarily driven by $93.9 million in distribution payments, partially offset by net draws on our New JPM Syndicated Facility of $70.5 million.

Total Debt

On November 13, 2020, we amended our New JPM Syndicated Facility in contemplation of the proposed transaction with MDC, where we amended the following terms, which are also applicable to our DD Term Loan A, as described below: (i) the definition of Adjusted LIBOR is the mathematical calculation of LIBOR for a period equal to 1 month, 3 month or 6 months, multiplied by a fraction of the federal funds effective rate, (ii) the definition Alternate Base Rate (“ABR”) is the greatest of (a) the prime rate of interest announced from time to time by the Wall Street Journal, (b) the federal funds effective rate plus half of 0.5% and (c) Adjusted LIBOR for a one-month period plus 1.0%, and in the event (a), (b) or (c) result in an interest rate of less than 1.5%, the interest rate for the period is set to 1.5%, and (iii) the maturity date of our revolving facility is November 18, 2024, subject to the refinancing or termination of debt facilities held by MDC ninety-one days prior to their respective maturity dates.

On November 13, 2020, the Company, JPM as administrative agent, and a group of lenders entered into the JPM Credit Agreement that provided the Company with the DD Term Loan A in an aggregate principal amount of $90.0 million. The DD Term Loan A will mature on November 13, 2023, provided that if the MDC Proposed Transaction is not consummated within thirty days of the draw of the DD Term Loan A, the maturity date will be thirty-one days after the draw. Proceeds of the borrowing under the DD Term Loan A will be used to partially fund a distribution by the Company prior to the closing of the Proposed MDC Transaction. The Company may elect that borrowings in respect of the DD Term Loan A bear interest at an annual rate equal to either ABR or Adjusted LIBOR, as defined in the JPM Credit Agreement, plus a margin of 2% or 3%, respectively. The DD Term Loan A is payable in quarterly installments of principal and interest. Interest is calculated on the first Business Day after a draw on the DD Term Loan A, with principal payments due at a rate of 0.625% per quarter until November 13, 2021, at a rate of 1.25% thereafter, with the remaining balance due upon maturity. As of December 31, 2020, the Company had not made any draws on its DD Term Loan A.

Debt, inclusive of amounts drawn under the credit facility, net of debt issuance costs, as of June 30, 2021 was $184.8 million as compared to $199.0 million as of December 31, 2020. The decrease of $14.2 million in debt was primarily as a result of net payments on our New JPM Syndicated Facility, and amortization of debt issuance costs.

A portion of the new revolver in an amount not to exceed $10 million is available for the issuance of standby letters of credit, of which $7.1 million are outstanding as of June 30, 2021.

See Note 11 of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere in this offering circular for information regarding the Company’s five-year revolving credit facility of $325.0 million with the right to be increased by an additional $90.0 million to $415.0 million provided additional commitments are obtained.

The Company is in compliance with all of the terms and conditions of the New JPM Syndicated Facility, and management believes, based on its current financial projections, that the Company will continue to be in compliance with its covenants over the next twelve months.

If the Company loses all or a substantial portion of its lines of credit under the New JPM Syndicated Facility, or if the Company uses the maximum available amount under the New JPM Syndicated Facility, it will be required to seek other sources of liquidity. If the Company were unable to find these sources of liquidity, for example through access to the capital markets or asset sales, the Company’s ability to fund its working capital needs and any contingent obligations with respect to acquisitions and redeemable noncontrolling interests would be adversely affected.

Pursuant to the New JPM Syndicated Facility, the Company must meet certain financial and nonfinancial covenants on an ongoing basis. The financial covenant requires us to not exceed a total leverage ratio as set forth in the table below. The nonfinancial covenants include providing audited financial statements to the bank within 120 days from year-end. For the period ended June 30, 2021 and December 31, 2020, the Company’s calculation of each of these covenants, and the specific requirements under the JPM Credit Agreement, respectively, were calculated based on the trailing twelve months as follows:

	June 30, 2021	December 31, 2020
Total Leverage Ratio	1.09	1.30
Maximum per covenant	4.25	4.25
Minimum per covenant	1.00	1.00

These ratios and measures are not based on generally accepted accounting principles and are not presented as alternative measures of operating performance or liquidity. Some of these ratios and measures include, among other things, pro forma adjustments for acquisitions, one-time charges, and other items, as defined in the Credit Agreement. They are presented here to demonstrate compliance with the covenants in the Credit Agreement, as non-compliance with such covenants could have a material adverse effect on the Company.

Contractual Obligations and Other Commercial Commitments

The following table provides a payment schedule of present and future obligations. Management anticipates that the obligations outstanding at June 30, 2021 will be repaid with new financing, equity offerings, asset sales and/or cash flow from operations:

Contractual Obligations (Amounts reported in thousands)	Total	From July 1, 2021 to December 31, 2021	1 - 3 years	3 - 5 years	More than 5 years
Operating lease liabilities (1)	76,860	11,635	47,295	10,149	7,781
JPM Syndicated Revolver - Principal (2)	187,698	-	187,698	-	-
JPM Syndicated Revolver - Variable Interest (2)	20,206	2,994	17,212	-	-
Unutilized borrowing fees on JPM Syndicated Revolver and DD Term Loan A	1,988	336	1,652	-	-
Deferred acquisition consideration (3)	16,283	8,767	7,516	-	-
Other liabilities (4)	11,670	4,800	6,870	-	-
Guarantees (5)	42,870	6,040	36,830	-	-
Total	357,575	34,572	305,073	10,149	7,781

(1) Operating lease liabilities payments exclude the effect of discounting of $8.1 million which is reflected in the operating lease liabilities present value of $68.7 million as presented on the Company’s Condensed Balance Sheet as of June 30, 2021.

(2) Reflects the projected interest rate obligations for the variable rate payments based on an applicable interest rate of 3.14%, on the outstanding debt of $187.7 million on the Company’s New JPM Syndicated Revolver as presented on the Company’s Unaudited Condensed Consolidated Balance Sheet as of June 30, 2021 included elsewhere in this offering circular, and on the basis that the debt will remain consistent and outstanding through the maturity date of November 18, 2024.

(3) Deferred acquisition consideration payments reflect the Company’s obligations as of June 30, 2021.

(4) Other liabilities primarily represent the Company’s obligations related to the deferral of payroll taxes allowable under the CARES Act.

(5) Commitments reflect multi-year commitments to vendors.

Other-Balance Sheet Commitments

Deferred Acquisition Consideration

Certain of our acquisitions include an initial payment at closing and provide for future additional contingent payments. These payments are typically contingent upon the acquired businesses reaching certain profit and/or growth targets. In instances where such contingent payments require sellers’ continuous employment with the Company after the transaction, they are recorded as compensation expense in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income. The related liability is measured using management’s best estimate of such future payments and is recorded as deferred acquisition consideration liability in the Unaudited Condensed Consolidated Balance Sheets. At each reporting date, we model each business’ future performance, including revenue growth and free cash flows, to estimate the value of each contingent compensation liability. Subsequent changes to the liability are recorded in results of operations. When contingent payment arrangements do not require continuous employment, they are initially recorded as purchase consideration at fair value and are subsequently remeasured at fair value at each reporting date with any changes recorded in results of operations. See Note 2 and 10 of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere in this offering circular for additional information regarding contingent compensation liability.

Redeemable Noncontrolling Interest

The Company’s redeemable noncontrolling interests relate to its shareholding in Volanti Media (Holdings) Ltd (“INK”), through its consolidated subsidiary, Travel Content Ltd. (“TCL”), in Code and Theory, LLC (“Code and Theory”), through its consolidated subsidiary, Stagwell Performance Marketing & Digital Transformation, LLC (“Stagwell Digital”), and Emerald Research Group, LLC (“Emerald”) through its consolidated subsidiary, Harris Insights and Analytics, LLC (“Harris Insights and Analytics”). We enter into contractual arrangements under which noncontrolling shareholders may require us to purchase such noncontrolling shareholders’ incremental ownership interests under certain circumstances. The redemption date value under these contractual arrangements is not a fixed amount, but rather is dependent upon various valuation formulas, such as the average earnings of the relevant subsidiary through the date of exercise or the growth rate of the earnings of the relevant subsidiary during that period. These contractual arrangements are contingently redeemable, and each is presented in redeemable noncontrolling interest in the Unaudited Condensed Consolidated Balance Sheets at its acquisition date fair value, plus net income or loss attributable to the redeemable noncontrolling interest in accordance with ASC 810, Consolidation, which is based on the noncontrolling interests’ ownership percentage in the subsidiary. The options are only adjusted to their redemption date value at such point in time that the options are deemed to be currently redeemable by the Company, and if determined to be greater than the cumulative net income allocated to the noncontrolling interests in accordance with ASC 810, Consolidation. See Note 12 of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere in this offering circular for further information.

Critical Accounting Policies and Estimates

Our Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with GAAP. Preparation of the Unaudited Condensed Consolidated Financial Statements and related disclosures requires us to make judgments, assumptions and estimates that affect the amounts reported and disclosed in the accompanying financial statements and footnotes. Our significant accounting policies are discussed in Note 2 of the Unaudited Condensed Consolidated Financial Statements included elsewhere in this offering circular. Our critical accounting policies are those that are considered by management to require significant judgment and use of estimates and that could have a significant impact on our financial statements. An understanding of our critical accounting policies is necessary to analyze our financial results.

Our critical accounting policies include our accounting for allocation of fair value of purchase consideration, deferred acquisition consideration, goodwill and intangible assets, and revenue recognition. The financial statements are evaluated on an ongoing basis and estimates are based on historical experience and other assumptions that we believe are reasonable under the circumstances. These estimates require the use of assumptions about future performance, which are uncertain at the time of estimation. To the extent actual results differ from the assumptions used, the Company’s financial position, results of operations and cash flows could be materially impacted.

Business Combinations. We account for our business combinations using the acquisition accounting method, which requires us to assign the purchase price paid to acquire assets or stock of a business to the identifiable net assets acquired and any noncontrolling interest based on their estimated fair values at the acquisition date.

For each acquisition, the Company undertakes a detailed review to identify other intangible assets and a valuation is performed for all such identified assets. The Company uses several market participant measurements to determine the estimated acquisition date fair value. This approach includes consideration of similar and recent transactions, information obtained during our pre-acquisition due diligence, as well as utilizing discounted expected cash flow methodologies. A substantial portion of the intangible assets value that the Company acquires is the specialized know-how of the workforce, which is treated as part of goodwill and is not required to be valued separately. The majority of the value of the identifiable intangible assets acquired is derived from customer relationships, including the related customer contracts, as well as tradenames and trademarks.

Acquisition-related costs, including advisory, legal, accounting, valuation and other costs are expensed as incurred.

Deferred acquisition consideration. Certain acquisitions include an initial payment at closing and provide for future additional contingent payments. These payments are typically contingent upon the acquired businesses reaching certain profit and/or growth targets. In instances where such contingent payments require sellers’ continuous employment with the Company after the transaction, they are recorded as compensation expense in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income. The related liability is measured using management’s best estimate of such future payments and is recorded as deferred acquisition consideration liability in the Unaudited Condensed Consolidated Balance Sheets. At each reporting date, we model each business’ future performance, including revenue growth and free cash flows, to estimate the value of each contingent compensation liability. Subsequent changes to the liability are recorded in results of operations. When contingent payment arrangements do not require continuous employment, they are initially recorded as purchase consideration at fair value and are subsequently remeasured at fair value at each reporting date with any changes recorded in office and general expenses in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income.

Goodwill. Goodwill is the result of the excess of the consideration transferred over the fair value of tangible net assets and identifiable intangible assets of businesses acquired.

Goodwill is tested annually for impairment, as of October 1, and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable. The Company has the option to perform a qualitative assessment to determine if an impairment is “more likely than not” to have occurred. If the Company can support the conclusion that the fair value of a reporting unit is greater than its carrying amount under the qualitative assessment, the Company would not need to perform the quantitative impairment test for that reporting unit. If the Company cannot support such a conclusion or the Company does not elect to perform the qualitative assessment, then the Company must perform the quantitative impairment test. The Company performs a one-step quantitative test and records the amount of goodwill impairment, if any, as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit.

We determine the fair value of reporting units primarily using a weighted average approach of discounted cash flow analysis, which often includes the use of significant judgments and estimates, and the Guideline Public Company method. The significant estimates and assumptions include: a) the amount and timing of future cash flows, b) working capital requirements, c) estimation of a long-term growth rate, and d) the determination of an appropriate discount rate. The discount rate utilized in the analysis was based on the reporting unit’s weighted average cost of capital (“WACC”), which takes into account the weighting of each component of capital structure and represents the expected cost of new capital, adjusted as appropriate to consider the risk inherent in future cash flows of the reporting unit. Changes in these estimates and assumptions could materially affect the determination of fair value and/or conclusions on goodwill impairment.

Based on the goodwill impairment analysis performed by the Company, no impairment loss was recorded for the years ended December 31, 2020 and 2019.

The Company did not identify triggering events that would require it to perform an interim goodwill impairment analysis for the six months ended June 30, 2021, and accordingly no impairment loss was recorded.

See Notes to the Stagwell Unaudited Condensed Consolidated Financial Statements included elsewhere in this offering circular for additional information.

Intangible Assets. Intangible assets, which are subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. These events or circumstances include a significant adverse change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. In performing this assessment, we consider operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. We calculate the fair value of an asset using discounted future cash flows where observable fair values are not readily determinable. The discount rate applied to these cash flows is based on our WACC, risk adjusted where appropriate, or an alternate discount rate as we deem appropriate. As of June 30, 2021, no impairment was recognized on the Company’s intangible assets.

See Notes to the Stagwell Unaudited Condensed Consolidated Financial Statements included elsewhere in this offering circular for additional information.

Revenue Recognition. The Company’s revenue recognition policies are established in accordance with the Revenue Recognition topics of ASC 606, and accordingly, we recognize revenue when we determine our customer obtains control of promised services, in an amount that reflects the consideration which we expect to receive in exchange for those services. The Company’s revenue recognition policies involve critical judgments around defining performance obligations and measuring progress of the performance obligations. See Notes to the Stagwell Unaudited Condensed Consolidated Financial Statements included elsewhere in this offering circular for additional information.

New Accounting Pronouncements

Information regarding new accounting pronouncements can be found in Note 2 of the Notes to the Stagwell Unaudited Condensed Consolidated Financial Statements included elsewhere in this offering circular.

Material Weaknesses in Internal Control Over Financial Reporting

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. As a privately-held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of public companies required by Section 404(a) of the Sarbanes-Oxley Act.

In connection with the preparation of our Consolidated Financial Statements as of December 31, 2020, 2019, and 2018, and for the years then ended, however, we identified material weaknesses in our internal controls over financial reporting, including not designing or maintaining an effective control environment that meets the Company’s accounting and reporting requirements. Specifically, the Company did not maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training commensurate with its accounting and reporting requirements. This material weakness contributed to the following additional material weaknesses:

•	The Company did not establish effective controls in response to the risks of material misstatement, including designing and maintaining formal accounting policies, procedures, and controls over journal entries, significant accounts and disclosures, in order to achieve complete and accurate financial accounting, reporting and disclosures;

•	The Company did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements. Specifically, the Company did not design and maintain: (i) program change management controls for the financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) appropriate user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs and data to appropriate Company personnel; (iii) computer operations controls to ensure critical data interfaces between systems are appropriately identified and monitored, and data backups are authorized and restorations monitored; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements; and

•	The Company has not established a sufficient risk assessment process to identify risks of material misstatement due to fraud and/or error and implement controls against such risks.

We are evaluating the weaknesses and intend to evaluate what remedial actions are necessary to strengthen our internal controls over financial reporting (“ICFR”) systems. Among other actions, we are evaluating (1) whether to hire outside consultants to determine whether we have sufficient depth and experience to design, implement and monitor the appropriate level of control procedures, (2) whether to add personnel with additional accounting expertise to the finance department, and (3) whether to upgrade existing or add new technological tools to strengthen our financial management and reporting infrastructure.